Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-273728

PROSPECTUS

GOODNESS GROWTH HOLDINGS, INC.

15,000,000 Subordinate Voting Shares

Up to 80,670,773 Subordinate Voting Shares Underlying Notes

Up to 6,250,000 Subordinate Voting Shares Underlying Warrants

This prospectus relates to the resale by the selling security holders named in this prospectus (the “Selling Shareholders”) of up to an aggregate of 101,920,773 of our subordinate voting shares (“subordinate voting shares”), which consist of: (i)  up to 15,000,000 subordinate voting shares issued in a private offering to certain Selling Shareholders in connection with a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of March 31, 2023 (the “Fifth Amendment”); (ii) up to 80,670,773 subordinate voting shares that are issuable from time to time to certain Selling Shareholders upon conversion of, and payment of interest on, convertible notes issued in a private offering pursuant to a Sixth Amendment to the Credit Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of April 28, 2023 (the “Sixth Amendment”); and (iii) up to 6,250,000 subordinate voting shares that are issuable from time to time to certain of the Selling Shareholders upon the exercise of warrants to purchase our subordinate voting shares that were issued in a private offering to Selling Shareholders in connection with the Sixth Amendment (the “Warrants”).

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Shareholders will issue, offer or sell, as applicable, any of the securities hereby registered. The Selling Shareholders may offer, sell, or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of our subordinate voting shares by the Selling Shareholders pursuant to this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their resale of the subordinate voting shares. See “Plan of Distribution” beginning on page 111 of this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our subordinate voting shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “GDNS” and on the OTCQX under the symbol “GDNSF.” On August 3, 2023, the closing sale price of our subordinate voting shares as reported on the CSE was C$0.175 and the closing sale price of our subordinate voting shares on the OTCQX was $0.139.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Our business and investing in our securities involve a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission using the “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon the exercise for cash of the Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Shareholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise indicated, all references to “$” or “US$” in this registration statement/prospectus refer to U.S. dollars, and all references to “C$” refer to Canadian dollars.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Unless the context provides otherwise, references herein to “we,” “us,” “our,” “Company” or “Goodness Growth” refer to Goodness Growth Holdings, Inc. together with our wholly owned subsidiaries. References to “Darien Business Development Corp.” or “Darien” refer to the Company prior to completion of the RTO (as hereinafter defined).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement/prospectus includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “expect,” “plan,” “expected,” “scheduled,” “estimates,” “estimated,” “forecasts,” “continue,” “continued,” “anticipate,” “will,” “expectations,” “cannot,” “could,” “believe,” “focused,” “intention,” “strategic,” “future,” “approach,” “strategy,” “efforts,” “potential,” “potentially,” “possible,” “may,” “intend,” “intended,” “intent,” “should,” “might,” “would,” “achieve,” “allowed to,” “over time,” “likely,” “remain,” “opportunities,” “seeking,” or, in each case, their negative, plural or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this registration statement/prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, our ability to continue as a going concern, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include those listed under “Risk Factors” in this prospectus and in Part I, Item 1A. of the Company’s most recent Annual Report on Form 10-K, as amended, and the following:

●	our ability to obtain and maintain regulatory approval of our existing products and any other products we may develop, and any related restrictions, limitations or warnings in the label of an approved product;
●	the rate and degree of market acceptance and future sales of our products;
●	the effect of competing technological and market developments;
●	the cost and delays in product development that may result from changes in regulatory oversight applicable to our products;
●	market disruptions, including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, adverse developments affecting the financial services industry, political and social crises, war and other military conflicts (such as the war in Ukraine) or other major events, or the prospect of these events (including their impact on consumer spending, and inflation);
●	our ability to demonstrate safety and effectiveness of our products;
●	our ability to successfully complete acquisitions;
●	our ability to integrate acquired companies and operations for new products;
●	the impact of any system failure, cybersecurity, or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information that we or our third-party vendors may experience;
●	our ability to obtain additional capital, on acceptable terms or at all, required to implement our business plan;
●	our ability to obtain funding for our operations, including funding necessary to complete further development and commercialization of our products;
●	our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates and the duration of such protection;
●	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;
●	our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of third parties;

●	assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches;
●	our research and development plans;
●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	our ability to operate as a going concern;
●	our ability to attract and retain key scientific or management personnel;
●	evolving government regulation in the United States, and unfavorable changes or lack of commercial legalization could impact our ability to carry on our business as currently conducted and the potential expansion of our business;
●	our cultivation, manufacturing, production and processing facilities are integral to our business and adverse changes or developments affecting such facilities may have an adverse impact on our business and results of operations;
●	trends in the cannabis industry and our market size, including with respect to the potential total addressable market in the industry;
●	our ability to comply with the terms of our senior secured credit facility, including the restrictive provisions limiting our flexibility in operating our business and obtaining additional credit on commercially reasonable terms
●	the results of our lawsuit filed in the Supreme Court of British Columbia against Verano Holdings Inc. arising out of their repudiation of the Arrangement Agreement; and
●	our ability to maintain proper and effective internal controls and procedures.

The forward-looking statements contained in this registration statement/prospectus are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond the Company’s control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Moreover, the occurrence of the events described in the “Risk Factors” section and elsewhere in this registration statement/prospectus may adversely affect the Company. The Company will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS SUMMARY

Investing in our securities involves risks. You should carefully consider the risks described in the section entitled “Risk Factors” beginning on page 13 before deciding to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of the risks we face:

Going Concern Risk

•

We have a history of operating losses and our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to its ability to continue as a going concern in their audit report for the year ended December 31, 2022.

Risks Related to the Regulatory System and Business Environment for Cannabis

•	Marijuana remains illegal under U.S. federal law, and enforcement of U.S. cannabis laws could change.
•	There is a substantial risk of regulatory or political change.
•	We may be subject to action by the U.S. federal government through various government agencies for participation in the cannabis industry.
•	U.S. state and local regulation of cannabis is uncertain and changing.
•	State regulatory agencies may require us to post bonds or significant fees.
•

We may be subject to heightened scrutiny by United States and Canadian authorities, which could ultimately lead to the market for Subordinate Voting Shares becoming highly illiquid and our shareholders having no ability to effect trades in Subordinate Voting Shares in Canada.

•	We are involved in litigation with Verano, the outcome of which is uncertain.
•	We may face state limitations on ownership of cannabis licenses.
•	We may become subject to FDA or ATF regulation.
•

Cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services. Recent events in the banking industry may further restrict our ability to access financial services.

•	We operate in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.
•	Because marijuana is illegal under U.S. federal law, we may be unable to access to U.S. bankruptcy protections in the event of our bankruptcy or a bankruptcy in an entity in which we invest.
•	Because our contracts involve marijuana and related activities, which are not legal under U.S. federal law, we may face difficulties in enforcing our contracts.
•	We may not be able to secure our payment and other contractual rights with liens on the inventory or licenses of our clients and contracting parties under applicable state laws.
•	Because marijuana is illegal under U.S. federal law, marijuana businesses may be subject to civil asset forfeiture.
•	We may be subject to constraints on and differences in marketing our products under varying state laws.
•	The results of future clinical research may be unfavorable to cannabis, which may have a material, adverse effect on the demand for our products.
•	Inconsistent public opinion and perception of the medical and adult-use cannabis industry hinders market growth and state adoption.
•	Investors in the Company who are not U.S. citizens may be denied entry into the United States.
•

If our operations are found to be in violation of applicable money laundering legislation and our revenues are viewed as proceeds of crime, we may be unable to effect distributions or repatriate funds to Canada.

Risks Related to our Business and Operations

•

We incurred net losses in the first quarter of fiscal year 2023 and for the fiscal years ended 2022 and 2021 with net cash used in operating activities and cannot provide assurance as to when or if we will become profitable and generate cash in our operating activities.

•	We anticipate requiring additional financing to operate our business and we may face difficulties acquiring additional financing on terms acceptable to us or at all.
•	We are a holding company, and our earnings are dependent on the earnings and distributions of our subsidiaries.
•	Our subsidiaries may not be able to obtain necessary permits and authorizations.
•

Disparate state-by-state regulatory landscapes and the constraints related to holding cannabis licenses in various states results in operational and legal structures for realizing the benefit from cannabis licenses that could result in materially detrimental consequences to us.

•	The success of our business depends, in part, on our ability to successfully integrate acquired businesses and to retain key employees of acquired businesses.
•	Our senior secured credit facility contains covenant restrictions that may limit our ability to operate our business.
•	Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
•

The nature of the medical and adult-use cannabis industry may result in unconventional due diligence processes and acquisition terms that could have unknown and materially detrimental consequences to us.

•	Our assets may be purchased with limited representations and warranties from the sellers of those assets.
•	Lending by us to third parties may be unsecured, subordinate in interest or backed by unrealizable license assets.
•

Competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and adult-use cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could materially, adversely affect our operating results and financial condition.

•	We face security risks related to our physical facilities and cash transfers.
•	We face exposure to fraudulent or illegal activity by employees, contractors, consultants, and agents, which may subject us to investigations and actions.
•

We face risks related to the novelty of the cannabis industry, and the resulting lack of information regarding comparable companies, unanticipated expenses, difficulties and delays, and the offering of new products and services in an untested market.

•	We are dependent on the popularity and acceptance of our brand portfolio.
•	Our business is subject to the risks inherent in agricultural operations.
•

We may encounter increasingly strict environmental regulation in connection with our operations and the associated permitting, which may increase the expenses for cannabis production or subject us to enforcement actions by regulatory authorities.

•	We may face potential enforcement actions if we fail to comply with applicable laws.
•	We face risks related to our information technology systems, including potential cyber-attacks and security and privacy breaches.
•	We may be required to disclose personal information to government or regulatory entities.
•	We face risks related to our insurance coverage and uninsurable risks.

•	Our reputation and ability to do business may be negatively impacted by our suppliers’ inability to produce and ship products.
•	We are dependent on key inputs, suppliers and skilled labor for the cultivation, extraction, and production of cannabis products.
•

Our cannabis growing operations consume considerable energy, which makes us vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may adversely affect our business and our ability operate profitably.

•	Our inability to attract and retain key personnel could materially, adversely affect our business.
•	Our sales are difficult to forecast due to limited and unreliable market data.
•	We may be subject to growth-related risks.
•	We are currently involved in litigation, and there may be additional litigation in which we will be involved in the future.
•	We face an inherent risk of product liability claims as a manufacturer, processor and producer of products that are intended to be ingested by people.
•	Our intellectual property may be difficult to protect.
•	We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could subject us to significant liabilities and other costs.
•	Our products may be subject to product recalls, which may result in expense, legal proceedings, regulatory action, loss of sales and reputation, and diversion of management attention.
•	We may face unfavorable publicity or consumer perception of the safety, efficacy, and quality of our cannabis products as a result of research, investigations, litigation, and publicity.
•	We face intense competition in a new and rapidly growing industry by other licensed companies with more experience and financial resources than we have and by unlicensed, unregulated participants.
•	There are risks associated with consolidation of the industry by well-capitalized entrants developing large-scale operations.
•	Synthetic products from the pharmaceutical industry may compete with cannabis use and products.
•

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

•

The elimination of monetary liability against our directors, officers, and employees under British Columbia law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

•	There is doubt as to the ability of our shareholders to enforce judgments in Canada or under Canadian law against U.S. subsidiaries, assets, and experts.
•	Our past performance may not be indicative of our future results.
•	Our business, financial condition, results of operations, and cash flow may be negatively impacted by challenging global economic conditions.
•	Diseases and epidemics (such as COVID-19) may adversely impact our business.

Risks Related to Our Securities

•	A return on our securities is not guaranteed.
•	Our capital structure and voting control may cause unpredictability.
•	Additional issuances of Subordinate Voting Shares, or securities convertible into Subordinate Voting Shares, may result in dilution.
•	Sales of substantial numbers of Subordinate Voting Shares may have an adverse effect on their market price.
•	The market price for the Subordinate Voting Shares may continue to be volatile.
•	A further decline in the price or trading volume of the Subordinate Voting Shares could affect our ability to raise further capital and adversely impact our ability to continue operations.
•

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate, or unfavorable research about us, our business or our market, our share price and trading volume could decline.

•	An investor may face liquidity risks with an investment in our Subordinate Voting Shares.
•	We are subject to increased costs as a result of being a public company in Canada and the United States.
•

We do not intend to pay dividends on our Subordinate Voting Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of our Subordinate Voting Shares.

•

We are an “emerging growth company” as defined in the JOBS Act and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, the Subordinate Voting Shares may be less attractive to investors.

•

Our shareholders are subject to extensive governmental regulation and, if a shareholder is found unsuitable by one of our licensing authorities, that shareholder would not be able to beneficially own our securities. Our shareholders may also be required to provide information that is requested by licensing authorities and we have the right, under certain circumstances, to redeem a shareholder’s securities; we may be forced to use our cash or incur debt to fund such redemption of our securities.

Certain Tax Risks

•	As a cannabis business, we are subject to unfavorable tax treatment under the Internal Revenue Code.
•	We are subject to Canadian and United States tax on our worldwide income.
•	Dispositions of Subordinate Voting Shares are subject to Canadian and/or United States tax.
•	Although we do not intend to pay dividends on our Subordinate Voting Shares, any such dividends would be subject to Canadian and/or United States withholding tax.
•	Taxation of Non-U.S. Holders upon a disposition of Subordinate Voting Shares depends on whether we are classified as a United States real property holding corporation.
•	Changes in tax laws may affect the Company and holders of Subordinate Voting Shares.
•	ERISA imposes additional obligations on certain investors.

PROSPECTUS SUMMARY

The following summary highlights selected information included in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider or that may be important to you in making an investment decision. You should carefully read the entire prospectus before making an investment in our subordinate voting shares. You should carefully read this entire prospectus, including the information under, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

The Company

Background

Goodness Growth Holdings, Inc. is a reporting issuer in Canada, with its securities listed for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “GDNS” and on the OTCQX under the symbol “GDNSF”. Goodness Growth is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. The Company is evolving with the industry and is in the midst of a transformation to being significantly more customer-centric across its operations, which include cultivation, manufacturing, wholesale and retail business lines. With our core operations strategically located in four limited-license medical and adult-use markets, Goodness Growth cultivates and manufactures cannabis products in environmentally friendly greenhouses and other facilities and distributes these products through our growing network of Green Goods™ and other Goodness Growth branded retail dispensaries, as well as third-party dispensaries in the markets in which our subsidiaries hold operating licenses.

Arrangement Agreement

On January 31, 2022, the Company entered into an Arrangement Agreement (the “Arrangement Agreement”) with Verano Holdings Inc. (“Verano”), pursuant to which Verano was to acquire all of the issued and outstanding subordinate voting shares of Goodness Growth pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Goodness Growth’s subordinate voting shares (“Subordinate Voting Shares”) were to receive 0.22652 of a subordinate voting share of Verano (each a “Verano Subordinate Voting Share”), subject to adjustment as described below (the “Exchange Ratio”), for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each multiple voting share (“Multiple Voting Shares”) and super voting share (“Super Voting Share,” and together with the Multiple Voting Shares and Subordinate Voting Shares, the “Shares”) held, immediately prior to the effective time of the Arrangement (the “Effective Time”). At the Effective Time, in accordance with the terms of Goodness Growth’s 2019 Company Equity Incentive Plan, the terms of each Goodness Growth option and restricted stock unit (“RSU”) were to be adjusted to entitle the holder to receive, upon exercise, in substitution for the number of Goodness Growth subordinate voting shares subject to such option or RSU, that number of Verano Subordinate Voting Shares based on the Exchange Ratio. In accordance with the terms of Goodness Growth’s outstanding warrants, the terms of each Goodness Growth warrant were to be adjusted to entitle the holder to receive, upon exercise, in substitution for the number of Goodness Growth subordinate voting shares subject to such warrant, that number of Verano Subordinate Voting Shares based on the Exchange Ratio.

On October 13, 2022, Goodness Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of the $14,875,000 termination fee and its transaction expenses. Goodness Growth denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under U.S. and Canadian laws, in all material respects at all times. Goodness Growth believes that Verano has no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement.

On October 21, 2022, Goodness Growth commenced an action in the Supreme Court of British Columbia against Verano arising out of Verano’s repudiation of the Arrangement Agreement, which Goodness Growth believes was wrongful. Goodness Growth is seeking damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance. On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible for Goodness Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

Credit Facility

On March 25, 2021, we entered into a credit agreement for a senior secured delayed draw term loan with an aggregate principal amount of up to $46,000,000, as subsequently amended (the “Credit Facility”), and executed a draw of $26,000,000 in principal. The unpaid principal amounts outstanding under the Credit Facility bear interest at a rate of (a) the U.S. prime rate plus 10.375% per annum payable monthly in cash, and (b) 2.75% per annum paid in kind interest payable monthly. The Company has the potential to extend the maturity date on the loans advanced on March 25, 2021, up to January 31, 2026, with the satisfaction of certain financial performance-related conditions, as provided in the Fifth Amendment.

On March 25, 2021, in connection with closing the Credit Facility, Goodness Growth issued in private offerings (a) five-year warrants to the agent and each lender to purchase an aggregate of 2,803,984 Subordinate Voting Shares at an exercise price of C$3.50 per Subordinate Voting Share, and (b) a five-year warrant to the broker to purchase 233,665 Subordinate Voting Shares at an exercise price of C$3.50 per Subordinate Voting Share. Each warrant provides customary anti-dilution provisions. The fair value of these warrants at the time of issuance was $5,395,759 which is treated as a deferred financing cost.

On November 18, 2021, the Company and lenders amended the Credit Facility to provide for an additional loan of $4,200,000 with a cash interest rate of 15% per annum and PIK interest of 2% per annum and no warrants were issued in connection with this loan. Cash received net of $156,900 in financing costs was $4,043,100. Obligations under the Credit Facility are secured by substantially all the assets of the Company.

On January 31, 2022, Goodness Growth and certain of its subsidiaries, as borrowers (collectively, “Borrowers”), entered into a Third Amendment to the Credit Facility (the “Third Amendment”) providing for additional delayed draw term loans of up to $55 million (the “Delayed Draw Loans”). The aggregate amount of Delayed Draw Loans borrowed is $35,000,000. The cash interest rate on the Delayed Draw Loans under the Third Amendment is equal to the U.S. prime rate plus 10.375%, with a minimum required rate of 13.375% per annum, in addition to paid-in-kind interest of 2.75% per annum.

On March 31, 2023, we entered into a Fifth Amendment to Credit Facility and First Amendment to Security Agreement by and among the Company and certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent (the “Fifth Amendment”). On April 28, 2023, we entered into a Sixth Amendment to the Credit Facility by and among the Company and certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent (the “Sixth Amendment”). The Fifth Amendment and Sixth Amendment modified the Credit Facility dated as of March 25, 2021, as amended by an Omnibus First Amendment to Credit Facility and Security Agreement dated as of November 1, 2021, a Second Amendment to Credit Facility dated as of November 18, 2021, a Third Amendment to Credit Facility dated as of January 31, 2022, a Fourth Amendment to Credit Facility dated as of March 3, 2022, and, as applicable, a Fifth Amendment to Credit Facility and First Amendment to Security Agreement dated as of March 31, 2023, each among the Company and certain subsidiaries of the Company, the persons from time-to-time party thereto as guarantors, the lenders from time to time party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent. The Fifth Amendment extended the maturity date on both the loans advanced on March 25, 2021, and the Delayed Draw Loans to April 30, 2024, and issued 15,000,000 Subordinate Voting Shares in a private offering in lieu of cash fees. These 15,000,000 shares were valued at $1,800,000 or $0.12 per share on March 31, 2023, and considered a deferred financing cost. It also provides the Company with reduced cash outlays by eliminating required amortization of the loan and requires the Company to divest certain assets to improve its liquidity position and financial performance. The Company has the potential to extend the maturity date on its Delayed Draw Loans up to January 31, 2026, with the satisfaction of certain financial performance-related conditions.

Among other matters, the Sixth Amendment provided a convertible note facility (the “Convertible Notes”) with a committed principal amount of US$10 million and a discretionary additional principal amount of US$5 million. The Convertible Notes mature April 28, 2026, have a cash interest rate of 6.0 percent per year and a paid-in-kind interest rate of an additional 6.0 percent per year. The Convertible Notes are convertible into Subordinate Voting Shares at a conversion price of US$0.145 per share (for the first four advances in the aggregate amount of US$5 million) or the lesser of US$0.145 or a 20.0 percent premium over the 30-day volume weighted average price of the Company’s Subordinate Voting Shares calculated on the day prior to the date on which each tranche is advanced, if permitted by the Canadian Securities Exchange. The lenders party thereto (the “Lenders”) also have the right to advance any remaining undrawn funds on the Convertible Notes to the Company at any time. In connection with this financing, the Company issued 6,250,000 warrants to purchase Subordinate Voting Shares (the “Warrants”) to the Lenders. The Warrants have a term of five years and a strike price equal to US$0.145 per share.

The securities registered for resale pursuant to this registration statement of which this prospectus forms a part, as may be amended from time to time (this “Registration Statement”), are being registered pursuant to contractual provisions entered into in connection with the Fifth Amendment and the Sixth Amendment, which granted the Selling Shareholders registration rights for the Subordinate Voting Shares and Subordinate Voting shares issuable upon exercise and conversion of the Warrants and Convertible Notes, respectively, issued in connection therewith.

Corporate Information

Goodness Growth was established in 2014 as Minnesota Medical Solutions, LLC, and it received its first license in December 2014. The Company was incorporated under the Business Corporations Act (Alberta) on November 23, 2004 under the name “Initial Capital Inc.” On May 8, 2007, the Company changed its name to “Digifonica International Inc.” following the completion of a qualifying transaction. On December 9, 2013, the Company continued into British Columbia under the name of “Dominion Energy Inc.” The Company had several name changes before ultimately changing its name to “Darien Business Development Corp.” on March 13, 2017. Vireo Health, Inc. (“Vireo U.S.”) was organized as a limited liability company under Minnesota law on February 4, 2015 and converted to a Delaware corporation on January 1, 2018. Vireo U.S. acquired all the equity of Minnesota Medical Solutions, LLC, and Empire State Health Solutions, LLC, in an equity interest swap transaction on January 1, 2018. On March 18, 2019, Vireo U.S. completed the reverse takeover transaction of Goodness Growth (formerly Vireo Health International Inc., which was formerly Darien Business Development Corp. or “Darien”) (the “RTO”) whereby Darien acquired all the issued and outstanding shares of Vireo U.S. Following the completion of the reverse takeover, the former shareholders of Vireo U.S. acquired control of the Company as they owned a majority of the outstanding subordinate voting shares of the Company upon completion of the RTO. Concurrently with the completion of the RTO, the Company changed our name to “Vireo Health International, Inc.” In June 2021, we changed our name to “Goodness Growth Holdings, Inc.”

The Company’s registered office is located at 1500 Royal Centre, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia V6E 4N7 and its head office is located at 207 South Ninth Street, Minneapolis, Minnesota 55402.

Intercorporate Relationships

The Company has the following wholly owned, or effectively controlled, subsidiaries that have been formed or acquired to support the intended operations of the Company:

Subsidiary	State of Organization
1776 Hemp, LLC	Delaware
EHF Cultivation Management, LLC	Arizona
Elephant Head Farm, LLC	Arizona
MaryMed, LLC dba Green Goods	Maryland
Mayflower Botanicals Inc.	Massachusetts, but converted to For Profit 11/16/2018
MJ Distributing C201, LLC	Nevada
MJ Distributing P132, LLC	Nevada
Resurgent Biosciences, Inc. (fka Resurgent Pharmaceuticals, Inc.)	Delaware
Retail Management Associates, LLC	Arizona
Verdant Grove, LLC	Delaware, but converted to Massachusetts on 3/21/2020
Vireo Health of Arizona, LLC	Delaware
Vireo Health of Charm City, LLC dba Green Goods Baltimore	Maryland
Vireo Health of Massachusetts, LLC	Delaware
Vireo Health of Minnesota, LLC (fka Minnesota Medical Solutions LLC) dba Green Goods	Minnesota
Vireo Health of Nevada I, LLC	Nevada
Vireo Health of New Mexico, LLC	Delaware
Vireo Health of New York LLC (fka Empire State Health Solutions LLC)	New York
Vireo Health of Puerto Rico, LLC	Delaware
Vireo Health de Puerto Rico LLC	Puerto Rico
Vireo Health, Inc.	Delaware
Xaas Agro, Inc.	Puerto Rico

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As an emerging growth company, we may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;
●	Exemptions from non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
●	Our election under Section 107(b) of the JOBS Act to delay adoption of new or revised accounting standards with different effective dates for public and private companies until those standards would otherwise apply to private companies; and
●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the SEC or if we issue more than $1.0 billion of non-convertible debt over a three-year period.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in this document is accurate as of the date of this Registration Statement only.

Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.goodnessgrowth.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

Issuer:	Goodness Growth Holdings, Inc.

Subordinate Voting Shares offered by the Selling Shareholders:

101,920,773 Subordinate Voting Shares, consisting of:

●
15,000,000 Subordinate Voting Shares issued to the Selling Shareholders pursuant to the Fifth Amendment;
●
80,670,773 Subordinate Voting Shares issuable to the Selling Shareholders pursuant to the Convertible Notes issued pursuant to the Sixth Amendment; and
●
6,250,000 Subordinate Voting Shares issuable to the Selling Shareholders upon exercise of the Warrants issued pursuant to the Sixth Amendment.

Shares of subordinate voting shares outstanding prior to this offering:	108,262,130 Subordinate Voting Shares (as of August 1, 2023)

Terms of the offering	The Selling Shareholders will determine when and how they will dispose of the Subordinate Voting Shares registered under this prospectus for resale.

Use of proceeds

The Selling Shareholders will receive the proceeds from the sale of Subordinate Voting Shares offered hereby. We will not receive any proceeds from the sale of Subordinate Voting Shares by the Selling Shareholders. We may receive proceeds from the cash exercise of the Warrants by the Selling Shareholders.

Risk factors	See “Risk Factors” on page 13 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Ticker symbols	Our Subordinate Voting Shares are listed on the CSE under the symbol “GDNS” and on the OTCQX under the symbol “GDNSF.”

MARKET AND INDUSTRY DATA AND FORECASTS

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

RISK FACTORS

Investors should carefully consider the following risk factors, together with all of the other information included in this Registration Statement/prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this Registration Statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” and all other information in the Company’s other public filings prior to making an investment decision. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. Additionally, investors should not interpret the disclosure of a risk to imply that the risk has not already materialized. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Going Concern Risk

We have a history of operating losses and our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to its ability to continue as a going concern in their audit report for the year ended December 31, 2022.

We are focused on cultivating, processing and supplying cannabis and cannabis-derived products in our four core markets. We have negative operating cash flow. In addition, for the year ended December 31, 2022, we had a loss of $42,457,444, and an accumulated deficit of $177,880,963. The costs for cultivating and manufacturing cannabis and cannabis products, purchasing cannabis products on the wholesale marketplace, marketing and selling expenses, and general and administrative expenses, are the principal causes of our losses. Our financing costs, which include both debt service and rent payments on the leases of our New York and Minnesota cultivation and processing facilities, are also important contributors to our losses. We may never become profitable and if we do not become profitable your investment could be lost completely.

We anticipate that we will continue to report losses and negative cash flow for the foreseeable future. We have concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on debt and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended December 31, 2022.

The consolidated financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including the subordinate voting shares included in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Going Concern.”

Risks Related to the Regulatory System and Business Environment for Cannabis

Marijuana remains illegal under U.S. federal law, and enforcement of U.S. cannabis laws could change.

United States federal law now bifurcates the legality of “hemp” from “marihuana” (also commonly known as marijuana). For purposes of this Registration Statement, the term “cannabis” means “marihuana” as set forth in the Controlled Substances Act and is used interchangeably with the term “marijuana.”

There are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana remains a Schedule I drug under the Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, use or possess cannabis in the United States. In those states in which the cultivation, production, extraction, distribution, transportation, possession or use of marijuana has been legalized, these actions continue to be a violation of federal law pursuant to the Controlled Substances Act. The Controlled Substances Act classifies marijuana as a Schedule I controlled substance and, as such, medical and adult-use cannabis use are illegal under U.S. federal law. Unless and until the U.S. Congress amends the Controlled Substances Act with respect to marijuana (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money-laundering laws. While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis regulatory programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve Goodness Growth of liability under U.S. federal law, nor will it provide a defense to any federal proceeding that may be brought against Goodness Growth. Since federal law criminalizing the cultivation, production, extraction, distribution, transportation, possession or use of marijuana pre-empts state laws that legalize such actions, enforcement of federal law regarding marijuana is a significant risk and would greatly harm our business, prospects, revenue, results of operation and financial condition. Any proceedings brought against Goodness Growth under federal law may materially, adversely affect our operations and financial performance.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities. We are directly and indirectly engaged in the medical and adult-use cannabis industry in the United States, where state law permits such activities. The legality of the production, cultivation, extraction, distribution, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge; management may not be able to predict all such risks.

As of the date of this filing, there are 39 states, plus the District of Columbia (and the territories of Guam, Puerto Rico, the U.S. Virgin Islands and the Northern Mariana Islands), that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Similarly, 21 states and the District of Columbia have legalized cannabis for adult use.

Because our current and anticipated future activities in the medical and adult-use cannabis industry may be illegal under the applicable federal laws of the United States, there can be no assurance that the U.S. federal government will not seek to enforce the applicable laws against us. The consequences of such enforcement would likely be materially adverse to the Company and our business, including our reputation, profitability and the market price of our publicly traded subordinate voting shares, and could result in the forfeiture or seizure of all or substantially all of our assets.

Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to marijuana and seek to prosecute cases involving marijuana businesses that are otherwise compliant with state laws in the future. In 2013, the DOJ attempted to address the inconsistent treatment of cannabis under state and federal law. Deputy Attorney General James Cole sent all U.S. Attorneys the Cole Memorandum in August 2013, which outlined certain priorities for the DOJ relating to the prosecution of cannabis offenses. The Cole Memorandum noted that, in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, production, distribution, sale and possession of cannabis, conduct in compliance with such laws and regulations was not a priority for the DOJ. However, the DOJ did not provide (and has not provided since) specific guidelines for what regulatory and enforcement systems would be deemed sufficient under the Cole Memorandum.

On January 4, 2018, former U.S. Attorney General Jeff Sessions formally issued the Sessions Memorandum, which rescinded the Cole Memorandum effective upon its issuance. The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime,” and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to cannabis activities.

As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities, despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and thus it is uncertain how active U.S. federal prosecutors will be in the future in relation to such activities.

There can be no assurance that the federal government will not enforce federal laws relating to cannabis and seek to prosecute cases involving cannabis businesses that are otherwise compliant with state laws in the future. On March 11, 2021, Merrick Garland was sworn in as the 86th Attorney General of the United States. Mr. Garland has not yet taken a public position on the appropriate prosecutorial posture regarding cannabis.

Most states that have legalized cannabis continue to craft their regulations pursuant to the Cole Memorandum. Federal enforcement agencies have taken little or no action against state-compliant cannabis businesses. However, the DOJ may change its enforcement policies at any time, with or without advance notice.

There is a substantial risk of regulatory or political change.

The success of our business strategy depends on the legality of the cannabis industry in the U.S. The political environment surrounding the cannabis industry in the U.S. in general can be volatile and the regulatory framework in the U.S. remains in flux. Despite the currently implemented laws and regulations in the U.S. and its territories to legalize and regulate the cultivation, production, processing, sale, possession and use of cannabis, and additional states that have pending legislation regarding the same, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting our ability to successfully invest and/or participate in the selected business opportunities.

Further, there is no guarantee that at some future date, voters and/or the applicable legislative bodies will not repeal, overturn or limit any such legislation legalizing the sale, disbursement and consumption of medical or adult-use cannabis. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of cannabis in a manner that will make it extremely difficult or impossible to transact business that is necessary for the continued operation of the cannabis industry.

Cannabis remains illegal under U.S. federal law, and the U.S. federal government could bring criminal and civil charges against us or our subsidiaries or our investments at any time. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis-related legislation could have a material, adverse effect on our business, financial condition, or results of operations.

We may be subject to action by the U.S. federal government through various government agencies for participation in the cannabis industry.

Because the cultivation, processing, production, distribution, possession and sale of cannabis for any purpose, medical, adult use or otherwise, remain illegal under U.S. federal law, it is possible that we may be forced to cease any such activities. The U.S. federal government, through, among others, the DOJ, its sub-agency the Drug Enforcement Administration (“DEA”) and the U.S. Internal Revenue Service (“IRS”), has the right to actively investigate, audit and shut down cannabis growing facilities, processors, and retailers. The U.S. federal government may also attempt to seize our property. Any action taken by the DOJ, the DEA and/or the IRS to interfere with, seize or shut down our operations will have an adverse effect on our business, prospects, revenue, results of operation and financial condition.

Since federal law criminalizing the use of cannabis pre-empts state laws that legalize its use, the federal government can assert criminal violations of federal law despite state laws permitting the use of cannabis. It does not appear that federal law enforcement and regulatory agencies are focusing resources on licensed marijuana-related businesses that are operating in compliance with state law. As the rescission of the Cole Memorandum and the implementation of the Sessions Memorandum demonstrate, the DOJ may at any time issue additional guidance that directs federal prosecutors to devote more resources to prosecuting marijuana related businesses. In the event that the DOJ aggressively pursues financiers or equity owners of cannabis-related businesses, and U.S. Attorneys follow the DOJ policies through pursuing prosecutions, then we could face:

(i)seizure of our cash and other assets used to support or derived from our cannabis subsidiaries;

(ii)the arrest of our employees, directors, officers, managers, and investors; and

(iii)ancillary criminal violations of the Controlled Substances Act for aiding and abetting, and conspiracy to violate the Controlled Substances Act by providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors and/or retailers of cannabis.

Because the Cole Memorandum was rescinded, the DOJ or an aggressive federal prosecutor could allege that the Company and our Board of Directors (“Board”) and, potentially, our shareholders, “aided and abetted” violations of federal law by providing finances and services to our portfolio cannabis companies. Under these circumstances, federal prosecutors could seek to seize our assets, and to recover the “illicit profits” previously distributed to shareholders resulting from any of our financing or services. In these circumstances, our operations would cease, shareholders may lose their entire investments and directors, officers and/or shareholders may be left to defend any criminal charges against them at their own expense and, if convicted, be sent to federal prison.

Additionally, there can be no assurance as to the position the current or any new federal administration may take on marijuana. Any enforcement of current federal marijuana laws could cause significant financial damage to the Company and our shareholders. Further, future presidential administrations may choose to treat marijuana differently and potentially enforce the federal laws more aggressively.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions, or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. These results could have a material, adverse effect on the Company, including our reputation and ability to conduct business, our holding (directly or indirectly) of cannabis licenses in the United States, the listing of our securities on various stock exchanges, our financial position, operating results, profitability or liquidity or the market price of our subordinate voting shares. In addition, it is difficult to estimate the time or resources that would be needed for the investigation or final resolution of any such matters because: (i) the time and resources that may be needed depend on the nature and extent of any information requested by the authorities involved; and (ii) such time or resources could be substantial.

U.S. state and local regulation of cannabis is uncertain and changing.

There is no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, our business or operations in those states or under those laws would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could materially adversely affect the Company, our business and our assets or investments.

State and local laws permitting the cultivation, production, extraction, distribution, transportation, possession or use of cannabis may also be modified in a manner that is contrary to our interests. For example, states could authorize the issuance of licenses to cultivate, produce, transport or distribute cannabis to additional parties; the maximum number of such licenses could be unlimited. States could implement adult-use cannabis laws that give preferences to applicants and/or participants that compete with us, or even prohibit us to participate in portions or the entirety of the adult-use marketplace, as is the case under the current adult-use regulatory regime in New York.

The rulemaking process at the state level that applies to cannabis operators in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. All operating policies and procedures implemented by the Company are compliance-based and are derived from the state regulatory structure governing cannabis businesses. Notwithstanding our efforts and diligence, regulatory compliance, and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that we will receive and maintain the necessary licenses, permits or cards to continue operating our business. A state implementing an adult-use cannabis program may prohibit participation by the Company in one or more aspects of that program, or require the Company to pay fees to participate, which fees may be material or prohibitive.

Local laws and ordinances could also restrict our business activity. Although our operations are legal under the laws of the states in which it operates, local governments often have the ability to limit, restrict and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances, and similar laws could be adopted or changed and have a material, adverse effect on our business.

Multiple states where medical and/or adult use cannabis is legal have imposed or are considering special taxes or fees on businesses in the marijuana industry. It is uncertain at this time whether other states are in the process of reviewing such additional taxes and fees. The implementation of special taxes or fees could have a material, adverse effect upon our business, prospects, revenue, results of operation and financial condition.

We currently operate cannabis businesses in Maryland, Minnesota, and New York.

State regulatory agencies may require us to post bonds or significant fees.

There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal marijuana to post a bond or significant fees when applying, for example, for a dispensary license or renewal, as a guarantee of payment of sales and franchise taxes. We are not able to quantify at this time the potential scope of such bonds or fees in the states in which we currently operate or may in the future operate, but they may be materially adverse to our results of operations, financial condition and ultimate business success, individually or in the aggregate.

We may be subject to heightened scrutiny by United States and Canadian authorities, which could ultimately lead to the market for Subordinate Voting Shares becoming highly illiquid and our shareholders having no ability to effect trades in Subordinate Voting Shares in Canada.

Currently, our Subordinate Voting Shares are traded on the Canadian Securities Exchange and on the OTCQX tier of the OTC Markets in the United States. Our business, operations, and investments in the United States, and any such future business, operations, or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the United States. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

In 2017, there were concerns that the Canadian Depository for Securities Limited, through its subsidiary CDS Clearing and Depository Services Inc. (“CDS”), Canada’s central securities depository (clearing and settling trades in the Canadian equity, fixed income, and money markets), would refuse to settle trades for cannabis issuers that have investments in the United States. However, CDS has not implemented this policy.

On February 8, 2018, the Canadian Securities Administrators published Staff Notice 51-352 describing the Canadian Securities Administrators’ disclosure expectations for specific risks facing issuers with cannabis-related activities in the U.S. Staff Notice 51-352 confirms that a disclosure-based approach remains appropriate for issuers with U.S. cannabis-related activities. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group, which is the owner and operator of CDS, announced the signing of a Memorandum of Understanding (“MOU”) with Aequitas NEO Exchange Inc., the Canadian Securities Exchange, the Toronto Stock Exchange and the TSX Venture Exchange. The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the Canadian securities exchanges to review the conduct of listed issuers. The MOU notes that securities regulation requires that the rules of each of the exchanges must not be contrary to the public interest and that the rules of each of the exchanges have been approved by the securities regulators. Pursuant to the MOU, CDS will not ban accepting deposits of or transactions for clearing and settlement of securities of issuers with cannabis-related activities in the United States. Even though the MOU indicated that there are no plans to ban the settlement of securities through CDS, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were implemented at a time when the Subordinate Voting Shares are listed on a Canadian stock exchange, it would have a material, adverse effect on the ability of holders of Subordinate Voting Shares to make and settle trades. In particular, the market for Subordinate Voting Shares would become highly illiquid until an alternative (if available) was implemented, and investors would have no ability to effect a trade of Subordinate Voting Shares through the facilities of the applicable Canadian stock exchange.

We are involved in litigation with Verano, the outcome of which is uncertain.

On October 13, 2022, the Company received a notice of purported termination of the Arrangement Agreement, which asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of the $14,875,000 termination fee and its transaction expenses. The Company denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under US and Canadian law, in all material respects at all times. The Company believes that Verano had no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement.

On October 21, 2022, the Company commenced an action in the Supreme Court of British Columbia against Verano arising out of Verano’s repudiation of the Arrangement Agreement, which Goodness Growth believes was wrongful. The Company is seeking damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance. On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible for Goodness Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded to either party. In addition, the costs of prosecuting the Company’s claims and defending against the claims made by Verano could be material.

We may face state limitations on ownership of cannabis licenses.

Certain jurisdictions in which we operate limit the number of cannabis licenses and certain economic or commercial interests in the entity that holds the license that can be held by one entity within that state. As a result of the completion of certain acquisition transactions that we have entered into or may enter into in the future, we may potentially hold more than the prescribed number of licenses or economic or commercial interests in a licensed entity in certain states, and accordingly may be required to divest certain licenses or entities that hold such license in order to comply with applicable regulations. The divestiture of certain licenses or entities that hold such licenses may result in a material, adverse effect on our business, financial condition, or results of operations.

We may become subject to FDA or ATF regulation.

Marijuana remains a Schedule I controlled substance under U.S. federal law. If the federal government reclassifies marijuana to a Schedule II, Schedule III, Schedule IV, or Schedule V controlled substance or declassifies it as a controlled substance, it is possible that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate cannabis under the Food, Drug and Cosmetics Act of 1938, as amended (the “FDCA”). The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, and cosmetics, among other products, through its enforcement authority pursuant to the FDCA. The FDA’s responsibilities include regulating the ingredients as well as the marketing and labeling of drugs sold in interstate commerce. Because marijuana is federally illegal to produce and sell, and because it has few federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the DEA; however, the FDA has enforced the FDCA with regard to industrial hemp-derived products, especially CBD derived from industrial hemp sold outside of state-regulated cannabis businesses. The FDA had asserted its authority to regulate CBD derived from both marijuana and industrial hemp, and its intention to develop a framework for regulating the production and sale of CBD derived from industrial hemp. On January 26, 2023, the FDA announced that it would not seek to regulate CBD as a dietary supplement.

Additionally, the FDA may issue rules and regulations, including good manufacturing practices related to the growth, cultivation, harvesting, processing, and production of cannabis. Clinical trials may be needed to verify the efficacy and safety of cannabis and cannabis products. It is also possible that the FDA would require facilities where medical-use cannabis is grown to register with the FDA and comply with certain federally prescribed regulations. If some or all these regulations are imposed, the impact they would have on the cannabis industry is unknown, including the costs, requirements and possible prohibitions that may be enforced. If we are unable to comply with the potential regulations or registration requirements prescribed by the FDA, it may have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

It is also possible that the federal government could seek to regulate cannabis under the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). The ATF may issue rules and regulations related to the use, transport, sale and advertising of cannabis or cannabis products.

Cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services. Recent events in the banking industry may further restrict our ability to access financial services.

Banks and other depository institutions are currently hindered by federal law from providing financial services to marijuana businesses, even in states where those businesses are regulated.

The Company and our subsidiaries are subject to a variety of laws and regulations domestically and internationally that involve money laundering, financial record-keeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Further, under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering, aiding and abetting, or conspiracy.

The Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury issued the FinCEN Memorandum on February 14, 2014, outlining the pathways for financial institutions to bank cannabis businesses in compliance with federal enforcement priorities. The FinCEN Memorandum states that, in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. The FinCEN Memorandum refers to the Cole Memorandum’s enforcement priorities.

The revocation of the Cole Memorandum has not yet affected the status of the FinCEN Memorandum, nor has FinCEN given any indication that it intends to rescind the FinCEN Memorandum itself. Shortly after the Sessions Memorandum was issued, FinCEN did state that it would review the FinCEN Memorandum, but FinCEN has not yet issued further guidance.

Although the FinCEN Memorandum remains in effect, it is unclear whether the Biden administration will continue to follow its guidelines. The DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act that occur in any state, including states that have in some form legalized the sale of cannabis. Further, the conduct of the DOJ’s enforcement priorities could change for any number of reasons. A change in the DOJ’s priorities could result in the prosecution of banks and financial institutions for crimes that were not previously prosecuted.

If our operations, or proceeds thereof, dividend distributions or profits or revenues derived from our operations were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds from a crime (the sale of a Schedule I drug) under the Bank Secrecy Act’s money laundering provisions. This may restrict our ability to declare or pay dividends or effect other distributions.

The FinCEN Memorandum does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the United States do not appear willing to provide banking services to cannabis-related businesses or to rely on this guidance. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, we may have limited or no access to banking or other financial services in the United States. In addition, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it operates in permits cannabis sales. The inability or limitation of our ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for us to operate and conduct our business as planned or to operate efficiently and could subject our businesses to robbery, embezzlement or other crimes related to our possession or transport of cash, sometimes in substantial quantities.

In March 2023, Federal banking regulators closed Silicon Valley Bank and Signature Bank to prevent the banks from failing. The closures have prompted broader inquiries into the financial health of banks and other financial institutions in the United States and other countries. While none of the banks with which the Company maintains financial relationships has been identified as a target of such an inquiry or as at risk of closure by regulators, there remains the possibility that one or more of the banks could fail, which would further limit the Company’s access to financial services, which could lead to the need to maintain more cash at some or all of the Company’s locations, increasing the risk of theft or other loss. Such events could lead to the smaller number of banks that continue to provide financial services to the Company imposing further restrictions, higher fees, or both on the Company’s accounts.

We operate in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.

Our business and activities are heavily regulated in all jurisdictions where we carry on business. Our operations are subject to various laws, regulations and guidelines by state and local governmental authorities relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of cannabis, cannabis oil and consumable cannabis products, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all necessary regulatory approvals for the manufacture, production, storage, transportation, sale, import and export, as applicable, of our products. The commercial cannabis industry is still a new industry at the state and local level. The effect of relevant governmental authorities’ administration, application and enforcement of their respective regulatory regimes and delays in obtaining, or failure to obtain, applicable regulatory approvals that may be required may significantly delay or impact the development of markets, products and sales initiatives and could have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

While we endeavor to comply with all applicable laws, regulations and guidelines and, to our knowledge, we are in compliance with, or are in the process of being assessed for compliance with all such laws, regulations and guidelines, any failure to comply with the regulatory requirements applicable to our operations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business; the suspension or expulsion from a particular market or jurisdiction of our key personnel; the imposition of additional or more stringent inspection, testing and reporting requirements; and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities and/or revocation of our licenses and other permits, which could have a material, adverse effect on our business, results of operations and financial condition. Furthermore, governmental authorities may change their administration, application, or enforcement procedures at any time, which may adversely affect our ongoing costs relating to regulatory compliance.

Because marijuana is illegal under U.S. federal law, we may be unable to access to U.S. bankruptcy protections in the event of our bankruptcy or a bankruptcy in an entity in which we invest.

Many courts have denied cannabis businesses federal bankruptcy protections because the use of cannabis is illegal under federal law. In the event one or more of our businesses were to become unable to pay its liabilities, federal bankruptcy laws sometimes enable businesses to reorganize, reduce debt and continue to operate, or to wind down in an orderly manner so that creditors and sometimes equity holder realize some return of the funds they have provided to the bankrupt business. If federal bankruptcy laws do not apply to cannabis businesses, it would be very difficult for lenders or other creditors and the owners of Subordinate Voting Shares or other equity to recoup their investments in us. If we were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to us, which would have a material, adverse effect on the Company, including the potential to disable our ability to conduct our businesses at all.

Additionally, there is no guarantee that we will be able to effectively enforce any interests we may have in our other subsidiaries and investments. A bankruptcy or other similar event related to an entity in which we hold an interest that precludes such entity from performing its obligations under an agreement may have a material, adverse effect on our business, financial condition, or results of operations. Further, should an entity in which we hold an interest have insufficient assets to pay its liabilities, it is possible that other liabilities will be satisfied prior to the liabilities or equity owed to us. In addition, bankruptcy or other similar proceedings are often a complex and lengthy process, the outcome of which may be uncertain and could result in a material, adverse effect on our business, financial condition or results of operations.

Because our contracts involve marijuana and related activities, which are not legal under U.S. federal law, we may face difficulties in enforcing our contracts.

Because our contracts involve cannabis and other activities that are not legal under federal law and in some state jurisdictions, we may face difficulties in enforcing our contracts in federal courts and certain state courts. Therefore, there is uncertainty as to whether we will be able to legally enforce our agreements, which could have a material, adverse effect on the Company.

We may not be able to secure our payment and other contractual rights with liens on the inventory or licenses of our clients and contracting parties under applicable state laws.

In general, the laws of the various states that have legalized cannabis sale and cultivation do not expressly or impliedly allow for the pledge of inventory containing cannabis as collateral for the benefit of third parties, such as the Company and our subsidiaries, that do not possess the requisite licenses and entitlements to cultivate, process, sell, or possess cannabis pursuant to the applicable state law. Likewise, the laws of those states generally do not allow for transfer of the licenses and entitlements to sell or cultivate cannabis to third parties that have not been granted such licenses and entitlements by the applicable state agency. Our inability to secure our payment and other contractual rights with liens on the inventory and licenses of our clients and contracting parties increases the risk of loss resulting from breaches of the applicable agreements by the contracting parties, which, in turn, could have a material, adverse effect on our business, financial condition or results of operations.

Because marijuana is illegal under U.S. federal law, marijuana businesses may be subject to civil asset forfeiture.

Because the marijuana industry remains illegal under U.S. federal law, any properties owned by participants in the marijuana industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

We may be subject to constraints on and differences in marketing our products under varying state laws.

There are and may continue to be restrictions on sales and marketing activities imposed by government regulatory bodies that could hinder the development of our business and operating results. Restrictions may include regulations that specify what, where and to whom product information and descriptions may appear and/or be advertised. Marketing, advertising, packaging, and labeling regulations also vary from state to state, potentially limiting the consistency and scale of consumer branding communication and product education efforts. The regulatory environment in the U.S. limits our ability to compete for market share in a manner similar to other industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and operating results could be materially, adversely affected.

The results of future clinical research may be unfavorable to cannabis, which may have a material, adverse effect on the demand for our products.

The cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception can be significantly influenced by scientific research or findings regarding the consumption of cannabis products. There can be no assurance that future scientific research or findings will be favorable to the cannabis market or any particular product, or consistent with earlier research or findings. Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids. Although we believe that various articles, reports, and studies support our beliefs regarding the medical benefits, viability, safety, efficacy and dosing of cannabis, future research and clinical trials may prove such statements to be incorrect or could raise concerns regarding cannabis. Future research studies and clinical trials may draw opposing conclusions to those stated in this document or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, or other facts related to cannabis, which could have a material, adverse effect on the demand for our products, and therefore on our business, prospects, revenue, results of operation and financial condition.

Inconsistent public opinion and perception of the medical and adult-use cannabis industry hinders market growth and state adoption.

Public opinion and support for medical and adult-use cannabis has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be rising generally for legalizing medical and adult-use cannabis, it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, medical cannabis as opposed to legalization in general). Inconsistent public opinion and perception of the medical and adult-use cannabis may hinder growth and state adoption, which could have a material, adverse effect on our business, financial condition, or results of operations.

Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance and demand of our product lines. Our management believes the medical and adult-use cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Acceptance of our products depends on several factors, including availability, cost, familiarity of use, perceptions of acceptance by other people, convenience, effectiveness, safety, and reliability. If customers do not accept our products, or if we fail to meet customers’ needs and expectations adequately, our ability to continue generating revenues could be reduced. Consumer perception of our products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medical and adult-use cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medical and adult-use cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material, adverse effect on the demand for our products and our business, results of operations, financial condition, and cash flows. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material, adverse effect on the Company, the demand for our products, and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy, and quality of cannabis in general, or our products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material, adverse effect or our business, financial position and results of operations. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Investors in the Company who are not U.S. citizens may be denied entry into the United States.

Because cannabis remains illegal under U.S. federal law, those individuals who are not U.S. citizens employed at or investing in legal and licensed U.S. cannabis companies could face detention, denial of entry or lifetime bans from the United States for their business associations with U.S. cannabis businesses. Entry happens at the sole discretion of U.S. Customs and Border Protection (“CBP”) officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the United States. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be reason enough for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances and, because cannabis continues to be a controlled substance under U.S. law, working in or facilitating the proliferation of the legal cannabis industry in U.S. states where it is deemed legal or Canada may affect admissibility to the United States. As a result, CBP has affirmed that, employees, directors, officers, managers, and investors of companies involved in business activities related to cannabis in the United States or Canada (such as the Company), who are not U.S. citizens face the risk of being barred from entry into the United States for life. On October 9, 2018, CBP released an additional statement regarding the admissibility of Canadian citizens working in the legal cannabis industry. CBP stated that a Canadian citizen working in or facilitating the proliferation of the legal cannabis industry in Canada coming into the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States; however, if such person is found to be coming into the United States for reasons related to the cannabis industry, such person may be deemed inadmissible.

If our operations are found to be in violation of applicable money laundering legislation and our revenues are viewed as proceeds of crime, we may be unable to effect distributions or repatriate funds to Canada.

We are subject to a variety of laws and regulations in the U.S. and Canada that involve money laundering, financial record-keeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada.

If the operations of the Company or our subsidiaries, or any proceeds thereof, any dividend distributions or any profits or revenues derived from these operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above, or any other applicable legislation. This could have a material, adverse effect on the Company and, among other things, could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions, or subsequently repatriate such funds back to Canada.

Risks Related to our Business and Operations

We incurred net losses in the first quarter of fiscal year 2023 and for the fiscal years ended 2022 and 2021 with net cash used in operating activities and cannot provide assurance as to when or if we will become profitable and generate cash in our operating activities.

We incurred net losses, under U.S. generally accepted accounting principles, of $8,405,970, $42,457,444 and $33,690,475 and net cash used in operating activities of $18,073,265 and $30,517,197 for the quarter ended March 31, 2023 and fiscal years ended December 31, 2022 and 2021, respectively. As of March 31, 2023, we had an aggregate accumulated deficit of $186,286,933. Such losses have historically required us to seek additional funding through the issuance of debt or equity securities. In addition, we have historically experienced and may prospectively experience fluctuations in our quarterly earnings due to the nature of our business. Our long-term success is dependent upon among other things, achieving positive cash flows from operations and augmenting such cash flows using external resources to satisfy our cash needs, and there is no assurance that we will be able to achieve such cash flows.

We anticipate requiring additional financing to operate our business and we may face difficulties acquiring additional financing on terms acceptable to us or at all.

We will need additional capital to sustain our operations and will likely seek further financing. If we fail to raise additional capital, as needed, our ability to implement our business model and strategy could be compromised. To date, our operations and expansion of our business have been funded primarily from cash-flow from operations as substantially supplemented by the proceeds of debt and equity financings and the sale of our former Pennsylvania subsidiaries and Arizona dispensary and cannabis licenses. We expect to require substantial additional capital in the future primarily to fund working capital requirements of our business, including operational expenses, planned capital expenditures including the focused development and growth of cultivation and dispensary facilities, debt service and acquisitions.

Even if we obtain financing for our near-term operations and expansion, we expect that we will require additional capital thereafter. Our capital needs will depend on numerous factors including, without limitation: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; (iv) the amount of our capital expenditures, including acquisitions; (v) debt service; and (vi) the taxes to which our businesses and operations are subject.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences, or privileges that are senior to those of existing securities. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity securities, market fluctuations in the price of our securities could limit our ability to obtain additional equity financing.

No assurance can be given that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially, adversely affected, and we could be forced to reduce or discontinue our operations.

We are a holding company, and our earnings are dependent on the earnings and distributions of our subsidiaries.

We are a holding company and essentially all our assets are the capital stock or membership interests of our subsidiaries or management services agreements with entities in each of the markets in which we operate, including in our core markets of Maryland, Minnesota, and New York. As a result, our shareholders are subject to the risks attributable to our subsidiaries. As a holding company, we conduct substantially all our business through our subsidiaries, which generate substantially all our revenues. Consequently, our cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of our subsidiaries and the distribution of those earnings to us. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation, or reorganization of any of our material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before us.

Our subsidiaries may not be able to obtain necessary permits and authorizations.

Our subsidiaries may not be able to obtain or maintain the necessary licenses, permits, certificates, authorizations, or accreditations to operate their respective businesses, or may only be able to do so at great cost. In addition, our subsidiaries may not be able to comply fully with the wide variety of laws and regulations applicable to the cannabis industry. Failure to comply with or to obtain the necessary licenses, permits, certificates, authorizations, or accreditations could result in restrictions on a subsidiary’s ability to operate in the cannabis industry, which could have a material, adverse effect on our business, financial condition, and results of operations.

Disparate state-by-state regulatory landscapes and the constraints related to holding cannabis licenses in various states results in operational and legal structures for realizing the benefit from cannabis licenses that could result in materially detrimental consequences to us.

We realize, and will continue to realize, the benefits from cannabis licenses pursuant to a number of different structures, depending on the regulatory requirements from state-to-state, including realizing the economic benefit of cannabis licenses through management agreements. Such agreements are often required to comply with applicable laws and regulations or are in response to perceived risks that we determine warrant such arrangements.

The foregoing structures present various risks to the Company and our subsidiaries, including but not limited to the following risks, each of which could have a material, adverse effect on our business, financial condition, and results of operations:

●	A governmental body or regulatory entity may determine that any of these structures are in violation of a legal or regulatory requirement or change such legal or regulatory requirements with the result that a management agreement structure violates such requirements (where it had not in the past).
●	There could be a material, adverse impact on the revenue stream we receive from or on account of cannabis licenses (as we will not be the license holder, and therefore any economic benefit is received pursuant to a contractual arrangement). If a management agreement is terminated, the Company will no longer receive any economic benefit from the applicable dispensary and/or cultivation license.
●	These structures could potentially result in the funds invested by the Company being used for unintended purposes, such as to fund litigation.
●	If a management agreement structure is in place, we will not be the license holder of the applicable state-issued cannabis license, and therefore, only have contractual rights in respect of any interest in any such license. If the license holder fails to adhere to its contractual agreement with us, or if the license holder makes, or omits to make, decisions in respect of the license that we disagree with, we will only have contractual recourse and will not have recourse to any regulatory authority.
●	The license holder may renege on its obligation to pay fees and other compensation pursuant to a management agreement or violate other provisions of these agreements.
●	The license holder’s acts or omissions may violate the requirements applicable to it pursuant to the applicable dispensary and/or cultivation license, thus jeopardizing the status and economic value of the license holder (and, by extension, of the Company).
●	The license holder may attempt to terminate the management agreement in violation of its express terms.

In any or all of the above situations, it may be difficult and expensive for us to protect our rights through litigation, arbitration, or similar proceedings.

The success of our business depends, in part, on our ability to successfully integrate acquired businesses and to retain key employees of acquired businesses.

Since the Company’s inception, we have acquired and integrated complementary businesses, which have contributed to a significant portion of our growth. We continue to evaluate strategic acquisition opportunities that have the potential to support and strengthen our business, including acquisitions in the United States, as part of our ongoing growth strategy. We cannot predict the timing or size of any future acquisitions. To successfully acquire a significant target, we may need to raise additional equity and/or indebtedness, which could increase our debt. There can be no assurance that we will enter into definitive agreements with respect to any contemplated transaction or that any contemplated transaction will be completed. The investigation of acquisition candidates and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If we fail to complete any acquisition for any reason, including events beyond our control, the costs incurred up to that point for the proposed acquisition would not be recoverable.

Acquisitions typically require integration of the acquired company’s estimation, project management, finance, information technology, risk management, purchasing and fleet management functions. We may be unable to successfully integrate an acquired business into our existing business, and an acquired business may not be as beneficial or profitable as and when expected or at all. Our inability to successfully integrate new businesses in a timely and orderly manner could increase costs, reduce profits, or generate losses. Factors affecting the successful integration of an acquired business include, but are not limited to, the following:

●	we may become liable for certain liabilities of an acquired business, whether or not known to us, which could include, among others, tax liabilities, product liabilities, environmental liabilities and liabilities for employment practices, and these liabilities could be significant;
●	we may not be able to retain local managers and key employees who are important to the operations of an acquired business;
●	substantial attention from our senior management and the management of an acquired business may be required, which could decrease the time that they have to service and attract customers;
●	we may not effectively utilize new equipment that we acquire through acquisitions;
●	the complete integration of an acquired company depends, to a certain extent, on the full implementation of our financial and management information systems, business practices and policies; and
●	we may actively pursue a number of opportunities simultaneously and may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

Acquisitions involve risks that the acquired business will not perform as expected and that business judgments concerning the value, strengths and weaknesses of the acquired business will prove incorrect. In addition, potential acquisition targets may be in states in which we do not currently operate, which could result in unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations, personnel, and facilities. In addition, if we enter new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements.

We cannot guarantee that we will achieve synergies and cost savings in connection with completed or future acquisitions within the timing anticipated or at all. Many of the businesses that we have acquired and may acquire in the future have unaudited financial statements that have been prepared by management and have not been independently reviewed or audited. We cannot guarantee that such financial statements would not be materially different if such statements were independently reviewed or audited. We cannot guarantee that we will continue to acquire businesses at valuations consistent with prior acquisitions or that we will complete future acquisitions at all. We cannot guarantee that there will be attractive acquisition opportunities at reasonable prices, that financing will be available or that we can successfully integrate acquired businesses into existing operations. In addition, the results of operations from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill or other long-lived assets, particularly if economic conditions worsen unexpectedly. Our inability to effectively manage the integration of our completed and future acquisitions could prevent us from realizing expected rates of return on an acquired business and could have a material and adverse effect on our financial condition, results of operations or liquidity.

Our senior secured credit facility contains covenant restrictions that may limit our ability to operate our business.

On March 25, 2021, we entered into a credit agreement for a senior secured delayed draw term loan with an aggregate principal amount of up to $46,000,000, as subsequently amended (the “Credit Facility”). The Credit Facility contains, and any of our other future debt agreements may contain, covenant restrictions that limit our ability to operate our business, including restrictions on our ability to, among other things, incur additional debt or issue guarantees, create additional liens, pay cash dividends, repurchase stock or make other restricted payments, make certain voluntary prepayments of specified debt, engage in sale-leasebacks involving certain assets, and enter into mergers or acquisitions or dispose of certain assets. The Credit Facility also contains, and any of our other future debt agreements may contain, financial covenants regarding our liquidity, minimum consolidated adjusted EBITDA, and consolidated fixed charge coverage ratio. As a result of these covenants, our ability to respond to changes in business and economic conditions and engage in beneficial transactions, including to obtain additional financing as needed, may be restricted. Furthermore, our failure to comply with our debt covenants could result in a default under our debt agreements, which could permit the holders to accelerate our obligation to repay the debt. If any of our debt is accelerated, we may not have sufficient funds available to repay it.

Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

As of March 31, 2023, we had $160.7 million in aggregate principal indebtedness (refer to Note 13 to the interim consolidated financial statements included elsewhere in this Registration Statement).

Our substantial consolidated indebtedness may increase our vulnerability to any generally adverse economic and industry conditions. We and our subsidiaries may, subject to the limitations in the terms of our existing and future indebtedness, incur additional debt, secure existing or future debt, or recapitalize our debt. Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our current and future indebtedness, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our business has not generated positive cash flow from operations. If this continues in the future, we may not have sufficient cash flows to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt, or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our current and future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The nature of the medical and adult-use cannabis industry may result in unconventional due diligence processes and acquisition terms that could have unknown and materially detrimental consequences to us.

The uncertainty inherent in various aspects of the medical and adult-use cannabis industry may result in what otherwise would be considered to be inadequate investment due diligence information and uncertain legal consequences relative to arrangements affecting a target investment. The reluctance of banks and other financial institutions to facilitate financial transactions in the medical and adult-use cannabis industry can result in inadequate and unverifiable financial information about target investments, as well as cash management practices that are vulnerable to theft and fraud. The lack of established, traditional sources of financing for industry participants can result in unusual and uncertain arrangements affecting the ownership and obligations of a target investment. The reluctance of lawyers to represent industry participants in furtherance of financing and other business transactions can result in the lack of appropriate documentation setting forth the terms of the transactions, inadequately documented transactions, and transactions that in whole or in part are illegal under applicable state law, among other detrimental consequences. We may have invested in, and may in the future invest in, businesses and companies that are or may become party to legal proceedings, may have inadequate financial and other due diligence information, may employ vulnerable cash management practices, lack written or adequate legal documents governing significant transactions, and otherwise have known or unknown conditions that could be detrimental to our business and assets.

Our assets may be purchased with limited representations and warranties from the sellers of those assets.

We will generally acquire assets and businesses, after conducting our due diligence, with only limited representations and warranties from the seller regarding the quality of the assets and the likelihood of payment. As a result, if defects in the assets or business are subsequently discovered, we may not be able to pursue a claim for all or any of our damages against the owners of such seller, and may be limited to asserting our claims against the seller. The extent of damages that we may incur as a result of such matters cannot be predicted, but potentially could have a material, adverse effect on the value of our assets and revenue stream and, as a result, on our ability to pay dividends.

Lending by us to third parties may be unsecured, subordinate in interest or backed by unrealizable license assets.

In connection with certain transactions, we may also act as lender to one or more counterparties. Certain of these loans are unsecured, which places us at a greater risk of not receiving repayment or the equivalent value thereof. Even for loans that are secured, there is a risk that other lenders may have priority interest to us or that the assets of the borrower may be insufficient to satisfy the loan. In addition, we may have difficulty putting liens on the assets of a borrower, as the major asset is generally the cannabis license which is not transferrable pursuant to state law. Any inability of a borrower to repay a loan or of the Company to realize the value of secured assets could have a material, adverse effect on our business, financial condition, or results of operations.

Competition for the acquisition and leasing of properties suitable for the cultivation, production, and sale of medical and adult-use cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could materially, adversely affect our operating results and financial condition.

We compete for the acquisition of properties suitable for the cultivation, production, and sale of medical and adult-use cannabis with entities engaged in agriculture and real estate investment activities, including corporate agriculture companies, cultivators, producers, and sellers of cannabis. These competitors may prevent us from acquiring and leasing desirable properties, may cause an increase in the price we must pay for properties or may result in us having to lease our properties on less favorable terms than we expect. Our competitors may have greater financial and operational resources than we do and may be willing to pay more for certain assets or may be willing to accept more risk than we believe can be prudently managed. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, including but not limited to potential greater clarity of the laws and regulations governing medical use cannabis by state and federal governments, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties or enter into leases for such properties on less favorable terms than we expect, our profitability and ability to generate cash flow and make distributions to our shareholders may decrease. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns.

We face security risks related to our physical facilities and cash transfers.

The business premises of our operating locations are targets for theft. While we have implemented security measures at each location and continue to monitor and improve such security measures, our cultivation, production, processing, and dispensary facilities could be subject to break-ins, robberies, and other breaches in security. If there were a breach in security and we fell victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers, cannabis products and cultivation, production, processing, and packaging equipment could have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

Our business involves the movement and transfer of cash, which is collected from dispensaries or patients/customers and deposited into our bank. There is a risk of theft or robbery during the transport of cash. We have engaged security firms to provide security in the transport and movement of large amounts of cash. Employees sometimes transport cash and/or products. While we have taken robust steps to prevent theft or robbery of cash and products during transport, there can be no assurance that there will not be a security breach during the transport and the movement of cash or products, involving the theft of product or cash.

We face exposure to fraudulent or illegal activity by employees, contractors, consultants, and agents, which may subject us to investigations and actions.

We are exposed to the risk that any of our employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates one or more of the following: (i) government regulations; (ii) manufacturing standards; (iii) federal or state privacy laws and regulations; (iv) laws that require the true, complete, and accurate reporting of financial information or data; or (v) other laws or regulations. It may not always be possible for us to identify and prevent misconduct by our employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. We cannot provide assurance that our internal controls and compliance systems will protect us from acts committed by our employees, agents, or business partners in violation of U.S. federal or state or local laws. If any such actions are instituted against us, and we are not successful in defending the Company or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material, adverse effect on our business, financial condition or results of operations.

We face risks related to the novelty of the cannabis industry, and the resulting lack of information regarding comparable companies, unanticipated expenses, difficulties and delays, and the offering of new products and services in an untested market.

As a relatively new industry, there are not many established players in the cannabis industry whose business model we can follow or emulate. Similarly, there is little information about comparable companies available for potential investors to review in deciding whether to invest in the Company.

Shareholders and investors should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies, like us, that are in their early stages. For example, unanticipated expenses and problems or technical difficulties may occur, which may result in material delays in the operation of our business. We may fail to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of the Subordinate Voting Shares to the point where investors may lose their entire investments.

We have committed and expect to continue committing significant resources and capital to develop and market existing products and services and new products and services. These products and services are relatively untested in the marketplace, and we cannot provide assurance that we will achieve market acceptance for these products and services, or other new products and services that we may offer in the future. Moreover, these and other new products and services may be subject to significant competition from offerings by new and existing competitors in the business. In addition, new products and services may pose a variety of challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products and services could materially harm our business, prospects, revenue, results of operation and financial condition.

We are dependent on the popularity and acceptance of our brand portfolio.

Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance of and demand for our products. Acceptance of and demand for our products depends on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety, and reliability. If these customers do not accept our products, or if such products fail to adequately meet customers’ needs and expectations, our ability to continue generating revenues could be reduced.

We believe that establishing and maintaining the brand identities of products is a critical aspect of attracting and expanding a large customer base. Promotion and enhancement of brands will depend largely on success in providing high-quality products. If customers and end users do not perceive our products to be of high quality, or if we introduce new products or enter into new business ventures that are not favorably received by customers and consumers, we will risk diluting brand identities and decreasing their attractiveness to existing and potential customers. Moreover, in order to attract and retain customers and to promote and maintain brand equity in response to competitive pressures, we may have to increase substantially financial commitment to creating and maintaining a distinct brand loyalty among customers. If we incur significant expenses in an attempt to promote and maintain brands, this could have a material, adverse effect on our business, financial condition or results of operations.

Our business is subject to the risks inherent in agricultural operations.

Medical and adult-use cannabis is an agricultural product. There are risks inherent in the cultivation business, such as insects, plant diseases, and similar agricultural risks. Although our cultivation is substantially completed indoors under climate-controlled conditions, some cultivation is completed outdoors and there can be no assurance that extreme weather and other natural events and conditions will not have a material, adverse effect on the production of our products and, consequentially, on our business, financial condition, or results of operations.

We may encounter increasingly strict environmental regulation in connection with our operations and the associated permitting, which may increase the expenses for cannabis production or subject us to enforcement actions by regulatory authorities.

Our operations will be subject to environmental regulation in the various jurisdictions in which they operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage, and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors, and employees. There is no assurance that future changes in environmental regulation, if any, will not have a material, adverse effect on our business, financial condition, or results of operations of the Company.

Government approvals and permits are currently, and may in the future be, required in connection with our operations. To the extent such approvals are required and not obtained, we may be curtailed or prohibited from our proposed production of cannabis or from proceeding with the development of our operations as currently proposed.

We may face potential enforcement actions if we fail to comply with applicable laws.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The subsidiaries may be required to compensate those suffering loss or damage by reason of their operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of cannabis, or more stringent implementation thereof, could cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development, and could have a material, adverse effect on our business, financial condition, or results of operations.

We face risks related to our information technology systems, including potential cyber-attacks and security and privacy breaches.

Our use of technology is critical in our continued operations. We are susceptible to operational, financial and information security risks resulting from cyber-attacks and/or technological malfunctions. Successful cyber-attacks and/or technological malfunctions affecting us or our service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of customer information or other confidential information and reputational risk. We have not experienced any material losses to date relating to cyber-attacks, other information breaches or technological malfunctions. However, there can be no assurance that we will not incur such losses in the future. As cybersecurity threats continue to evolve, we may be required to use additional resources to continue to modify or enhance protective measures or to investigate and redress security vulnerabilities.

We are subject to laws, rules and regulations in the United States and other jurisdictions relating to the collection, production, storage, transfer and use of personal data. We may store and collect personal information about customers and employees. It is our responsibility to protect that information from privacy breaches that may occur through procedural or process failure, information technology malfunction or deliberate, unauthorized intrusions. Any such theft or privacy breach could have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition. Additionally, our ability to execute transactions and to possess and use personal information and data in conducting our business subjects us to legislative and regulatory burdens that may require us to notify regulators and customers, employees, and other individuals of a data security breach. Evolving compliance and operational requirements under the privacy laws, rules, and regulations of jurisdictions in which we operate impose significant costs that are likely to increase over time. In addition, non-compliance could result in proceedings against us by governmental entities and/or the imposition of significant fines, could negatively impact our reputation and may otherwise materially, adversely impact our business, financial condition, and operating results.

We may be required to disclose personal information to government or regulatory entities.

We own, manage, or provide services to various U.S. state-licensed cannabis operations. Acquiring even a minimal and/or indirect interest in a U.S. state-licensed cannabis business can trigger requirements to disclose investors’ personal information. While these requirements vary by jurisdiction, some require interest holders to apply for regulatory approval and to provide tax returns, compensation agreements, fingerprints for background checks, criminal history records and other documents and information. Some states require disclosures of directors, officers, and holders of more than a certain percentage of equity of the applicant. While certain states include exceptions for investments in publicly traded entities, not all states do so, and some such exceptions are confined to companies traded on a U.S. securities exchange. If these regulations were to extend to the Company, investors would be required to comply with such regulations, or face the possibility that the relevant cannabis license could be revoked or cancelled by the state licensing authority.

We face risks related to our insurance coverage and uninsurable risks.

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, fires, riots, civil unrest, labor disputes, litigation and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Although we intend to continue to maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in our operations is not generally available on acceptable terms. We might also become subject to liability for pollution or other hazards which we may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material, adverse effect upon our financial performance and results of operations.

Our reputation and ability to do business may be negatively impacted by our suppliers’ inability to produce and ship products.

We depend on third-party suppliers to produce and timely ship orders to us. Some products purchased from our suppliers are resold to our customers, while others are used in the production or packaging of our products. These suppliers could fail to produce products to our specifications or quality standards and may not deliver units on a timely basis. Any changes in our suppliers’ ability to timely resolve production issues could impact our ability to fulfill orders and could also disrupt our business due to delays in finding new suppliers.

We are dependent on key inputs, suppliers and skilled labor for the cultivation, extraction, and production of cannabis products.

The cultivation, extraction and production of cannabis and derivative products is dependent on a number of key inputs and their related costs, including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs, such as the raw material cost of cannabis, could materially impact our business, financial condition, results of operations or prospects. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier were to go out of business, we might be unable to find a replacement for such source in a timely manner, or at all. If a sole-source supplier were to be acquired by a competitor of ours, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services, or to do so on appropriate terms, could have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition. We purchase key inputs on a purchase order basis from suppliers at market prices based on its production requirements and anticipated demand. We believe that we will have access to a sufficient supply of the key inputs for the foreseeable future.

Our cannabis growing operations consume considerable energy, which makes us vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may adversely affect our business and our ability operate profitably.

The ability to compete and grow our business will be dependent on our continued access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts, and components. No assurances can be given that we will be successful in maintaining our required supply of skilled labor, equipment, parts, and components. This could have a material, adverse effect on our financial results.

Our inability to attract and retain key personnel could materially, adversely affect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management and key personnel. We compete with other companies both within and outside the cannabis industry to recruit and retain competent employees. If we cannot maintain qualified employees to meet the needs of our anticipated growth, our business and financial condition could be materially, adversely affected.

Our sales are difficult to forecast due to limited and unreliable market data.

As a result of recent and ongoing regulatory and policy changes in the medical and adult use cannabis industries and the effects of the COVID-19 pandemic, the market data that is available is limited and unreliable. We must rely largely on our own market research to forecast sales, as detailed forecasts are not generally obtainable from other sources in the states in which our business operates. Additionally, any market research and projections by the Company of estimated total retail sales, demographics, demand, and similar consumer research, are based on assumptions from limited and unreliable market data. A failure in the demand for our products to materialize as a result of inaccurate research and projections may have a material, adverse effect on our business, results of operations and financial condition.

We may be subject to growth-related risks.

We may be subject to growth-related risks, including capacity constraints and pressure on our internal personnel, processes, systems, and controls. Our ability to manage growth effectively will require us, among other things, to continue to implement and improve our operational and financial systems and processes, and to expand, train and manage our employee base. Our inability to manage this growth effectively and efficiently may have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

We are currently involved in litigation, and there may be additional litigation in which we will be involved in the future.

We are currently involved in litigation and may become party to litigation from time to time in the future with various counterparties, including, but not limited to, joint venture partners and other affiliates. An adverse decision in any litigation could have a material, adverse effect on our business, financial condition or results of operations and could result in negative publicity and reputational harm. Furthermore, even if we are successful in the litigation, we may incur substantial legal fees, which could have a material, adverse effect on our business, financial condition, or results of operations.

We face an inherent risk of product liability claims as a manufacturer, processor and producer of products that are intended to be ingested by people.

As a cultivator, manufacturer, processor, and distributor of products designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action, and litigation if our products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. Although we will continue to have quality control procedures in place, we may be subject to various product liability claims, including, among others, that the products produced by us, or the products that are purchased by us from third-party licensed producers, caused injury, illness, or death, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our customers and consumers generally and could have a material, adverse effect on our business, results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products and have a material, adverse effect on our business, results of operations and financial condition.

Our intellectual property may be difficult to protect.

We rely upon certain proprietary intellectual property, including but not limited to brands, trademarks, trade names, patents and proprietary processes. Our success will depend, in part, on our ability to maintain and enhance protection over our intellectual property, know-how and other proprietary information. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third-parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with the Company. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights. These confidentiality, inventions, and assignment confidentiality agreements may be breached and may not effectively assign rights to proprietary information to us. In addition, our proprietary information could be independently discovered by competitors, in which case we may not be able to prevent the use of such proprietary information by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our proprietary information could be difficult, expensive, and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect such proprietary information. The failure to obtain or maintain meaningful intellectual property protection could adversely affect our competitive position.

In addition, effective future patent, trademark, copyright, and trade secret protection may be unavailable or limited in certain countries and may be unenforceable under the laws of certain jurisdictions. As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the Controlled Substances Act, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state-registered trademarks provide a lower degree of protection than would federally registered marks. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third parties.

Our failure to adequately maintain and enhance protection over our proprietary information, as well as over unregistered intellectual property of companies that we acquire, could have a material, adverse effect on our business, financial condition, or results of operations.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could subject us to significant liabilities and other costs.

Our success may depend on our ability to use and develop new extraction technologies, recipes, know-how and new strains of cannabis without infringing the intellectual property rights of third parties. We cannot assure that third parties will not assert intellectual property claims against us. We are subject to additional risks if entities licensing intellectual property to us do not have adequate rights to the licensed materials. If third parties assert copyright or patent infringement or violation of other intellectual property rights against Goodness Growth, we will be required to defend ourselves in litigation or administrative proceedings, which can be both costly and time consuming and may significantly divert the efforts and resources of management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, require us to pay ongoing royalties or subject us to injunctions that may prohibit the development and operation of our applications, any of which could have a material, adverse effect on our business, results of operations and financial condition.

Our products may be subject to product recalls, which may result in expense, legal proceedings, regulatory action, loss of sales and reputation, and diversion of management attention.

Despite our quality control procedures, cultivators, manufacturers, and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products, or any of the products that are purchased by us from a third-party licensed producer, are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin, if at all. In addition, a product recall may require significant management attention. Although we have detailed procedures in place for testing our products, there can be no assurance that any quality, potency, or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action, or lawsuits. Additionally, if one of our significant brands were subject to recall for any reason, the image of that brand and the Company could be harmed. A recall could lead to decreased demand for our products and could have a material, adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by the FDA or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

We may face unfavorable publicity or consumer perception of the safety, efficacy, and quality of our cannabis products as a result of research, investigations, litigation and publicity.

Management believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of our products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that is perceived as less favorable than, or questions earlier research reports, findings or publicity could have a material, adverse effect on the demand for our products and our business, results of operations, financial condition, and cash flows. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material, adverse effect on the Company, the demand for our products and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy, and quality of cannabis in general, or our products specifically, or associating the consumption of adult use cannabis with illness or other negative effects or events, could have such a material, adverse effect. Adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

In addition, the use of vape products and vaping may pose health risks. According to the Centers for Disease Control, vape products may contain ingredients that are known to be toxic to humans and may contain other ingredients that may not be safe. Because clinical studies about the safety and efficacy of vape products have not been submitted to the FDA, consumers currently have no way of knowing whether they are safe for their intended uses or what types or concentrations of potentially harmful substances are found in these products.

We face intense competition in a new and rapidly growing industry by other licensed companies with more experience and financial resources than we have and by unlicensed, unregulated participants.

We face intense competition from other companies, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than we have. Increased competition by larger and better-financed competitors could materially, adversely affect our business, financial condition, and results of operations. Because of the early stage of the industry in which we operate, we face additional competition from new entrants. If the number of consumers of cannabis in the states in which we operate increases, the demand for products will increase and we expect that competition will become more intense as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, we will require a continued high level of investment in research and development, facilities, marketing, and sales support. We may not have sufficient resources to maintain research and development, facilities, marketing, and sales support efforts on a competitive basis, which could materially, adversely affect the business, financial condition, and results of our operations.

We also face competition from illegal dispensaries and black market sources of cannabis and cannabis products, which are unlicensed and unregulated, and which may sell products that are deemed more desirable than ours by certain consumers, including products with higher concentrations of active ingredients, and using delivery methods, including edibles and extract vaporizers, that we are prohibited from offering to individuals in certain of the states in which we operate as they are not currently permitted by the laws of such states. Any inability or unwillingness of law enforcement authorities to enforce existing laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could result in the perpetuation of the black market for cannabis and/or have a material, adverse effect on the perception of cannabis use. Any or all these events could have a material, adverse effect on our business, financial condition, and results of operations.

There are risks associated with consolidation of the industry by well-capitalized entrants developing large-scale operations.

Currently, the cannabis industry generally is comprised of individuals and small to medium-sized entities, like the Company; however, the risk remains that large conglomerates and companies who also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. In doing so, these larger competitors could establish price setting and cost controls which would effectively “price out” many of the individuals and small to medium sized entities who currently make up the bulk of the participants in the varied businesses operating within and in support of the medical and adult-use cannabis industry. While the trend in most state laws and regulations seemingly deters this type of takeover, this industry remains quite nascent, so what the landscape will be in the future remains largely unknown.

Synthetic products from the pharmaceutical industry may compete with cannabis use and products.

The pharmaceutical industry may attempt to dominate the cannabis industry, and in particular, legal cannabis, through the development and distribution of synthetic products that emulate the effects and treatment of organic cannabis. If they are successful, the widespread popularity of such synthetic products could change the demand, volume, and profitability of the cannabis industry. This could adversely affect our ability to secure long-term profitability and success through the sustainable and profitable operation of the anticipated businesses and investment targets and could have a material, adverse effect on our anticipated business, financial condition, and results of operations.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

We are subject to various Canadian and U.S. reporting and other regulatory requirements. We incur expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with the Sarbanes-Oxley Act and applicable Canadian securities laws regarding internal controls over financial reporting. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act and applicable Canadian securities laws, or the subsequent testing by our independent registered public accounting firm if required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our consolidated financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Subordinate Voting Shares. The existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weakness or significant deficiency and management may not be able to remediate any such material weakness or significant deficiency in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations, and cause shareholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and share price.

We identified a material weakness in our internal control over financial reporting as of December 31, 2021, which was remediated as of December 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness was primarily attributable to the misapplication of GAAP accounting guidance surrounding the treatment of warrants issued with a Canadian dollar denominated exercise price. Management updated the Company’s control procedures over the accounting for infrequent and unusual transactions during the year ended December 31, 2022. More specifically, management added a process step to consult with external GAAP accounting experts when a new significant, infrequent, or unusual transaction occurs. We cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to avoid potential future material weaknesses. Moreover, we cannot be certain that we will not in the future have additional material weaknesses in our internal control over financial reporting, or that we will successfully remediate any that we find. In addition, the processes and systems we have developed to date may not be adequate.

There could continue to be a reasonable possibility that significant deficiencies, other material weaknesses or deficiencies could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis, or cause us to fail to meet our obligations to file periodic financial reports on a timely basis. Any of these failures could result in adverse consequences that could materially and adversely affect our business, including an adverse impact on the market price of our Subordinate Voting Shares, potential action by the SEC against us, possible defaults under our debt agreements, shareholder lawsuits, delisting of our securities, general damage to our reputation and the diversion of significant management and financial resources.

The elimination of monetary liability against our directors, officers, and employees under British Columbia law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Articles contain a provision obligating us to eliminate the personal liability of our current and former directors and officers and the heirs and legal representatives of such persons, and a provision permitting us to eliminate the personal liability of any other person, to us and our shareholders for damages incurred as a director or officer to the extent provided by British Columbia law. The failure of a director or officer to comply with British Columbia law or provisions of our Articles shall not invalidate any indemnity to which they are entitled under the Articles.

We may also have contractual indemnification obligations under any employment agreements with our officers or employees or agreements entered into with our directors. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees in connection with judgments, penalties or fines in a legal proceeding or investigative action, including expenses related thereto, which we may be unable to recoup. These provisions and the resulting costs may also discourage the Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit the Company and our shareholders.

We maintain directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against our directors and officers in their capacity as directors and officers.

There is doubt as to the ability of our shareholders to enforce judgments in Canada or under Canadian law against U.S. subsidiaries, assets, and experts.

We are continued under the laws of the Province of British Columbia, Canada, however, our subsidiaries are organized under the laws of various U.S. states and all of our executive offices, administrative activities and assets are located outside of Canada. In addition, our directors and officers, and certain of the experts that will be retained by us or our affiliates, are residents of jurisdictions other than Canada and all or a substantial portion of the assets of such persons are or may be located outside of Canada. As a  result, shareholders who reside in Canada may have difficulty serving legal process in Canada upon us or any of our subsidiaries, directors, officers or experts retained by us, as applicable, or enforcing judgments obtained in Canadian courts against any of them or the assets of any of them located outside Canada, or enforcing against them in the appropriate United States court judgments obtained in Canadian courts, including, but not limited to, judgments predicated upon the civil liability provisions of the federal securities laws of the United States, or bringing an original action in the appropriate United States courts to enforce liabilities against us or any of our subsidiaries, directors, officers or experts retained by us, as applicable, based upon United States federal securities laws.

Shareholders who reside in the United States may have difficulty serving legal process in the United States upon us, as a company existing under the laws of the Province of British Columbia, Canada, or enforcing judgments obtained in United States courts against us or any of our assets located outside the United States, or enforcing against us in the appropriate Canadian court judgments obtained in United States courts, including, but not limited to, judgments predicated upon the civil liability provisions of the federal securities laws of the United States, or bringing an original action in the appropriate Canadian courts to enforce liabilities against us or any of our directors or officers, as applicable, based upon United States federal securities laws.

We have appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a United States court arising out of or related to or concerning the offering of the securities under this Registration Statement.

Our past performance may not be indicative of our future results.

Our prior investment and operational performance may not be indicative of our future operating results. There can be no assurance that the historical operating results achieved by us or our affiliates will be achieved by us, and our performance may be materially different.

Our business, financial condition, results of operations, and cash flow may be negatively impacted by challenging global economic conditions.

Disruptions and volatility in global financial markets and declining consumer and business confidence, including as a result of the COVID-19 pandemic, could lead to decreased levels of consumer spending. Our operations could be affected by the economic context should the unemployment level, interest rates or inflation reach levels that influence consumer spending and, consequently, impact our sales and profitability. These macroeconomic developments could negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration, or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market-specific economic downturn could have a material, adverse effect on our business, financial condition, results of operations, and cashflow.

Diseases and epidemics (such as COVID-19) may adversely impact our business.

Emerging infectious diseases or the threat of outbreaks of viruses or other contagions or epidemic diseases, including the COVID-19 outbreak, could have a material adverse effect on the Company by causing operational and supply chain delays and disruptions (including as a result of government regulation and prevention measures), labor shortages and shutdowns, social unrest, breach of material contracts and customer agreements, government or regulatory actions or inactions, increased insurance premiums, decreased demand or the inability to sell and deliver the Company’s products, delays in permitting or approvals, governmental disruptions, capital markets volatility, or other unknown but potentially significant impacts. In addition, governments may impose strict emergencies measures in response to the threat or existence of an infectious disease. The full extent and impact of the COVID-19 pandemic is unknown and to date has included extreme volatility in financial markets, a slowdown in economic activity and has raised the prospect of a global recession. The international response to COVID-19 led to significant restrictions on travel, temporary business closures, quarantines, global stock market volatility and a general reduction in global consumer activity. In addition, a significant outbreak of contagious diseases in the human population, such as COVID-19, could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could result in a material adverse effect on input prices, demand for our products, investor confidence, and general financial market liquidity, all of which may materially, adversely affect the Company’s business and the market price of the Subordinate Voting Shares. Accordingly, any outbreak or threat of an outbreak of an epidemic disease or similar public health emergency, including COVID-19, could have a material adverse effect on the Company’s business, financial condition and results of operations. It is unknown whether and how the Company may be affected if a pandemic, such as the COVID-19 outbreak, continues to persist for an extended period of time.

Risks Related to Our Securities

A return on our securities is not guaranteed.

There is no guarantee that our securities will earn any positive return in the short term or long term. A holding of our securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of our securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

Our capital structure and voting control may cause unpredictability.

Our Articles permit, subject to certain conditions, the redemption by us of Subordinate Voting Shares or Multiple Voting Shares, as applicable, held by certain shareholders in order for the purpose of maintaining compliance with applicable licensing regulations. These redemption rights are applicable to each of our classes of shares. We cannot provide any assurance that any redemption will adequately address the concerns of any governmental authority or enable us to make all required governmental filings or obtain and maintain all licenses, permits or other governmental approvals that are required to conduct our business. Our Board of Directors and Management cannot prevent an Unsuitable Person (as defined herein) from acquiring or reacquiring Subordinate Voting Shares or Multiple Voting Shares and can only address such unsuitability by exercising its redemption rights pursuant to the redemption provision. See “Description of the Registrant’s Securities to be Registered – Redemption Rights.”

Notwithstanding the adoption of the redemption provisions, the Company may not be able to exercise its redemption rights in full or at all. Under the BCBCA, the Company may not make any payment to redeem shares if there are reasonable grounds for believing that the Company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the Company to be unable to pay its liabilities as they become due in the ordinary course of its business. In the event that such restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Additional issuances of Subordinate Voting Shares, or securities convertible into Subordinate Voting Shares, may result in dilution.

We may issue additional equity or convertible debt securities in the future, which may dilute an existing shareholder’s holdings in the Company. Our Articles permit the issuance of an unlimited number of Multiple Voting Shares and Subordinate Voting Shares, and existing shareholders will have no pre-emptive rights in connection with such further issuances. Our Board of Directors has discretion to determine the price and the terms of further issuances, and such terms could include rights, preferences, and privileges superior to those existing holders of our securities. Moreover, additional Subordinate Voting Shares will be issued by the Company on the conversion of the Multiple Voting Shares in accordance with their terms. To the extent holders of our options or other convertible securities convert or exercise their securities and sell Subordinate Voting Shares they receive, the trading price of the Subordinate Voting Shares may decrease due to the additional amount of Subordinate Voting Shares available in the market. Further, the Company may issue additional securities in connection with strategic acquisitions. The Company cannot predict the size or nature of future issuances or the effect that future issuances and sales of Subordinate Voting Shares (or securities convertible into Subordinate Voting Shares) will have on the market price of the Subordinate Voting Shares. Issuances of a substantial number of additional Subordinate Voting Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Subordinate Voting Shares. With any additional issuance of Subordinate Voting Shares, investors will suffer dilution to their voting power and economic interest in the Company.

Sales of substantial numbers of Subordinate Voting Shares may have an adverse effect on their market price.

Sales of a substantial number of Subordinate Voting Shares in the public market could occur at any time either by existing holders of Subordinate Voting Shares or by holders of the Multiple Voting Shares, which are convertible into Subordinate Voting Shares on the satisfaction of certain conditions. These sales, or the market perception that the holders of a large number of Subordinate Voting Shares or Multiple Voting Shares intend to sell Subordinate Voting Shares, could reduce the market price of the Subordinate Voting Shares. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities.

The market price for the Subordinate Voting Shares may continue to be volatile.

The market prices for securities of cannabis companies generally have been volatile. In addition, the market price for the Subordinate Voting Shares has been and may be subject to wide fluctuations in response to numerous factors within and beyond our control including, but not limited to:

●	actual or anticipated fluctuations in our results of operations;
●	recommendations by securities research analysts;

●	changes in the economic performance or market valuations of companies in the industry in which we operate;
●	addition or departure of our executive officers and other key personnel;
●	release or expiration of transfer restrictions on outstanding Multiple Voting Shares or Subordinate Voting Shares;
●	sales or expected sales of additional Subordinate Voting Shares;
●	exercise of options or warrants to purchase Subordinate Voting Shares;
●	operating and financial performance that deviates from the expectations of management, securities analysts or investors;
●	regulatory changes affecting our industry generally and/or our business and operations;
●	announcements of developments and other material events by us or our competitors;
●	fluctuations in the costs of vital production materials and services;
●	changes in global financial markets, global economies, and general market conditions, such as interest rates and pharmaceutical product price volatility;
●	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors;
●	operating and share price performance of other companies that investors deem comparable to us or from a lack of market comparable companies; and
●	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or markets.

Financial markets have at times historically experienced significant price and volume fluctuations that: (i) have especially affected the market prices of equity securities of companies and (ii) have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Subordinate Voting Shares from time to time may decline even if our operating results, underlying asset values and prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses to us. There can be no assurance that further fluctuations in price and volume of Subordinate Voting Shares traded will not occur. If increased levels of volatility and market turmoil continue, our operations could be adversely impacted, and the trading price of the Subordinate Voting Shares may be materially, adversely affected.

A further decline in the price or trading volume of the Subordinate Voting Shares could affect our ability to raise further capital and adversely impact our ability to continue operations.

The market price for the Subordinate Voting Shares has historically been volatile, with relatively few shares traded on most trading days. Since the termination of the Arrangement Agreement, the Subordinate Voting Shares have been trading at or near the all-time low price and have had generally low trading volume. As a result, our ability to raise equity capital is impaired. The market price and trading volume of the Subordinate Voting Shares could decline further. A further decline in the price or trading volume of the Subordinate Voting Shares could result in a further reduction in the liquidity of the Subordinate Voting Shares and a further reduction in our ability to raise capital. Because a significant portion of our operations have been and may continue to be financed through the sale of equity securities, a further decline in the price or trading volume of our Subordinate Voting Shares could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a material, adverse effect on our business plan and operations, including our ability to operationalize existing licenses and complete planned capital expenditures. If the price or trading volume of our Subordinate Voting Shares declines further, there can be no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not have the resources to continue to operate all of our current businesses, or at all.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate, or unfavorable research about us, our business or our market, our share price and trading volume could decline.

The trading market for our Subordinate Voting Shares may be influenced by the research and reports that securities or industry analysts publish about us, our business, our market, or our competitors. If no or few securities or industry analysts cover our Company, as is currently the case, the trading price and volume of our Subordinate Voting Shares is likely negatively impacted and will likely continue to be negatively impacted for so long as analyst coverage is minimal or no analysts cover us. If one or more of the analysts who covers us downgrades our Subordinate Voting Shares or publishes unfavorable research about our business, or provides more favorable relative recommendations about our competitors, the price of our Subordinate Voting Shares would likely decline. If any analyst ceases coverage of us or fails to publish reports on us regularly, demand for our Subordinate Voting Shares could decrease, which could cause our share price or trading volume, or both, to decline further.

An investor may face liquidity risks with an investment in our Subordinate Voting Shares.

There is a significant liquidity risk associated with an investment in our Subordinate Voting Shares. The Subordinate Voting Shares currently trade on the Canadian Securities Exchange and are quoted on the OTCQX tier of the OTC Markets in the United States. We cannot predict at what prices the Subordinate Voting Shares will continue to trade, and there is no assurance that an active trading market will be sustained. The Subordinate Voting Shares do not currently trade on any U.S. national securities exchange. In the event the Subordinate Voting Shares begin trading on any U.S. national securities exchange, we cannot predict at what prices the Subordinate Voting Shares will trade and there is no assurance that an active trading market will develop or be sustained.

Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of Subordinate Voting Shares for reasons unrelated to operating performance. Moreover, the OTC Markets is not a U.S. national securities exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a U.S. national securities exchange like the Nasdaq or the New York Stock Exchange. These factors may result in investors having difficulty reselling Subordinate Voting Shares on the OTC Markets.

We are subject to increased costs as a result of being a public company in Canada and the United States.

As a public company both in Canada and the United States, we are subject to the reporting requirements, rules and regulations under the applicable Canadian and United States securities laws and rules of stock exchange(s) on which our securities may be listed. We incur increased costs associated with legal, accounting, and other expenses related to such regulatory compliance. Securities legislation and the rules and policies of the Canadian Securities Exchange require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to our legal and financial compliance costs. We may also elect to devote greater resources than we otherwise would have on communication and other activities typically considered important by publicly traded companies.

We do not intend to pay dividends on our Subordinate Voting Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of our Subordinate Voting Shares.

We have never declared or paid any cash dividend on our Subordinate Voting Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our Subordinate Voting Shares will depend upon any future appreciation in their value. There is no guarantee that our Subordinate Voting Shares will appreciate in value or even maintain the price at which they were purchased.

We are an “emerging growth company” as defined in the JOBS Act and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, the Subordinate Voting Shares may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies may take advantage of certain reduced disclosures and may, as hawse have, elect to delay adopting new or revised accounting standards until such time as those standards apply to private companies, which may result in our financial statements not being comparable to those of some other public companies.

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause the Company to lose that status earlier, including if we are deemed to be a large accelerated filer under the rules of the SEC of any fiscal year, if we have total annual gross revenue of $1.235 billion as of the end of a fiscal year, or if we issue more than $1.0 billion in non-convertible debt during any three-year period. We cannot predict if investors will find the Subordinate Voting Shares less attractive because we may rely on these exemptions. If some investors find the Subordinate Voting Shares less attractive as a result, there may be a less active trading market for the Subordinate Voting Shares, and the share price may be more volatile.

Our shareholders are subject to extensive governmental regulation and, if a shareholder is found unsuitable by one of our licensing authorities, that shareholder would not be able to beneficially own our securities. Our shareholders may also be required to provide information that is requested by licensing authorities and we have the right, under certain circumstances, to redeem a shareholder’s securities; we may be forced to use our cash or incur debt to fund such redemption of our securities.

The Company is, subject to certain conditions, entitled to redeem its securities held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. The purpose of the redemption right is to provide the Company with a means of protecting itself from having a shareholder (an “Unsuitable Person”) with an ownership interest of five percent (5%) or more of the Company’s issued and outstanding Subordinate Voting Shares (calculated on an as-converted to Subordinate Voting Shares basis):

(i)	who a governmental authority granting licenses to the Company (including to any subsidiary) has determined to be unsuitable to own shares, or
(ii)

whose ownership of our securities may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of our business relating to the cultivation, processing or dispensing of cannabis or cannabis-derived products in the United States or in the Company being unable to obtain any new licenses in the course of its business, in each case including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a governmental authority, as determined by the Board of Directors in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable governmental authority.

In the event a shareholder’s background or status jeopardizes our current or proposed licensure, we may be required to redeem such shareholder’s securities in order to continue our operations or obtain licenses in the future. This redemption may divert our cash resources from other productive uses and require us to obtain additional financing which, if in the form of equity financing, would be dilutive to our shareholders. Further, any debt financing may involve additional restrictive covenants and further leveraging of our fixed assets. The inability to obtain additional financing to redeem an Unsuitable Person’s securities may result in the loss of a current or potential license.

Certain Tax Risks

THE FOLLOWING IS A DISCUSSION OF CERTAIN MATERIAL TAX RISKS ASSOCIATED WITH THE ACQUISITION AND OWNERSHIP OF SUBORDINATE VOTING SHARES. THIS REPORT DOES NOT DISCUSS RISKS ASSOCIATED WITH ANY APPLICABLE STATE, PROVINCIAL, LOCAL OR FOREIGN TAX LAWS. THE TAX RELATED INFORMATION IN THIS REPORT DOES NOT CONSTITUTE TAX ADVICE AND IS FOR INFORMATIONAL PURPOSES ONLY. FOR ADVICE ON TAX LAWS APPLICABLE TO A SHAREHOLDER’S INDIVIDUAL TAX SITUATIONS, SHAREHOLDERS SHOULD SEEK THE ADVICE OF THEIR TAX ADVISORS. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY US OR ANY OF THE BOARD OF DIRECTORS, OFFICERS, LEGAL COUNSEL, OTHER AGENTS OR AFFILIATES WITH RESPECT TO THE TAX TREATMENT APPLICABLE TO ANY PERSON WHO ACQUIRES SUBORDINATE VOTING SHARES. EACH INVESTOR IS URGED TO REVIEW THE REPORT IN ITS ENTIRETY AND TO CONSULT HIS OR HER OWN TAX ADVISOR WITH

RESPECT TO THE FEDERAL, STATE, PROVINCIAL, LOCAL AND FOREIGN TAX CONSEQUENCES ARISING IN CONNECTION WITH THE ACQUISITION AND OWNERSHIP OF SUBORDINATE VOTING SHARES.

As a cannabis business, we are subject to unfavorable tax treatment under the Internal Revenue Code.

Under Section 280E of the U.S. Internal Revenue Code of 1986 (together with the Treasury regulations promulgated and the rulings issued thereunder, the “Code”), no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if the trade or business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the Controlled Substances Act), which is prohibited by federal law or the law of any state in which that trade or business is conducted. The IRS has applied this provision to cannabis operations, prohibiting them from deducting many expenses associated with cannabis businesses other than certain costs and expenses related to cannabis cultivation and manufacturing operations. Accordingly, Section 280E has a significantly adverse impact on the operations of cannabis companies, including the Company, and an otherwise profitable business may operate at a loss, after taking into account its U.S. income tax expenses.

We are subject to Canadian and United States tax on our worldwide income.

We are deemed to be a resident of Canada for Canadian federal income tax purposes by virtue of being organized under the laws of a Province of Canada. Accordingly, we are subject to Canadian taxation on our worldwide income, in accordance with the rules in the Tax Act generally applicable to corporations resident in Canada.

Notwithstanding that we are deemed to be a resident of Canada for Canadian federal income tax purposes, we are treated as a United States corporation for United States federal income tax purposes, pursuant to Section 7874(b) of the Code, and will be subject to United States federal income tax on our worldwide income. As a result, we are subject to taxation both in Canada and the United States, which could have a material, adverse effect on our business, financial condition, or results of operations.

Dispositions of Subordinate Voting Shares are subject to Canadian and/or United States tax.

Dispositions of the Subordinate Voting Shares may be subject to Canadian tax. In addition, dispositions of the Subordinate Voting Shares by U.S. Holders are subject to U.S. tax, and certain dispositions of the Subordinate Voting Shares by Non-U.S. Holders (including, if we are treated as a USRPHC, as defined below) are subject to U.S. tax. See “Certain United States Federal Income Tax Considerations” for further information regarding the U.S. federal income tax consequences of the ownership and disposition of the Subordinate Voting Shares.

Although we do not intend to pay dividends on our Subordinate Voting Shares, any such dividends would be subject to Canadian and/or United States withholding tax.

It is currently not anticipated that we will pay any dividends on any of our Shares in the foreseeable future.

To the extent dividends are paid on our Subordinate Voting Shares, dividends received by shareholders who are residents of Canada for purposes of the Tax Act (and Non-U.S. Holders for purposes of the Code) will be subject to U.S. withholding tax. Any such dividends may not qualify for a reduced rate of withholding tax under the Canada-United States tax treaty. In addition, a Canadian foreign tax credit or a deduction in respect of such U.S. withholding taxes paid may not be available.

Dividends received by U.S. Holders will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Dividends paid by us will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, U.S. Holders may not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have other foreign source income that is subject to a low or zero rate of foreign tax.

Dividends received by shareholders that are neither Canadian nor U.S. Holders will be subject to U.S. withholding tax and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant tax treaty. These dividends may, however, qualify for a reduced rate of Canadian withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant tax treaty.

Taxation of Non-U.S. Holders upon a disposition of Subordinate Voting Shares depends on whether we are classified as a United States real property holding corporation.

We are treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code. As a U.S. domestic corporation for U.S. federal income tax purposes, the taxation of our Non-U.S. Holders upon a disposition of the Subordinate Voting Shares generally depends on whether we are classified as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”). We have not performed any analysis to determine whether we are currently, or have ever been, a USRPHC. In addition, we have not sought and do not intend to seek formal confirmation of our status as a Non-USRPHC from the IRS. If we ultimately are determined by the IRS to constitute a USRPHC, our Non-U.S. Holders may be subject to U.S. federal income tax on any gain associated with the disposition of the Subordinate Voting Shares. See “Certain United States Federal Income Tax Considerations” for further information regarding the U.S. federal income tax consequences of the ownership and disposition of the Subordinate Voting Shares.

Changes in tax laws may affect the Company and holders of Subordinate Voting Shares.

There can be no assurance that the Canadian and U.S. federal income tax treatment of the Company or an investment in the Company will not be modified, prospectively or retroactively, by legislative, judicial, or administrative action, in a manner adverse to us or holders of our Subordinate Voting Shares.

ERISA imposes additional obligations on certain investors.

In considering an investment in the Subordinate Voting Shares, trustees, custodians, investment managers, and fiduciaries of retirement and other plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and/or Section 4975 of the Code, should consider, among other things: (i) whether an investment in the Company shares is in accordance with plan documents and satisfies the diversification requirements of Sections 404(a)(1)(C) and 404(a)(1)(D) of ERISA, if applicable; (ii) whether an investment in our Shares will result in unrelated business taxable income to the plan; (iii) whether an investment in the Subordinate Voting Shares is prudent under Section 404(a)(1)(B) of ERISA, if applicable, given the nature of an investment in, and the compensation structure of, the Company and the potential lack of liquidity of Subordinate Voting Shares during the lock-up period following the RTO; (iv) whether the Company or any of our affiliates is a fiduciary or party in interest to the plan; and (v) whether an investment in the Subordinate Voting Shares complies with the “indicia of ownership” requirement set forth in ERISA Section 404(b). Fiduciaries and other persons responsible for the investment of certain governmental and church plans that are subject to any provision of federal, state, or local law that is substantially similar to the fiduciary responsibility provisions of Title I of ERISA or Section 4975 of the Code that are considering the investment in the Subordinate Voting Shares should consider the applicability of the provisions of such similar law and whether the Subordinate Voting Shares would be an appropriate investment under such similar law. The responsible fiduciary must take into account all of the facts and circumstances of the plan and of the investment when determining if a particular investment is prudent.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our Subordinate Voting Shares in this offering. The Selling Shareholders will receive all the proceeds from this offering. We will, however, receive the net proceeds of any Warrants exercised for cash. Proceeds, if any, received from the exercise of such Warrants will be used for working capital for general corporate purposes. No assurances can be given that any of such Warrants will be exercised. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the Subordinate Voting Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Subordinate Voting Shares covered by this prospectus, including all registration and filing fees, and fees and expenses for our counsel and our independent registered public accountants.

DETERMINATION OF THE OFFERING PRICE

The offering price of the Subordinate Voting Shares underlying the Warrants is determined by reference to their exercise price of $0.145 per Subordinate Voting Share. We would expect to receive approximately $906,250 in gross proceeds assuming the cash exercise of all the Warrants at the applicable exercise price. However, the Warrants may be exercised on a cashless basis. If all the Warrants are so exercised, we would not receive any gross proceeds from the cash exercise of the Warrants. Also, we will not receive any of the proceeds from the disposition and/or resale of the shares of any Subordinated Voting Shares by the Selling Shareholders or their transferees, including the disposition and/or resale of any shares obtained upon exercise of the Warrants or conversion of the Convertible Notes.

We cannot currently determine the price or prices at which shares of Subordinate Voting Shares may be sold by the Selling Shareholders under this prospectus.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Trading Price and Volume

Our Subordinate Voting Shares are traded on the CSE under the symbol “GDNS.” The following table sets forth trading information for the Subordinate Voting Shares for the periods indicated, as quoted on the CSE.

	Low Trading Price	High Trading Price
Period	(C$)	(C$)
Year Ending December 31, 2023
Third Quarter (through July 31, 2023)	$0.1500	$0.3200
Second Quarter (June 30, 2023)	$0.1550	$0.1760
First Quarter (March 31, 2023)	$0.1300	$0.2950
Year Ended December 31, 2022
Fourth Quarter (December 31, 2022)	$0.2150	$1.6300
Third Quarter (September 30, 2022)	$1.2900	$1.9000
Second Quarter (June 30, 2022)	$1.5400	$2.6400
First Quarter (March 31, 2022)	$2.0100	$3.3100
Year Ended December 31, 2021
Fourth Quarter (December 31, 2021)	$1.5600	$2.1600
Third Quarter (September 30, 2021)	$1.7400	$2.3200
Second Quarter (June 30, 2021)	$2.2800	$3.1200
First Quarter (March 31, 2020)	$1.8200	$4.6800

Our Subordinate Voting Shares also are traded on the OTCQX under the symbol “GDNSF.” The following table sets forth trading information for the Subordinate Voting Shares for the periods indicated, as quoted on the OTCQX.

	Low Trading Price	High Trading Price
Period	(US$)	(US$)
Year Ending December 31, 2023
Third Quarter (through July 31, 2023)	$0.1100	$0.2410
Second Quarter (June 30, 2023)	$0.1760	$0.1550
First Quarter (March 31, 2023)	$0.1100	$0.1200
Year Ended December 31, 2022
Fourth Quarter (December 31, 2022)	$0.1500	$1.2100
Third Quarter (September 30, 2022)	$0.9340	$1.4570
Second Quarter (June 30, 2022)	$1.2000	$2.1010
First Quarter (March 31, 2022)	$1.5700	$2.5950
Year Ended December 31, 2021
Fourth Quarter (December 31, 2021)	$1.2400	$1.7100
Third Quarter (September 30, 2021)	$1.3900	$1.8600
Second Quarter (June 30, 2021)	$1.8300	$2.5400
First Quarter (March 31, 2021)	$1.4700	$3.7700

Shareholders

As of August 1, 2023, there were 145 holders of record of our Subordinate Voting Shares, 173 holders of record of our Multiple Voting Shares, and no holders of record of our Super Voting Shares.

Dividends

We have not paid, and do not in the foreseeable future intend to pay, any dividends on the Subordinate Voting Shares or any other equity. The declaration and payment of future dividends to holders of our Shares will be at the discretion of the Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by the Board of Directors. In addition, as a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that the Company or our subsidiaries may incur. See “Risk Factors - Risks Related to the Company’s Securities – We do not intend to pay dividends on our Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of the Subordinate Voting Shares.”

BUSINESS

Goodness Growth is a United States-based multi-state cannabis company with significant operations in three core markets of Maryland, Minnesota, and New York. We also previously operated in the New Mexico market, but, in June 2023, we sold our business operations in New Mexico. We are science-focused and dedicated to providing patients and adult-use customers with high quality cannabis-based products. We cultivate cannabis in environmentally friendly greenhouses, manufacture pharmaceutical-grade cannabis extracts, and sell our products at both Company-owned and third-party dispensaries to qualifying patients and adult-use customers. We currently serve thousands of customers each month.

In 2021, New York adopted legislation allowing adult-use cannabis and sales began in January 2023. Maryland voters approved recreational marijuana legalization in the fourth quarter of 2022, and recreational sales are expected to begin in the next eighteen months. Minnesota has the potential to enact adult-use legalization in the next 18 months; as of March 13, 2023, bills are pending in both houses of the Minnesota legislature that, if reconciled to a common text, passed by both houses and signed into law by the Minnesota Governor, would establish an adult-use program in Minnesota. As of July 17, 2023, three of our markets are operational, with 14 of our total retail dispensary licenses open for business.

Our principal locations and type of operation are listed below:

Location	Nature and Status of Operations	Opened or Acquired
Hurlock, Maryland	Fully operational processing facility	Opened in 2018
Baltimore, Maryland	Fully operational dispensary facility	Acquired in 2021
Frederick, Maryland	Fully operational dispensary facility	Opened in 2021
Massey, Maryland	Fully operational cultivation facility	Opened in 2021
Otsego, Minnesota	Fully operational cultivation and processing facility	Opened in 2015
Minneapolis, Minnesota	Fully operational dispensary facility	Opened in 2015
Bloomington, Minnesota	Fully operational dispensary facility	Opened in 2016
Moorhead, Minnesota	Fully operational dispensary facility	Opened in 2015
Rochester, Minnesota	Fully operational dispensary facility	Opened in 2015
Hermantown, Minnesota	Fully operational dispensary facility	Opened in 2020
Blaine, Minnesota	Fully operational dispensary facility	Opened in 2020
Burnsville, Minnesota	Fully operational dispensary facility	Opened in 2020
Woodbury, Minnesota	Fully operational dispensary facility	Opened in 2020
Johnstown, New York	Fully operational cultivation and processing facility	Opened in 2016
Colonie, New York	Fully operational dispensary facility	Opened in 2016
Elmhurst, New York	Fully operational dispensary facility	Opened in 2016
Johnson City, New York	Fully operational dispensary facility	Opened in 2016
White Plains, New York	Fully operational dispensary facility	Opened in 2016

Our mission is to provide patients and consumers with best-in-class cannabis products and expert advice, informed by medicine and science. We also are seeking to develop intellectual property that is complementary to our mission, including novel product formulations, novel delivery systems and harm-mitigation processes.

We have developed proprietary cannabis strains, cultivation methods, carbon dioxide extraction, ethanol extraction, and other processes related to the production, refinement, and packaging of cannabis products. We have documented the relevant processes in the form of standard operating procedures and work instructions, which are only shared with third parties when absolutely required and then only upon receipt of written non-disclosure agreements.

We have sought and continue to seek to protect our trademark and service mark rights. Because the cultivation, processing, possession, transport and sale of cannabis and cannabis-related products remain illegal under the Controlled Substances Act (as defined below) we are not able to fully protect our intellectual property at the federal level. As a result, we have sought and continue to seek federal registrations in limited classes of goods and services and have obtained several state registrations.

The Cannabis Industry and Business Lines of the Company

According to market research projections by cannabis researcher Brightfield Group, U.S. sales of legal cannabis are expected to reach over $31.8 billion in 2023 and $50.7 billion in 2028.

As described further below, United States federal law now bifurcates the legality of “hemp” from “marihuana” (also commonly known as “marijuana”). For purposes of this filing, the term “cannabis” means “marihuana” as set forth in the Controlled Substances Act (21 U.S.C. § 811) (the “Controlled Substances Act”) and is used interchangeably with the term “marijuana.”

To date, in the United States, medical cannabis has been legalized in 39 states and the District of Columbia, while 21 states and the District of Columbia have approved cannabis for recreational use by adults (adult-use).

We strive to meet best-in-class health, safety and quality standards relating to the growth, production and sale of cannabis medicines, and products for consumers. Our offerings include cannabis flower, cannabis oil, cannabis topicals, orally ingestible tablets, capsules featuring cannabinoids, and vaporizer pens and cartridges.

We are a vertically integrated cannabis company that operates from “seed-to-sale.” We have three business lines:

i.

Cultivation: We grow cannabis in outdoor, indoor and greenhouse facilities. Our expertise in growing enables us to produce award-winning and proprietary strains in a cost-effective manner. We sell our products in company-owned or -managed dispensaries and to third parties where lawful.

ii.

Production: We convert cannabis biomass into formulated oil, using a variety of extraction techniques. We use some of this oil to produce consumer products such as vaporizer cartridges and edibles, and we sell some oil to third parties in jurisdictions where this practice is lawful.

iii.	Retail Dispensaries: We operate retail dispensaries that sell proprietary and, where lawful, third-party cannabis products to retail customers and patients.

Cultivation

We have rights to operate cultivation facilities in six states and Puerto Rico. Although pricing pressure for dried flower in several mature cannabis markets has led some operators to eschew cultivation, in certain markets the transition from medical-only to adult-use cannabis has increased wholesale market prices significantly. We believe that our cultivation operations provide certain other benefits, including:

i.

Low Cost: We continually seeks ways to optimize our growing processes and minimize expenses. By having control over our own cultivation, we can reduce input costs and maximize margins. We believe that production at scale is critical to drive down unit cost.

ii.

Product Availability: Control over our cultivation facilities allows us to monitor and update the product mix in our dispensaries to meet evolving demand, especially in the form of strain selection and diversity.

iii.

Quality Assurance: Quality and safety of cannabis products are critically important to our customers. Control over growing processes greatly reduces the risk of plant contamination or infestation. We believe that products with consistent quality can demand higher retail prices.

Our focuses on quality, potency, strain diversity and production at scale are important because we believe that the wholesale market for cannabis plant material will become increasingly price competitive over time. More companies are entering, and will likely continue to enter, this segment of the industry. We believe that manufacturers and retailers that source high-quality, low-cost plant material will have a significant advantage in the medium and long term.

Cultivation and Production Facilities

Except for our bifurcated cultivation-only and production-only facilities in Maryland, we operate combined cultivation and production facilities. Each cultivation and production facility focuses primarily on the development of cannabis products and dried cannabis plant material for medical and other consumer use, as well as the research and development of new strains of cannabis. At all our facilities, we focus on consumer safety and maintaining strict quality control. The methods used in our facilities result in several key benefits, including consistent production of high-quality product and the minimization of product recalls and complaints from patients and adult-use customers.

We operate the following cultivation and production facilities as of the close of business on July 17, 2023:

● ● ●
Maryland:
●
We operate one cultivation facility of approximately 110,000 square feet and one production facility of approximately 30,000 square feet.
●
In March 2021, we transferred the cultivation license from our formerly co-located cultivation and processing facility to another facility consisting of approximately 110,000 square feet of greenhouse space and associated land and buildings. The production operation remains at the original combined cultivation and processing facility.
●
Our wholesale business is continuing to experience growth in this medical market. Investments in proprietary edible formulations and the introduction of new brands have the potential for improved financial results.
●
We have a number of customers; our results of operations and financial results in Maryland are not dependent upon sales to one or a few major customers.

Minnesota
●
Currently operate one cultivation and production facility of approximately 90,000 square feet.
●
We have a large number of customers; our results of operations and financial results in Minnesota are not dependent upon sales to one or a few major customers.

New York
●
Currently operate one cultivation and production facility of approximately 60,000 square feet. Additional 120,000 square feet of cultivation and productions space is under construction and intended primarily to support the adult-use market, when and if we are licensed to sell into that market.
●
We purchase a modest portion of our manufactured products inventory from several of the nine other registered organizations.
●
While we believe the long-term opportunity in New York is substantial, recent performance has been impacted by neighboring states transitioning to recreational-use jurisdictions, by substantial investments in retail dispensaries and cultivation by certain of New York’s nine competitive registered organizations (vertically-integrated medical cannabis companies), and by the delayed rollout of the state’s adult-use cannabis program and resultant proliferation of illicit retail cannabis distribution operations in the state. We believe that new product introductions, the expansion of wholesale revenue streams, our potential participation in the adult-use market, and the potential relocation of some of our retail dispensaries to superior sites will contribute to improving profit margins in the future. We also anticipate additional growth of our home delivery service.
●
We have a large number of customers; our results of operations and financial results in New York are not dependent upon sales to one or a few major customers.

Manufacturing

We manufacture, assemble, and package cannabis finished goods across a variety of product segments:

i.	Inhalable: flower and trim, dabbable concentrates (e.g., Hash, Rosin, Temple Balls), distillate pre-filled vaporizer pens and cartridges, pre-rolls, distillate syringes.
ii.	Ingestible: edibles, tablets, softgels, oral solutions, oral spray, tinctures, lozenges.
iii.	Topicals: balms and topical bars.

We have wholesale operations in Maryland and New York. Manufactured products are sold to third parties, where allowed, and are also distributed to Company-owned and operated retail dispensaries.

Principal Products or Services

Our brands include:

●	Vireo Spectrum™ brand pre-filled distillate vaporizer pens and cartridges, syringes, bulk oil, softgels, tablets, oral solutions, oral spray, topical bars, and topical balms;
●	Vireo Selects™ brand distillate vaporizer pens
●	1937™ brand distillate vaporizer pens and cartridges, flower and trim, and dabbable concentrates (e.g., Hash, Rosin, Temple Balls);
●	LiteBud™ pre-roll and flower products;
●	Boundary Waters™ pre-roll products;
●	Hi-Color™ edibles;
●	Kings and Queens™ concentrates, including live and cured resin badder, budder, sugar, and sauce; and
●	Various other flower and trim brands.

The following table shows which principal manufactured products we currently sell at our dispensaries in our various markets:

Market	Principal Products
Maryland

1937 Vape Cartridges; Vireo Selects Vape Cartridges; 1937 Concentrates; 1937 Pre-Rolls; Lite Bud Pre-Rolls; 1937 Pre-Pack Flower; 1937 Bulk Flower; 1937 Bulk Trim; Hi-Color™ edibles; Kings and Queens™ concentrates; Small A$$ Buds bulk flower

Minnesota

Vireo Selects Vape Cartridges, Hi-Color™ edibles, Vireo Spectrum Flower and Pre-Rolls, Boundary Waters Pre-Rolls, Vireo Spectrum Capsules; Vireo Spectrum Tincture; Vireo Spectrum Oral Solution; Vireo Spectrum Oral Spray; Vireo Spectrum Syringe/Bulk Oil; Vireo Spectrum Tablet; Vireo Spectrum Topical Balm; Vireo Spectrum Topical Bar

New York

Vireo Selects Vape Cartridges, Vireo Spectrum Vape Cartridges; Hi-Color™ edibles, Vireo Spectrum Syringes/Bulk Oil; Vireo Spectrum Softgel; Moonlight Softgel; Vireo Spectrum Oral Solution; Vireo Spectrum Oral Spray; Vireo Spectrum Balm; Vireo Spectrum Flower; Vireo Spectrum Pre-Rolls

Retail Strategy

We have invested substantial resources in developing customer-friendly store designs and floorplans. In 2020, we began constructing new dispensaries using a new layout and color scheme tied to the Green Goods™ trademark and began converting existing dispensaries to this new theme.

Members of our management team have experience in real estate development, which has enabled us to secure premium locations for some of our dispensaries. Typically, we seek locations with high foot traffic and good visibility, close to densely populated residential areas. We also consider location, vehicular traffic, demographics, and competitor locations when selecting retail locations.

Principal Business Objectives

Our principal business objectives over the next 12-month period include achieving positive operating cash flow; continuing growth and expansion in the Minnesota market through flower offerings and edibles; planning and execution in New York for impending adult use program through expanding our facilities and product offerings, subject to regulatory approval; and increasing wholesale sales in our core markets.

Employees and Human Capital Resources

As of July 23, 2023, we had 500 employees, 377 of whom were full time employees. Certain of our employees in Maryland, Minnesota and New York are represented by local offices of the United Food and Commercial Workers International Union (“UFCW”). The collective bargaining agreements with the employees in these states expire as follows:

State	Agreement Expiration
Maryland	October 31, 2024
Minnesota	November 21, 2024
New York (non-drivers)	October 31, 2023

In addition, our home delivery drivers in New York are represented by the Warehouse Production Sales & Allied Service Employees Union, AFL-CIO Local 811 (“Local 811”). Our collective bargaining agreement with Local 811 expires July 31, 2023. We consider our relations with our employees, with UFCW and with Local 811 to be good overall.

Our human capital resources objectives include identifying, recruiting, retaining, incenting and integrating our existing and additional employees into our collaborative, results-focused culture. Our compensation program is designed to attract, motivate and retain highly qualified executives and employees. We are committed to a culture that values diversity, mutual respect, equity and collaboration that helps achieve our enterprise goals.

Research and Development

Our former research and development activities primarily focused on developing new, innovative, and patent-protectable products for the cannabis market. These efforts have focused on novel cannabinoid formulations as well as accessory products designed to improve the cannabis consumption experience. We also experimented with plant spacing and nutrient blends, cannabis variety trialing and improved pest management techniques. We also engaged in research and development activities focused on developing new extracted or infused products.

Patents and Trademarks

We hold two patents for “Tobacco Products with Cannabinoid Additives and Methods for Reducing the Harm Associated with Tobacco Use” (US Patents 10,369,178 and 10,702,565) and have a number of other patents pending with the United States Patent and Trademark Office (“USPTO”).

We have successfully registered the trademarks Vireo Health® and Green Goods® with the USPTO and have applied to register a number of other trademarks with the USPTO, including:

•	1937™
•	Lite Bud™
•	Terp Safe™
•	Amplifi™

Competitive Conditions and Position

Historically, Vireo U.S. won licenses in competitive, merit-based selection processes. We pursued opportunities in limited license markets with higher barriers to entry presenting an opportunity for higher returns or the development of strategic opportunities.

The industry is highly competitive with many operators, including large multi-state operators and smaller regional and local enterprises. We face competition from other companies that have greater resources, enhanced access to public equity and debt markets, superior cultivation and manufacturing capabilities, lower operating costs, better-located retail facilities, more experienced management, or that may be more mature as businesses. There are several multi-state operators that we compete directly with in some of our operating markets. Aside from current direct competition, other operators that are sufficiently capitalized to enter the Company’s markets through new licensure or acquisitive growth are also considered potential competitors. Similarly, if and to the extent we continue to enter new markets, we will encounter new direct competitors.

See “Risk Factors – We face intense competition in a new and rapidly growing industry from licensed companies with more experience and financial resources than we have and from unlicensed and unregulated participants.”

Regulation of Cannabis in the United States

Below is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where we operate through our subsidiaries. We currently operate facilities in Maryland, Minnesota, and New York.

Regulation of Cannabis in the United States Federally

We currently directly derives a substantial portion of our revenues from the cannabis industry in certain U.S. states, which industry is illegal under U.S. Federal Law. As of December 31, 2022, the Company is directly involved (through licensed subsidiaries) in both the medical and adult-use cannabis industry in the states of New York, Minnesota, and Maryland, as permitted within such states under applicable state law. The U.S. Supreme Court has ruled that Congress has the constitutional authority to enact the existing federal prohibition on cannabis. As described further below, U.S. federal law now bifurcates the legality of “hemp” from “marihuana” (also commonly known as marijuana). For purposes of this filing, the term “cannabis” means “marihuana” as set forth in the Controlled Substances Act (21 U.S.C. § 811) (the “Controlled Substances Act”) and is used interchangeably with the term “marijuana.” The U.S. federal government regulates drugs through the Controlled Substances Act, which places controlled substances, including marijuana, on a schedule. Marijuana is classified as a Schedule I drug. The Department of Justice defines Schedule I drugs, substances or chemicals as “drugs with no currently accepted medical use and a high potential for abuse.” With the limited exceptions of Epidiolex, a pharmaceutical derived from the cannabis extract cannabidiol (“CBD”), and certain drugs that incorporate synthetically derived cannabinoids (i.e., Marinol, Syndros, and Cesamet), the U.S. Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. Moreover, under the Agriculture Improvement Act of 2018 (commonly referred to as the 2018 Farm Bill), marijuana remains a Schedule I controlled substance under the Controlled Substances Act, with the exception of hemp and extracts derived from hemp (such as CBD) with a tetrahydrocannabinol (“THC”) concentration of less than 0.3%.

State laws regulating cannabis are in direct conflict with the Controlled Substances Act. Although certain states and territories of the U.S. authorize medical or recreational cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal; any such acts are criminal acts under federal law under the Controlled Substances Act. Although our activities are compliant with applicable state and local laws, strict compliance with state and local laws with respect to cannabis may neither absolve the Company of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought against the Company.

There is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the U.S. Congress amends the Controlled Substances Act with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that Federal authorities may enforce current U.S. federal law. We will continue to monitor compliance on an ongoing basis in accordance with our compliance program and standard operating agreement procedures. While our operations are in material compliance with all applicable state laws, regulations and licensing requirements, such activities remain illegal under United States federal law. If the Department of Justice policy were to aggressively pursue debt or equity owners of cannabis-related business and U.S. Attorneys followed such Department of Justice policies by pursuing prosecutions, then the Company could face, (i) seizure of its cash and other assets used to support or derived from its cannabis subsidiaries and (ii) the arrest of its employees, directors, officers, managers and investors, who could face charges of ancillary criminal violations of the CSA for aiding and abetting and conspiring to violate the Controlled Substances Act by virtue of providing financial support to state-licensed or permitted cultivators, processors, distributors and/or retailers of cannabis. Additionally, as has been affirmed by U.S. Customs and Border Protection, employees, directors, officers, managers and investors of the Company who are not U.S. citizens face the risk of being barred from entry into the U.S., for life.

In August 2013, then-Deputy Attorney General, James Cole, authored a memorandum (the “Cole Memorandum”) addressed to all United States district attorneys acknowledging that, notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several states had enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined the priorities for the Department of Justice (the “DOJ”) relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale, and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the DOJ never provided specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOG should be focused on addressing only the most significant threats related to cannabis. States where medical cannabis had been legalized were not characterized as a high priority.

In March 2017, then-Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit. However, on January 4, 2018, Mr. Sessions issued a memorandum that rescinded and superseded the Cole Memorandum effective immediately (the “Sessions Memorandum”). The Sessions Memorandum stated, in part, that current law reflects Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime”, and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to marijuana activities. The inconsistency between federal and state laws and regulations is a major risk factor.

As a result of the Sessions Memorandum, federal prosecutors were free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active federal prosecutors will be in relation to such activities. Furthermore, the Sessions Memorandum did not discuss the treatment of medical cannabis by federal prosecutors. As an industry best practice, despite the rescission of the Cole Memorandum, we continue to do the following to ensure compliance with the guidance provided by the Cole Memorandum:

•

Ensure the operations of our subsidiaries and business partners are compliant with all licensing requirements that are set forth with regards to cannabis operation by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions. To this end, we retain appropriately experienced legal counsel to conduct the necessary due diligence to ensure compliance of our operations with all applicable regulations.

•

The activities relating to cannabis business adhere to the scope of the licensing obtained for example, in the states where only medical cannabis is permitted, the products are only sold to patients who hold the necessary documentation to permit the possession of the cannabis.

•

We only work through licensed operators, which must pass a range of requirements, adhere to strict business practice standards, and be subjected to strict regulatory oversight whereby sufficient checks and balances ensure that no revenue is distributed to criminal enterprises, gangs, and cartels.

•

We conduct reviews of products and product packaging to ensure that the products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

•	Our subsidiaries have implemented inventory-tracking systems and necessary procedures to ensure that inventory is effectively tracked, and the diversion of cannabis and cannabis products is prevented.

Former Attorney General William Barr, who succeeded Attorney General Sessions, did not provide a clear policy directive for the United States related to state-legal cannabis-related activities. However, in a written response to questions from U.S. Senator Cory Booker made as a nominee, Attorney General Barr stated, “I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” Attorney General Barr’s statements were not an official declaration of the DOJ policy and were not binding on the DOJ, on any U.S. Attorney or on the Federal courts. On March 11, 2021, Merrick Garland was confirmed as the new Attorney General. Attorney General Garland has not yet made a formal statement or written response on the matter; however, during his confirmation hearings he stated that federal prosecution of state-licensed cannabis operators is not a “useful use” of limited prosecutorial resources. Moreover, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the U.S. Congress amends the Controlled Substances Act with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that Federal authorities may enforce current U.S. federal law. We will continue to monitor compliance on an ongoing basis in accordance with our compliance program and standard operating agreement procedures. While our operations are in material compliance with all applicable state laws, regulations and licensing requirements, such activities remain illegal under United States federal law. For the reasons described above and the risks further described in the “Risk Factors” section below, there are significant risks associated with our business.

Although the Cole Memorandum has been rescinded, Congress has passed a so-called “rider” provision in the FY 2015, 2016, 2017, 2018, and 2019 Consolidated Appropriations Acts to prevent the DOJ from using congressionally appropriated funds to prevent any state or jurisdiction from implementing a law that authorizes the use, distribution, possession, or cultivation of medical marijuana. The rider is known as the “Rohrabacher-Farr” Amendment after its original lead sponsors (it is also sometimes referred to as the “Rohrabacher-Blumenauer” or, in its Senate Form, the “Leahy” Amendment, but it is referred to in this report as “Rohrabacher-Farr”).

Rohrabacher-Farr is typically included in short-term funding bills or continuing resolutions by the House of Representatives, whereas the Leahy Amendment was included in the fiscal year 2020 budget by the Senate, which was signed on December 20, 2019. Rohrabacher-Farr prevents the DOJ from using congressionally appropriated funds to enforce federal cannabis laws against regulated medical cannabis actors operating in compliance with state and local law. Rohrabacher-Farr has been renewed effective through September 30, 2023.

The risk of federal enforcement and other risks associated with the Company’s business are described in Item 1A.—”Risk Factors.”

Regulation of the Cannabis Market at State and Local Levels

Below is a summary overview of the licensing and regulatory framework in the states where Goodness Growth or our subsidiaries are currently operating under licenses or rights to operate.

Maryland

Maryland Regulatory Landscape

In 2012, a state law was enacted in Maryland to establish a state-regulated medical cannabis program. Legislation was signed in May 2013 and the program became operational on December 1, 2017. The Natalie M. LaPrade Maryland Medical Cannabis Commission (the “MMCC”) regulates the state program and awarded operational licenses in a highly competitive application process. The market is divided into three primary classes of licenses: dispensary, cultivation, and processing. Medical cannabis dispensary license pre-approvals were issued to 102 dispensaries out of a pool of over 800 applicants, 15 processing licenses were awarded out of a pool of 124 applicants and 15 cultivation licenses were awarded out of a pool of 145 applicants.

The medical cannabis program was written to allow access to medical cannabis for patients with qualifying medical conditions, including chronic pain, nausea, seizures, glaucoma, and post-traumatic stress disorder or “PTSD.”

In April 2018, Maryland lawmakers agreed to expand the state’s medical cannabis industry by adding another 20 licenses: 7 for cultivation and 13 for processing. Permitted products for sale and consumption include oil-based formulations, dry flower and edibles and other concentrates.

In November 2022, Maryland voters approved recreational marijuana legalization via ballot initiative. Under the initiative, listed as Question 4 on the ballot, adults 21 and older in Maryland will be allowed to possess up to 1.5 ounces of marijuana and grow two plants out of the public view beginning July 1, 2023.

Licenses in Maryland

We operate one dispensary in Frederick, Maryland, which opened in March 2021 and one dispensary in Baltimore, Maryland, which we acquired in November 2021. We also operate a production facility of 30,000 square feet and a 110,000 square-foot cultivation facility. We hold phase 2 licenses for cultivation, processing, and dispensing. Wholesale revenues have grown, driven in part by new product offerings and increased market penetration. Our cultivation and production licenses, as well as the license for our Frederick, Maryland dispensary, were awarded to our affiliate MaryMed, LLC through merit-based license application processes. Merit-based license awards require limited investment and thus present high-return opportunities. Our dispensary license for our Baltimore, Maryland location was acquired from Charm City Medicus, LLC on November 19, 2021. We believe that our medical and scientific background helped Goodness Growth develop a competitive advantage in the marketplace.

Maryland Licenses and Regulations

Maryland licenses are valid for six years and are subject to four-year renewals after required fees are paid and provided that the business remains in good standing. Renewal requests are typically communicated through email from the MMCC and include a renewal form.

Maryland Reporting Requirements

The State of Maryland uses Marijuana Enforcement Tracking Regulation and Compliance system (METRC) as the state’s computerized track and trace (“T&T”) system for seed-to-sale. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements. We use a third-party application for our computerized seed to sale software, which integrates with the state’s METRC program and captures the required data points for cultivation, manufacturing and retail a as required in the Maryland Medical Cannabis law.

Minnesota

Minnesota Regulatory Landscape

Legislation passed during the 2014 Minnesota legislative session created a new process allowing seriously ill individuals from Minnesota to use medical cannabis to treat a set of nine qualifying medical conditions. The qualifying medical conditions have been expanded to now include 15 qualifying conditions. The Medical Cannabis Program is regulated and administered by the Minnesota Department of Health which oversees all cultivation, production, and distribution facilities. In the initial program the Minnesota Department of Health had registered two manufacturers, with each manufacturer having licenses for four distribution facilities across the state. Minnesota now allows a manufacturer to operate eight distribution facilities, which may include the manufacturer’s single location for cultivation, harvesting, manufacturing, packaging, and processing but is not required to include that location.

Medical cannabis is provided to patients as a dried raw cannabis, liquid, pill, topical (lotions, balms, and patches), vaporized delivery method that does not require the use of dried leaves or plant form, water-soluble cannabinoid multi-particulates (for example, granules, powders, and sprinkles) and orally dissolvable products such as lozenges, gums, mints, buccal tablets, and sublingual tablets.

In terms of safety and security, there are several precautions built into the program. For example, registered manufacturers must contract with a laboratory for testing the quality and consistency of the medical cannabis products. Manufacturers’ facilities are also subject to state inspections.

Minnesota has also implemented a process for monitoring and evaluating the health impacts of medical cannabis on patients which will be used to help patients and health professionals grow their understanding of the benefits, risks, and side effects of medical cannabis.

In 2022, edibles and dried cannabis flower for smoking were added to the medical program in Minnesota.

On July 1, 2022, Minnesota Statutes s. 151.72 went into effect, which permits the sale, to anyone age 21 or older in the state, of edible products derived from hemp and containing no more than 5mg of THC per serving and 50mg per package.

On January 5, 2023, H.F. No. 100 (“H.F. 100”) was introduced into the Minnesota House of Representatives. H.F. 100, if passed, reconciled with a companion bill in the Minnesota senate, and signed by the Governor, would create an adult-use cannabis program in the State of Minnesota. The probability and timing of the enactment of an adult-use cannabis program, as well as the Company’s ability to participate in any such program, remain uncertain as of the date of filing of this Registration Statement.

Licenses and Permits in Minnesota

Our license in Minnesota was awarded in 2015 through merit-based license application processes. Merit-based license awards require limited investment and thus present high-return opportunities. We believe that our medical and scientific expertise helped us develop a competitive advantage in the marketplace.

Vireo Health of Minnesota, LLC, which is a subsidiary of Goodness Growth, holds one vertically-integrated medical cannabis license to operate one cultivation and production facility in Otsego, MN and eight retail medical cannabis dispensaries in the state of Minnesota, located in Blaine, Bloomington, Burnsville, Hermantown, Rochester, Minneapolis, Moorhead, and Woodbury.

Minnesota Licenses and Regulations

We currently operate eight retail dispensaries and one cultivation and production facility of approximately 90,000 square feet. Recent changes to the state’s qualifying conditions for medical cannabis patients have contributed to increases in patient enrollment. The

March 2022 addition of dried raw cannabis to the list of allowed delivery methods, give our management team optimism that the Minnesota market remains a growth opportunity for the Company.

Minnesota state licenses are renewed every two years. Every two years, licensees are required to submit a renewal application with the commissioner at least six months before its registration term expires. The most recent manufacturer annual fee paid in 2021 was $189,220 and is non-refundable. Additionally, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations noted against the applicable licenses, and subject to the possible effect of the enactment of H.F. 100 or any other adult-use cannabis legislation in the state, The Company expects to receive the applicable renewed license in the ordinary course of business. While the Company’s compliance controls have been developed to mitigate the risk of any material violations of a license arising, there is no assurance that the Company’s license will be renewed in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process could impede the ongoing or planned operations of the Company and have a material, adverse effect on the Company’s business and financial results.

Minnesota Reporting Requirements

The State of Minnesota uses Marijuana Enforcement Tracking Regulation and Compliance system (METRC) as the state’s computerized T&T system for seed-to-sale. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements. We use a third-party application for our computerized seed to sale software, which integrates with the state’s Metrc program and captures the required data points for cultivation, manufacturing and retail as required.

New York

New York Regulatory Landscape

The Compassionate Care Act was signed into law on July 5, 2014. The law was expanded in January 2022 to remove a previous list of qualifying conditions. The law now allows patients to use medical cannabis for any condition that could be treated by medical cannabis as recommended by their doctor.

Physicians must complete a New York State Department of Health-approved course and register with the New York Department of Health Medical Marijuana Program to certify patients. Practitioners must consult the New York State Prescription Monitoring Program Registry prior to issuing a certification to a patient for medical cannabis.

Patients who are certified by their practitioners are required to apply to obtain a registry identification card in order to obtain medical cannabis certified patients may designate up to two caregivers, who must also register with the Department of Health, to obtain and administer medical cannabis products on behalf of the patients.

There are ten registered organizations, which each hold a vertically integrated license allowing the cultivation, manufacture, transport, distribution, and dispensation of medical cannabis. Registered organizations may only manufacture medical cannabis products in forms approved by the Commissioner of the Department of Health. Approved forms currently include whole flower, metered liquid or oil preparations, solid and semisolid preparations (e.g., capsules, chewable and effervescent tablets, lozenges), metered ground plant preparations, and topical forms and transdermal patches. The Compassionate Care Act expressly provides that a certified medical use of cannabis does not include smoking and that all prices must be approved by the New York Department of Health.

Each registered organization may have up to four dispensing facilities, owned and operated by the registered organization, where approved medical cannabis products will be dispensed to certified patients or their designated caregivers, who have registered with the Department. Dispensing facilities must report dispensing data to the New York State Prescription Monitoring Program Registry and consult the registry prior to dispensing approved medical cannabis products to certified patients or their designated caregivers.

The Marihuana Regulation & Taxation Act was signed into law on March 31, 2022, legalizing adult-use cannabis in New York State. MRTA established a new Office of Cannabis Management governed by a Cannabis Control Board to comprehensively regulate adult-use, medical, and hemp cannabis. The OCM has begun to issue licenses and is currently promulgating rules and regulations outlining how and when our business can participate in the adult-use cannabis market.

Licenses and Permits in New York

Our licenses in New York were each awarded to us through merit-based license application processes.

Through our subsidiary Vireo Health of New York, LLC, we hold one of ten vertically integrated medical cannabis licenses. We currently have a cultivation and processing facility in Johnstown, NY and four dispensaries throughout the State in New York City (Queens County), Binghamton, White Plains and Albany. We also operate a home-delivery service based out of our Queens dispensary.

Our New York cultivation and processing facility is approximately 21 acres and compromised of 13,650 square foot of indoor cultivation space, 38,304 square feet of greenhouse cultivation space, and 7,350 square feet of laboratory and processing space. The facility has been in continuous production and sale of cannabis since January 2016. In addition, we have under construction, on an adjacent parcel to the existing facility, approximately 110,000 square feet of incremental cultivation and processing facility housed inside a building exceeding 300,000 square feet.

New York Licenses and Regulations

In New York, we were one of the original five registered organizations, placing second in the initial selection process, and are currently one of ten registered organizations (vertically integrated medical cannabis licensees) in the state. While we believe the long-term opportunity in New York is substantial, recent performance has been impacted by neighboring states transitioning to recreational-use jurisdictions, as well as by increasing competition from other developing operators. New product introductions and the beginning of wholesale revenue streams may contribute to improving profit margins in the future. We anticipate additional growth of our home delivery service.

New York registered organization licenses expire 2 years after the date of issuance. An application to renew must be filed with the Department not more than six months nor less than four months prior to the expiration thereof. Registration fees are $200,000 and are refundable if the applicant is not granted a renewal registration.

New York Reporting Requirements

The state of New York uses BIOTRACKTHC© as the state’s cultivation and production computerized T&T system. Leaf Logix is used as state’s point of sale T&T system. Individual licensees are required to push data to the state to meet all reporting requirements.

Our Compliance Program

Expenditures for compliance with federal, state, and local environmental laws and regulations are consistent from year to year and are not material to our financial results. We are compliant with all applicable regulations and properly disposes of the toxic and hazardous substances it uses in our operations.

The Company is classified as having “direct” involvement in the U.S. marijuana industry and are in material compliance with applicable licensing requirements and the regulatory framework enacted by each state in which it operates. We are not subject to any material citations or notices of violation with applicable licensing requirements and the regulatory framework enacted by each applicable state that may have an impact on our licenses, business activities or operations.

With the oversight of our General Counsel and Chief Compliance Officer, our compliance team oversees, maintains, and implements our compliance program. In addition to our internal legal department, we have engaged state regulatory compliance counsel in many jurisdictions.

The compliance team oversees training for cultivation, production and dispensary managers and employees, along with other department leaders and other designated persons as needed, on compliance with state and local laws and regulations. Our compliance team also monitors all compliance notifications from the regulators and inspectors and lead the effort to timely resolve any issues identified. We keep records of all compliance notifications received from the state regulators or inspectors and how and when the issue was resolved.

We have created comprehensive standard operating procedures that include detailed descriptions and instructions for receiving shipments of inventory, inventory tracking, recordkeeping and record retention practices related to inventory, as well as procedures for performing inventory reconciliation and ensuring the accuracy of inventory tracking and recordkeeping. We maintain accurate records of our inventory at all licensed facilities. We conduct audits of our cannabis and cannabis products inventories at least weekly in order to detect any possible diversion. In addition to weekly inventory audits, security and/or compliance staff conduct unscheduled, unannounced audits to prevent complacency or the perception thereof. Adherence to our standard operating procedures is mandatory and ensures that our operations are compliant with the rules set forth by the applicable state and local laws, regulations, ordinances, licenses and other requirements. We also verify adherence to standard operating procedures by regularly conducting internal inspections and ensure that any issues identified are resolved quickly and thoroughly.

In January 2018, United States Attorney General, Jeff Sessions rescinded the Cole Memorandum and thereby created a vacuum of guidance for enforcement agencies and the DOJ. As an industry best practice, despite the recent rescission of the Cole Memorandum, we continue to do the following to ensure compliance with the guidance provided by the Cole Memorandum:

●	Ensure the operations of our subsidiaries and business partners are compliant with all licensing requirements related to cannabis operation by applicable state, county, municipality, town, township, borough, and other political/administrative divisions. To this end, we retain appropriately experienced legal counsel to conduct the necessary due diligence to ensure compliance of such operations with all applicable regulations;
●	The activities relating to cannabis business adhere to the scope of the licensing obtained. For example, in the states where only medical cannabis is permitted, cannabis products are only sold to patients who hold the necessary documentation whereas, in the states where cannabis is permitted for adult recreational use, in the future, we intend to sell our cannabis products only to individuals who meet the requisite age requirements;
●	We adhere to compliant business practices and has implemented strict regulatory oversight to ensure that no revenue is distributed to criminal enterprises, gangs or cartels; and
●	We conduct reviews of products and product packaging to ensure that the products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

We will continue to monitor compliance on an ongoing basis in accordance with our compliance program and standard operating procedures. While our operations are in compliance with all applicable state laws, regulations and licensing requirements in all material respects, such activities remain illegal under United States federal law. For the reasons described above and the risks further described in Risk Factors below, there are significant risks associated with our business. Readers are strongly encouraged to carefully read all the risk factors contained in Item 1A. Risk Factors, below.

Legal Proceedings

We are involved in various regulatory issues, claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material, adverse effect on our results of operations or financial condition.

Schneyer Litigation

On February 25, 2019, Dr. Mark Schneyer (“Schneyer”) filed a lawsuit in Minnesota District Court, Fourth District (the “Court”), on his own behalf and, derivatively, on behalf of Dorchester Capital, LLC, naming Vireo U.S., Dorchester Management, LLC (“Dorchester Management”), and Dorchester Capital, LLC (“Capital”), as defendants. The essence of the claims made by Schneyer is Vireo U.S. paid an inadequate price for MaryMed, LLC (“MaryMed”), which it purchased it from Capital in 2018, and that the consideration given – shares of preferred stock in Vireo U.S. – was distributed inappropriately by Capital at the direction of Dorchester Management (the managing member of Capital). Schneyer, who is a Class B member of Capital, is seeking unspecified damages in excess of $50,000 and other relief. Dorchester Management, LLC is an affiliated entity to Vireo U.S. and was previously used as a management company over Dorchester Capital, LLC. It no longer has active operations following Vireo Health, Inc.’s acquisition of MaryMed, LLC in 2018. It is owned and controlled by Kyle E. Kingsley, who is a director and Executive Chairman of the Company, and Amber H. Shimpa, who is a director and President of Vireo U.S. and the Company.

Simultaneously with the complaint, Schneyer filed a motion seeking a temporary restraining order (“TRO”) to prevent the “further transfer” of MaryMed which would, Schneyer claimed, occur if Vireo U.S.’s RTO transactions were allowed to occur. The Court held a hearing on the motion for TRO on March 5, 2019 and denied the motion on the same day.

Weeks prior to commencement of the litigation, Dorchester Management had appointed a special litigation committee (“SLC”) on behalf of Capital to investigate the consideration provided by Vireo U.S. for the purchase of MaryMed and assess any potential claims Capital may have as a result of the transaction. The SLC, a retired judge who engaged another retired judge as legal counsel to the SLC, was appointed in accordance with Minnesota law, issued a report on May 1, 2021, recommending, among other things, that certain claims be permitted to proceed (the “Remaining Derivative Claims”) and other claims not be permitted to proceed by the Court (the “Rejected Derivative Claims”).

On July 7, 2021, Schneyer filed a Second Amended Complaint asserting direct claims on behalf of himself and the Remaining Derivative Claims on behalf of Capital and some Rejected Derivative Claims on behalf of Capital. Under Delaware law, Capital has a right to control the litigation of the Remaining Derivative Claims, the Rejected Derivative Claims, and any other derivative allegations that may be asserted on behalf of Capital. On August 17, 2021, Management exercised this right for Capital and appointed a second independent special litigation committee (the “Second SLC”), a partner at an international law firm, to manage the litigation of the claims raised in Schneyer’s Second Amended Complaint. On August 31, 2021, Capital filed a complaint at the Second SLC’s direction alleging the Remaining Derivative Claims and the Rejected Derivative Claims. Schneyer opposed the appointment of the Second SLC.

On December 9, 2021, the Court dismissed Schneyer’s claim for rescissory damages and the Remaining Derivative Claim alleging fraud. The Court also ruled that the Remaining Derivative Claims should be pursued by the Second SLC. Finally, the Court also denied Schneyer’s request to seek punitive damages.

On February 22, 2022, the Minnesota Court of Appeals denied the immediate review of the December 9, 2021 order.

On June 20,2022 the Court issued an order amending and realigning the complaint brought by Capital for the Remaining Derivative Claims. The order also denied Vireo U.S.’ and Dorchester Management’s motion to dismiss the Remaining Derivative Claims brought by Capital.

Verano

On January 31, 2022, the Company entered into the Arrangement Agreement with Verano, pursuant to which Verano was to acquire all of the issued and outstanding shares of Goodness Growth pursuant to a Plan of Arrangement. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Goodness Growth Shares would receive 0.22652 of a Verano Subordinate Voting Share, subject to adjustment as described below, for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, Goodness Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of the $14,875,000 termination fee and its transaction expenses of up to $3,000,000. Goodness Growth denies all of Verano’s allegations and affirmatively states that it has complied with its obligations under the Arrangement Agreement, and will continue to comply with its disclosure obligations under US and Canadian law, in all material respects at all times. We believe that Verano has no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement.

On October 21, 2022, Goodness Growth commenced an action in the Supreme Court of British Columbia against Verano after Verano wrongfully repudiated the Arrangement Agreement. The Company is seeking as-yet-unspecified damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance.

On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible for Goodness Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the financial information and the notes thereto included in this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “forward-looking information” within the meaning of Canadian securities laws. These statements are often identified by the use of words such as “expect,” “plan,” “expected,” “scheduled,” “estimates,” “estimated,” “forecasts,” “continue,” “continued,” “anticipate,” “will,” “expectations,” “cannot,” “could,” “believe,” “focused,” “intention,” “strategic,” “future,” “approach,” “strategy,” “efforts,” “potential,” “potentially,” “possible,” “may,” “intend,” “intended,” “intent,” “should,” “might,” “would,” “achieve,” “allowed to,” “over time,” “likely,” “remain,” “opportunities,” “seeking,” or the negative or plural of these words or similar expressions or variations. Such forward-looking statements and forward-looking information are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements or forward-looking information. Factors that could cause or contribute to such differences include, but are not limited to, those identified in this Registration Statement and those discussed in the section titled “Risk Factors” set forth in Part I, Item 1A of this Registration Statement, the section titled “Cautionary Note Regarding Forward-looking Statements” and in our other SEC and Canadian public filings. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this Registration Statement and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. You should not rely upon forward-looking statements or forward-looking information as predictions of future events. Furthermore, such forward-looking statements or forward-looking information speak only as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statements or forward-looking information to reflect events or circumstances after the date of such statements.

Amounts are presented in United States dollars, except as otherwise indicated.

Overview of the Company

Goodness Growth is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. The Company is evolving with the industry and is in the midst of a transformation to being significantly more customer-centric across its operations, which include cultivation, manufacturing, wholesale and retail business lines. With our core operations strategically located in four limited-license markets through our state-licensed subsidiaries, we cultivate and manufacture cannabis products and distribute these products through our growing network of Green Goods® and other retail dispensaries we own or operate as well as to third-party dispensaries in the markets in which our subsidiaries hold operating licenses.

On January 31, 2022, we entered into an Arrangement Agreement (the “Arrangement Agreement”) with Verano Holdings Corp. (“Verano”), pursuant to which Verano was to acquire all of the issued and outstanding shares of Goodness Growth pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Goodness Growth Subordinate Voting Shares was to receive 0.22652 of a subordinate voting share of Verano (each a “Verano Subordinate Voting Share”), subject to adjustment as described below, for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, we received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims our public filings and communications with respect to our business and ongoing operations were misleading and that we breached our representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of the $14,875,000 termination fee and its transaction expenses of up to $3,000,000. We deny all of Verano’s allegations and have complied with our obligations under the Arrangement Agreement in all material respects at all times. Verano has no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement.

On October 21, 2022, we commenced an action in the Supreme Court of British Columbia against Verano seeking damages after Verano wrongfully terminated the Arrangement Agreement. We are seeking damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance. On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

The termination of the Arrangement Agreement gives rise to substantial doubt about the Company’s ability to meet its obligations over the next twelve months. Company management is working with the Company’s lenders, counsel, and other applicable parties to implement a plan to effectively mitigate the conditions giving rise to substantial doubt. Elements of this plan may include, but are not limited to, asset sales, debt restructuring, and capital raises. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company’s continuance as going concern is dependent on its future profitability and implementation of the aforementioned plan. The Company may not be successful in these efforts.

Operating Segments

We report our operating results in one business segment: the cultivation, production, and sale of cannabis. We cultivate, manufacture, and distribute cannabis products to third parties in wholesale markets and cultivate, manufacture, and sell cannabis products directly to approved patients and adult-use-customers in our owned or operated retail stores.

During the year ended December 31, 2022, the Company had operating revenue in five states: Arizona, Maryland, Minnesota, New Mexico, and New York. Retail revenues were derived from sales in eighteen dispensaries throughout four states. We had eight operational dispensaries in Minnesota, four in New Mexico, four in New York, and two in Maryland. Wholesale revenues were derived from sales of products to third parties in the states of Arizona, Maryland, Minnesota, and New York. During the year ended December 31, 2022, we ceased all operations in Arizona. During the year ended December 31, 2021, we divested our retail operation in Arizona, and the Ohio business. We sold our business operations in New Mexico in June 2023.

Three months ended March 31, 2023, Compared to Three months ended March 31, 2022

Revenue

We derived our revenue from cultivating, processing, and distributing cannabis products through our eighteen dispensaries in four states and our wholesale sales to third parties in four states. For the three months ended March 31, 2023, 86% of our revenue was generated from retail dispensaries and 14% from wholesale business. For the three months ended March 31, 2022, 79% of our revenue was generated from retail business and 21% from wholesale business.

For the three months ended March 31, 2023, Minnesota operations contributed approximately 56% of revenues, New York contributed 18%, New Mexico contributed 6%, and Maryland contributed 20%. For the three months ended March 31, 2022, Minnesota operations contributed approximately 45% of revenues, New York contributed 22%, Arizona contributed 6%, New Mexico contributed 6%, and Maryland contributed 21%.

Revenue for the three-months ended March 31, 2023 was $19,088,423, an increase of $3,449,851 or 22% compared to revenue of $15,638,572 for the three-months ended March 31, 2022. The increase is primarily attributable to increased revenue contributions from the retail business in Minnesota partially offset by the lack of Arizona wholesale revenue. The key revenue driver is the increased patient demand in Minnesota driven by the addition of cannabis flower to the Minnesota medical program in March of 2022.

Retail revenue for the three months ended March 31, 2023 was $16,471,799 an increase of $4,059,576 or 33% compared to retail revenue of $12,412,223 for the three months ended March 31, 2022 primarily due to increased revenue contributions from Minnesota.

Wholesale revenue for the three months ended March 31, 2023 was $2,616,624, a decrease of $609,725 compared to wholesale revenue of $3,226,349 for the three months ended March 31, 2022. The decrease was primarily due to the lack of Arizona wholesale revenues.

	Three Months Ended
	March 31,
	2023	2022	$ Change	% Change
Retail:
MN	$10,718,916	$6,664,088	$4,054,828	61%
NY	2,361,942	2,858,893	(496,951)	(17)%
NM	1,052,316	923,353	128,963	14%
MD	2,338,625	1,965,889	372,736	19%
Total Retail	$16,471,799	$12,412,223	$4,059,576	33%

Wholesale:
AZ	$—	$1,011,063	$(1,011,063)	(100)%
MD	1,563,875	1,262,588	301,287	24%
NY	1,052,749	509,238	543,511	107%
MN	—	443,460	(443,460)	—%
Total Wholesale	$2,616,624	$3,226,349	$(609,725)	(19)%

Total Revenue	$19,088,423	$15,638,572	$3,449,851	22%
AZ	$—	$(1,011,063)	$1,011,063	(100)%
Total Revenue excluding AZ	$19,088,423	$14,627,509	$4,460,914	30%

Cost of Goods Sold and Gross Profit

Gross profit reflects total net revenue less cost of goods sold. Cost of goods sold represents the costs attributable to producing bulk materials and finished goods, which includes direct materials, labor, and certain indirect costs such as depreciation, insurance and utilities. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.

Cost of goods sold are determined from costs related to the cultivation and processing of cannabis and cannabis-derived products as well as the cost of finished goods inventory purchased from third parties.

Cost of goods sold for the three months ended March 31, 2023 was $9,568,211, a decrease of $3,581,683 compared to the three months ended March 31, 2022 of $13,149,894.

Gross profit for the three months ended March 31, 2023 was $9,520,212, representing a gross margin of 50%. This is compared to gross profit for the three months ended March 31, 2022 of $2,488,678 or a 16% gross margin. The increase in gross profit and margin was driven primarily by increased retail sales in Minnesota and a $3,476,917 decrease in inventory valuation adjustments. The decrease in inventory valuation adjustments was driven by the lack of Arizona related inventory net realizable value write downs during the three months ended March 31, 2023.

Our current production capacity has not been fully realized and we expect future gross profits to increase with revenue growth reflective of higher demand, increased product output and new product development. However, we expect gradual price compression as markets mature that could place downward pressure on our retail and wholesale gross margins.

Total Expenses

Total expenses other than the cost of goods sold consist of selling costs to support customer relationships, marketing, and branding activities. It also includes a significant investment in the corporate infrastructure required to support ongoing business.

Selling costs generally correlate to revenue. In the short-term as a percentage of sales, we expect selling costs to remain relatively flat. However, as positive regulatory developments in our core markets occur, we expect selling costs as a percentage of sales to decrease via growth in our retail and wholesale channels.

General and administrative expenses also include costs incurred at the corporate offices, primarily related to personnel costs, including salaries, benefits, and other professional service costs, as well as corporate insurance, legal and professional fees associated with being a publicly traded company. We expect general and administrative expenses as a percentage of sales to decrease as we realize revenue growth organically and through positive regulatory developments in our core markets.

Total expenses for the three months ended March 31, 2023, were $9,151,706 a decrease of $1,097,132 compared to total expenses of $10,248,838 for the three months ended March 31, 2022. The decrease in total expenses is primarily attributable to a decrease in salaries and wages and professional fees partially offset by an increase in share-based compensation expense.

Operating Income (Loss) before Income Taxes

Operating income (loss) before other income (expense) and provision for income taxes for the three months ended March 31, 2023, was $368,506 an increase of $8,128,666 compared to an operating loss of ($7,760,160) for the three months ended March 31, 2022.

Total Other Income (Expense)

Total other expense for the three months ended March 31, 2023, was $(7,112,476), a change of $1,434,146 compared to other expense of $(8,546,622) for the three months ended March 31, 2022. This change is primarily attributable to a decrease in impairment charges of $5,313,176 partially offset by an increase in interest expense of $2,532,990 driven by the Credit Facility.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end. For the three months ended March 31, 2023, tax expense totaled $1,662,000 compared to tax recoveries of $1,740,000 for the three months ended March 31, 2022. The increase in tax expense is primarily attributable to increased gross profit, decreased inventory valuation adjustments, and decreased asset impairments.

Year ended December 31, 2022, Compared to the Year Ended December 31, 2021

Revenue

We derived our revenue from cultivating, processing, and distributing cannabis products through our nineteen dispensaries in five states and our wholesale sales to third parties in four states. For the year ended December 31, 2022, 83% of the revenue was generated from retail dispensaries and 17% from wholesale business. For the year ended December 31, 2021, 82% of the revenue was generated from retail business and 18% from wholesale business.

For the year ended December 31, 2022, Minnesota operations contributed approximately 51% of revenues, New York contributed 20%, Arizona contributed 3%, New Mexico contributed 8%, and Maryland contributed 18%. For the year ended December 31, 2021, Minnesota operations contributed approximately 40% of revenues, New York contributed 25%, Arizona contributed 16%, New Mexico contributed 6%, and Maryland contributed 13%.

Revenue for the year ended December 31, 2022, was $74,625,867, an increase of $20,179,699 or 37% compared to revenue of $54,446,168 for year ended December 31, 2021. The increase is primarily attributable to revenue contributions from the retail business in Minnesota of $15.7 million, the retail business in Maryland of $4.7 million, and the retail business in New Mexico of $2.9 million, partially offset by the lack of revenues from the Arizona retail business, which was divested in 2021. Key revenue drivers are the increased patient demand in Minnesota driven by the addition of cannabis flower to the Minnesota medical program in March of 2022, the commencement of recreational marijuana sales in New Mexico on April 1, 2022, and the acquisition of Charm City Medicus, LLC, in the fourth quarter of 2021.

Retail revenue for the year ended December 31, 2022, was $62,123,357, an increase of $17,430,972 or 39% compared to retail revenue of $44,692,385 for the year ended December 31, 2021, primarily due to increased revenue contributions from Minnesota, Maryland, and New Mexico.

Wholesale revenue for the year ended December 31, 2022, was $12,502,510, an increase of $2,748,727 compared to wholesale revenue of $9,753,783 for year ended December 31, 2021. The increase was primarily due to increased wholesale demand in Maryland and New York.

	Year Ended
	December 31,
	2022	2021	$ Change	% Change
Retail:
MN	$37,461,646	$21,795,356	$15,666,290	72%
NY	10,676,424	11,473,918	(797,494)	(7)%
AZ	—	5,053,669	(5,053,669)	(100)%
NM	6,040,847	3,100,803	2,940,044	95%
MD	7,944,440	3,268,639	4,675,801	143%
Total Retail	$62,123,357	$44,692,385	$17,430,972	39%

Wholesale:
AZ	$2,361,233	$3,519,835	$(1,158,602)	(33)%
MD	5,474,824	3,688,359	1,786,465	48%
NY	3,994,313	2,478,906	1,515,407	61%
MN	672,140	—	672,140	100%
OH	—	66,683	(66,683)	(100)%

Total Wholesale	$12,502,510	$9,753,783	$2,748,727	28%

Total Revenue	$74,625,867	$54,446,168	$20,179,699	37%

AZ and OH Revenue	$(2,361,233)	$(8,640,187)	$6,278,954	(73)%
Total Revenue excluding AZ Retail and OH	$72,264,634	$45,805,981	$26,458,653	58%

Cost of Goods Sold and Gross Profit

Cost of goods sold are determined from costs related to the cultivation and processing of cannabis and cannabis-derived products as well as the cost of finished goods inventory purchased from third parties.

Cost of goods sold for the year ended December 31, 2022, was $43,717,706, an increase of $9,070,223 compared to the year ended December 31, 2021, of $34,647,483, driven most significantly by the product costs associated with the increase in revenues year over year.

Gross profit for the year ended December 31, 2022, was $30,908,161, representing a gross margin of 41%. This is compared to gross profit for the year ended December 31, 2021, of $19,798,685 or a 36% gross margin. The increase in margin and gross profit was driven primarily by increased retail revenues, specifically increased Minnesota retail contributions as a percentage of overall revenue, which carry higher margins.

Total Operating Expenses

Total operating expenses for the year ended December 31, 2022, were $37,847,526, a decrease of $2,432,723 compared to total expenses of $40,280,249 for the year ended December 31, 2021. The decrease in total expenses was attributable to a decrease in share-based compensation of $2,488,444.

Operating Loss before Income Taxes and Other Income (Expense)

Operating loss before other income (expense) and provision for income taxes for the year ended December 31, 2022, was $(6,939,365), a decrease of $13,542,199 compared to an operating loss before other income (expense) and provision for income taxes of $(20,481,564) for the year ended December 31, 2021.

Total Other Income (Expense)

Total other expense for the year ended December 31, 2022, was ($29,625,079), an increase of $20,538,168 compared to other expense of ($9,086,911) or the year ended December 31, 2021. The increase in other expense is primarily attributable to increased interest expense of $12,018,182 in 2022 driven by the issuance of promissory notes, increased impairment charges of $3,426,250 related to long-lived assets, and a decrease of $6,734,680 in asset disposal gains due to a lack of asset divestitures in 2022.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end. For the year ended December 31, 2022, Federal and State income tax expense totaled $5,893,000 compared to tax expense of $4,122,000 for the year ended December 31, 2021. The increase in tax expense is primarily attributable to the increase in gross profit relative to the prior year.

Year ended December 31, 2021, Compared to the Year Ended December 31, 2020

Revenue

We derived our revenue from cultivating, processing, and distributing cannabis products through our nineteen dispensaries in five states and our wholesale sales to third parties in four states. For the year ended December 31, 2021, 82% of the revenue was generated from retail dispensaries and 18% from wholesale business. For the year ended December 31, 2020, 76% of the revenue was generated from retail business and 24% from wholesale business.

For the year ended December 31, 2021, Minnesota operations contributed approximately 40% of revenues, New York contributed 25%, Arizona contributed 16%, New Mexico contributed 6%, and Maryland contributed 13%. For the year ended December 31, 2020, Minnesota operations contributed approximately 34% of revenues, New York contributed 23%, Arizona contributed 15%, New Mexico contributed 5%, Maryland contributed 8%, Ohio contributed 1%, and Pennsylvania contributed 14%.

Revenue for the year ended December 31, 2021, was $54,446,168, an increase of $5,234,839 or 11% compared to revenue of $49,211,329 for year ended December 31, 2020. The increase is primarily attributable to revenue contributions from the retail business in Minnesota of $5.3 million, the retail business in Maryland of $3.3 million, and the wholesale business in New York of $1.8 million, partially offset by the lack of revenues from the Pennsylvania retail and wholesale businesses, which were divested in 2020. Key revenue drivers were the opening of the Fredrick dispensary in Maryland in the first quarter of 2021, increased patient demand in Minnesota, which is primarily the result of four new dispensary openings that occurred in the fourth quarter of 2020, and a large New York bulk oil sale that occurred during 2021.

Retail revenue for the year ended December 31, 2021, was $44,692,385, an increase of $7,456,084 or 20% compared to retail revenue of $37,236,301 for the year ended December 31, 2020, primarily due to revenue contributions from Minnesota and Maryland.

Wholesale revenue for the year ended December 31, 2021, was $9,753,783, a decrease of $2,218,531 compared to wholesale revenue of $11,972,314 for year ended December 31, 2020. The decrease was primarily due to the divestiture of the Pennsylvania wholesale business in 2020.

	Year Ended
	December 31,
	2021	2020	$ Change	% Change
Retail:
MN	$21,795,356	$16,506,418	$5,288,938	32%
NY	11,473,918	10,890,084	583,834	5%
AZ	5,053,669	4,018,613	1,035,056	26%
NM	3,100,803	2,349,826	750,977	32%
MD	3,268,639	—	3,268,639	N.M.
PA	—	3,471,360	(3,471,360)	(100)%
Total Retail	$44,692,385	$37,236,301	$7,456,084	20%

Wholesale:
AZ	$3,519,835	$3,555,184	$(35,349)	(1)%
MD	3,688,359	3,797,655	(109,296)	(3)%
NY	2,478,906	630,277	1,848,629	293%
PA	—	3,521,867	(3,521,867)	100%
OH	66,683	467,331	(400,648)	(86)%
Total Wholesale	$9,753,783	$11,972,314	$(2,218,531)	(19)%

Other:
RI Royalty	$—	$2,714	$(2,714)	N.M.

Total Revenue	$54,446,168	$49,211,329	$5,234,839	11%
PA, OH, and AZ Retail Revenue	$(5,120,352)	$(11,479,171)	$6,358,819	(55)%
Total Revenue excluding AZ and OH	$49,325,816	$37,732,158	$11,593,658	31%
N.M. Not Meaningful

Cost of Goods Sold and Gross Profit

Cost of goods sold are determined from costs related to the cultivation and processing of cannabis and cannabis-derived products as well as the cost of finished goods inventory purchased from third parties.

Cost of goods sold for the year ended December 31, 2021, was $34,647,483, an increase of $2,563,875 compared to the year ended December 31, 2020, of $32,083,608, driven most significantly by the product costs associated with the increase in revenues year over year, and an increase in inventory valuation adjustments driven by a significant and unusual weather period in Arizona.

Gross profit for the year ended December 31, 2021, was $19,798,685, representing a gross margin of 36%. This is compared to gross profit for the year ended December 31, 2020, of $17,127,721 or a 35% gross margin. The increase in margin was driven by increased retail revenue, which carries a higher margin, as a percentage of total revenue in 2021, partially offset by an increase in inventory valuation adjustments of $1,666,696. The increase in inventory valuation adjustments was driven by a significant and unusual weather period in Arizona, which lead to increased obsolete inventory.

Total Operating Expenses

Total operating expenses for the year ended December 31, 2021, were $40,280,249, an increase of $109,406 compared to total expenses of $40,170,843 for the year ended December 31, 2020. The increase in total expenses was attributable to an increase in salaries and wages, professional fees, and general and administrative expenses of $7.3 million, an increase in amortization and depreciation of $0.4 million, offset by a decrease in share-based compensation of $7.6 million. The increase in salaries and wages, and general and administrative expenses was driven by significant operational buildout in existing markets, and the decrease in share-based compensation was driven by the lack of share-based compensation expense affiliated with warrant vesting in 2021.

Operating Loss before Income Taxes and Other Income (Expense)

Operating loss before other income (expense) and provision for income taxes for the year ended December 31, 2021, was $(20,481,564), a decrease of $2,561,558 compared to operating income before other income (expense) and provision for income taxes of $(23,043,122) for the year ended December 31, 2020.

Total Other Income (Expense)

Total other expense for the year ended December 31, 2021, was ($9,086,911), an increase of $17,977,839 compared to other income of $8,890,928 for the year ended December 31, 2020. The increase in other expense is primarily attributable to increased interest expense of $5,479,522 in 2021 driven by the issuance of promissory notes, the impairment charge of $5,169,951 related to long-lived assets, as well as the decrease in the gain on disposal of assets of $13,350,138, partially offset by the 2020 derivative loss of $6,260,480.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end. For the year ended December 31, 2021, Federal and State income tax expense totaled $4,122,000 compared to a tax expense of $8,790,000 for the year ended December 31, 2020. The 2020 expense is significantly impacted by the $20.3 million gain affiliated with the divestiture of various subsidiaries.

Non-GAAP Measures

EBITDA and Adjusted EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. The following information provides reconciliations of the supplemental non-GAAP financial measures presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. Management occasionally elects to provide supplemental non-GAAP financial measures in circumstances which it believes provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented. During fiscal years 2022 and 2023 to date, management discussed and provided reconciliation of quarterly EBITDA and Adjusted EBITDA to directly comparable GAAP financial measures. As a result, references and reconciliations to these measures have been provided for the full year. However, management does not undertake any responsibility to provide similar disclosures in future periods.

Our calculation of EBITDA and Adjusted EBITDA excludes “depreciation included in the cost of goods sold.” We believe excluding these additional items better represents EBITDA by excluding all depreciation. Our calculation of

EBITDA and Adjusted EBITDA now excludes “depreciation included in the cost of goods sold.” We believe excluding these additional items better represents EBITDA by excluding all depreciation.

	Year Ended
	December 31,
	2022	2021
Net income (loss)	$(42,457,444)	$(33,690,475)
Interest expense, net	22,593,552	10,575,370
Income taxes	5,893,000	4,122,000
Depreciation & Amortization	1,329,643	1,441,828
Depreciation included in cost of goods sold	2,682,818	2,404,711
EBITDA (non-GAAP)	$(9,958,431)	$(15,146,566)
Inventory adjustment	4,293,788	2,641,080
Loss on impairment of long-lived assets	8,596,201	5,169,951
Stock-based compensation	2,694,197	5,182,641
Other income	(1,190,863)	—
Gain on disposal of assets	(322,181)	(6,903,039)
Adjusted EBITDA (non-GAAP)	$4,112,711	$(9,055,933)

	Three Months Ended
	March 31,
	2023	2022
Net income (loss)	$(8,405,970)	$(14,566,782)
Interest expense, net	7,134,789	4,601,799
Income taxes	1,662,000	(1,740,000)
Depreciation & Amortization	319,277	328,363
Depreciation included in cost of goods sold	734,087	700,193
EBITDA (non-GAAP)	$1,444,183	$(10,676,427)

Liquidity and Capital Resources

As of December 31, 2022 and 2021, the Company had working capital of $17,019,820 and $25,233,518 respectively, reflecting a decrease in working capital of $8,213,698 for the year ended December 31, 2022.

The Company is an early-stage growth company. It is generating cash from sales and is deploying its capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term. Capital reserves are being utilized for capital expenditures and improvements in existing facilities, product development and marketing, as well as customer, supplier and investor and industry relations.

Current management forecasts and related assumptions support the view that we can adequately manage the operational needs of the business.

Credit Facility

During the year ended December 31, 2017, the Company signed a promissory note payable in the amount of $1,010,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis. Effective November 13, 2019, the Company’s promissory note payable in the amount of $1,010,000 was modified to increase the amount payable to $1,110,000. On December 28, 2021, the Company’s promissory note payable in the amount of $1,110,000 was modified to extend the maturity date to December 31, 2023, and the Company paid off $60,000 in principal.

On November 19, 2021, the Company signed a promissory note payable in the amount of $2,000,000 in connection with the acquisition of Charm City Medicus, LLC. The note bears an interest rate of 8% per annum with interest payments due on the last day of each calendar quarter. The maturity date of the note is November 19, 2023, and the note is secured by 25% of the membership interests in Vireo Health of Charm City, LLC.

On March 25, 2021, the Company entered into the Credit Facility, and executed a draw of $26,000,000 in principal. The unpaid principal amounts outstanding under the Credit Facility bear interest at a rate of (a) the U.S. prime rate plus 10.375% per annum payable monthly in cash, and (b) 2.75% per annum paid in kind interest payable monthly. The Company has the potential to extend the maturity date on the loans advanced on March 25, 2021, up to January 31, 2026, with the satisfaction of certain financial performance-related conditions, as provided in the Fifth Amendment.

On March 25, 2021, in connection with closing the Credit Facility, Goodness Growth issued in private offerings (a) five-year warrants to the agent and each lender to purchase an aggregate of 2,803,984 Subordinate Voting Shares at an exercise price of C$3.50 per Subordinate Voting Share, and (b) a five-year warrant to the broker to purchase 233,665 Subordinate Voting Shares at an exercise price of C$3.50 per Subordinate Voting Share. Each warrant provides customary anti-dilution provisions. The fair value of these warrants at the time of issuance was $5,395,759 which is treated as a deferred financing cost.

On November 18, 2021, the Company and lenders amended the Credit Facility to provide for an additional loan of $4,200,000 with a cash interest rate of 15% per annum and PIK interest of 2% per annum and no warrants were issued in connection with this loan. Cash received net of $156,900 in financing costs was $4,043,100. Obligations under the Credit Facility are secured by substantially all the assets of the Company.

On January 31, 2022, Goodness Growth and certain of its subsidiaries, as borrowers (collectively, “Borrowers”), entered into a Third Amendment to the Credit Facility (the “Third Amendment”) providing for additional delayed draw term loans of up to $55 million (the “Delayed Draw Loans”). The aggregate amount of Delayed Draw Loans borrowed is $35,000,000. The cash interest rate on the Delayed Draw Loans under the Third Amendment is equal to the U.S. prime rate plus 10.375%, with a minimum required rate of 13.375% per annum, in addition to paid-in-kind interest of 2.75% per annum.

On March 31, 2023, the Company entered into a Fifth Amendment to Credit Facility and First Amendment to Security Agreement by and among the Company and certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent (the “Fifth Amendment”). On April 28, 2023, we entered into a Sixth Amendment to the Credit Facility by and among the Company and certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent (the “Sixth Amendment”). The Fifth Amendment and Sixth Amendment modified the Credit Facility dated as of March 25, 2021, as amended by an Omnibus First Amendment to Credit Facility and Security Agreement dated as of November 1, 2021, a Second Amendment to Credit Facility dated as of November 18, 2021, a Third Amendment to Credit Facility dated as of January 31, 2022, a Fourth Amendment to Credit Facility dated as of March 3, 2022, and, as applicable, a Fifth Amendment to Credit Facility and First Amendment to Security Agreement dated as of March 31, 2023, each among the Company and certain subsidiaries of the Company, the persons from time-to-time party thereto as guarantors, the lenders from time to time party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent. The Fifth Amendment extended the maturity date on both the loans advanced on March 25, 2021, and the Delayed Draw Loans to April 30, 2024, and issued 15,000,000 Subordinate Voting Shares in a private offering in lieu of cash fees. These 15,000,000 shares were valued at $1,800,000 or $0.12 per share on March 31, 2023, and considered a deferred financing cost. It also provides the Company with reduced cash outlays by eliminating required amortization of the loan, and requires the Company to divest certain assets to improve its liquidity position and financial performance. The Company has the potential to extend the maturity date on its Delayed Draw Loans up to January 31, 2026, with the satisfaction of certain financial performance-related conditions.

Among other matters, the Sixth Amendment provided a convertible note facility (the “Convertible Notes”) with a committed principal amount of US$10 million and a discretionary additional principal amount of US$5 million. The Convertible Notes mature April 28, 2026, have a cash interest rate of 6.0 percent per year and a paid-in-kind interest rate of an additional 6.0 percent per year. The Convertible Notes are convertible into Subordinate Voting Shares at a conversion price of US$0.145 per share (for the first four advances in the aggregate amount of US$5 million) or the lesser of US$0.145 or a 20.0 percent premium over the 30-day volume weighted average price of the Company’s Subordinate Voting Shares calculated on the day prior to the date on which each tranche is advanced, if permitted by the Canadian Securities Exchange. The lenders party thereto (the “Lenders”) also have the right to advance any remaining undrawn funds on the Convertible Notes to the Company at any time. In connection with this financing, the Company issued 6,250,000 warrants to purchase Subordinate Voting Shares (the “Warrants”) to the Lenders. The Warrants have a term of five years and a strike price equal to US$0.145 per share.

The securities registered for resale pursuant to this Registration Statement are being registered pursuant to contractual provisions entered into in connection with the Fifth Amendment and the Sixth Amendment, which granted the Selling Shareholders registration rights for the Subordinate Voting Shares and Subordinate Voting Shares issuable upon exercise and conversion of the Warrants and Convertible Notes, respectively, issued in connection therewith.

During the year ended December 31, 2022, the Company drew $28,000,000 in principal debt from the Delayed Draw Loans. Proceeds received, net of deferred financing fees of $2,236,919 were $25,763,081. The Company was reimbursed by Verano for $1,190,863 of these deferred financing fees pursuant to the Arrangement Agreement. These fees are included as other income in the unaudited statement of loss and comprehensive loss for the year ended December 31, 2022.

Unless otherwise specified, all deferred financing costs are treated as a contra-liability, to be netted against the outstanding loan balance and amortized over the remaining life of the loan.

Cash Used in Operating Activities

Net cash used in operating activities was $18.1 million for the year ended December 31, 2022, a decrease of $12.4 million as compared to the year ended December 31, 2021. The decrease is due to more favorable changes in working capital relative to 2021, increased gross profit, and decreased operating expenses.

Net cash used in operating activities was $3.8 million for the three months ended March 31, 2023, a decrease of $3.0 million as compared to $6.8 million for the three months ended March 31, 2022. The decrease is primarily attributed to more favorable changes in working capital items and increased gross profit.

Cash Flow from Investing Activities

Net cash used in investing activities was $5.6 million for the year ended December 31, 2022, compared to net cash used of $7.2 million for the year ended December 31, 2021. The decrease in cash used is primarily attributable to decreased capital expenditures of $12.5 million, partially offset by the lack of asset disposals in 2022.

Net cash used in investing activities was $0.7 million for the three months ended March 31, 2023, a decrease of $1.5 million compared to net cash used in investing activities of $2.2 million for the three months ended March 31, 2022. The decrease is primarily attributable to decreased property, plant, and equipment additions relative to the prior year quarter.

Cash Flow from Financing Activities

Net cash provided by financing activities was $23.7 million for the year ended December 31, 2022, an decrease of $2.1 million as compared to the year ended December 31, 2021. The decrease was principally due to fewer net proceeds received from the Credit Facility in 2022.

Net cash used in financing activities was $0.3 million for the three months ended March 31, 2023, a change of $2.7 million as compared to $2.4 million provided by financing activities in the three months ended March 31, 2022. The change was principally due to increased proceeds received from the Credit Facility in 2022 as compared to 2023.

Lease Transactions

As of December 31, 2022, and March 31, 2023, we have entered into lease agreements for the use of buildings used in cultivation, production and sales of cannabis products in Maryland, Minnesota, Nevada, New Mexico, New York, and Puerto Rico.

The lease agreements for all retail space used for our dispensary operations are with third-party landlords and remaining duration ranges from 1 to 6 years. These agreements are short-term facility leases that require the Company to make monthly rent payments as well as to fund common area costs, utilities and maintenance. In some cases, we have received tenant improvement funds to assist in the buildout of the space to meet our operating needs. As of December 31, 2022, and March 31, 2023, the Company had 18 retail locations secured under these agreements.

We have also entered into sale and leaseback arrangements for our cultivation and processing facilities in Minnesota and New York with a special-purpose real estate investment trust. These leases are long-term agreements that provide, among other things, funds to make certain improvements to the property to increase production capacity and operational efficiency of the facility.

Excluding any contracts under one year in duration, the future minimum lease payments (principal and interest) on all our leases as of December 31, 2022, were as follows:

	Operating Leases	Finance Leases
	December 31, 2022	December 31, 2022	Total
2023	$2,534,207	$10,346,743	$12,880,950
2024	2,243,050	10,448,698	12,691,748
2025	2,030,129	10,531,127	12,561,256
2026	1,609,276	10,844,372	12,453,648
2027	1,384,646	11,167,059	12,551,705
Thereafter	1,271,640	174,401,638	175,673,278
Total minimum lease payments	$11,072,948	$227,739,637	$238,812,585
Less discount to net present value	(3,447,503)	(152,606,947)	(156,054,450)
Less liabilities held for sale	(1,319,847)	—	(1,319,847)
Present value of lease liability	$6,305,598	$75,132,690	$81,438,288

Excluding any contracts under one year in duration, the future minimum lease payments (principal and interest) on all our leases as of March 31, 2023, are as follows:

	Operating Leases	Finance Leases
	March 31, 2023	March 31, 2023	Total
2023	$1,890,250	$8,388,953	$10,279,203
2024	2,243,050	11,063,698	13,306,748
2025	2,030,129	11,164,577	13,194,706
2026	1,609,276	11,496,826	13,106,102
2027	1,384,646	11,839,086	13,223,732
Thereafter	1,271,640	185,973,220	187,244,860
Total minimum lease payments	$10,428,991	$239,926,360	$250,355,351
Less discount to net present value	(3,077,902)	(160,377,753)	(163,455,655)
Less liabilities held for sale	(4,527,158)	(70,998,097)	(75,525,255)
Present value of lease liability	$2,823,931	$8,550,510	$11,374,441

Outstanding Share Data

As of May 11, 2023, we had 87,135,083 Shares issued and outstanding, consisting of the following:

(a)Subordinate Voting Shares

86,721,030 Subordinate Voting Shares issued and outstanding. The holders of Subordinate Voting Shares are entitled to receive dividends which may be declared from time to time and are entitled to one vote per share at all shareholder meetings. All Subordinate Voting Shares are ranked equally with regards to the Company’s residual assets. The Company is authorized to issue an unlimited number of no-par value Subordinate Voting Shares.

(b)Multiple Voting Shares

348,642 Multiple Voting Shares issued and outstanding. The holders of Multiple Voting Shares are entitled to one hundred votes per share at all shareholder meetings. Each Multiple Voting Share is exchangeable for one hundred Subordinate Voting Shares. The Company is authorized to issue an unlimited number of Multiple Voting Shares.

(c)Super Voting Shares

65,411 Super Voting Shares issued and outstanding. The holders of Super Voting Shares are entitled to one thousand votes per share at all shareholder meetings. Each Super Voting Share is exchangeable for one hundred Subordinate Voting Shares. The Company is authorized to issue an unlimited number of Super Voting Shares.

(d)Options, Warrants, and Convertible Promissory Notes

As of December 31, 2022, we had 23,547,558 employee stock options outstanding, 3,037,649 Subordinate Voting Share compensation warrants denominated in C$ related to financing activities, and 150,000 Subordinate Voting Share compensation warrants outstanding.

Options, Warrants, and Convertible Promissory Notes

As of March 31, 2023, we had 28,566,282 employee stock options outstanding, 3,102,765 restricted stock units (“RSUs”) outstanding, 3,037,649 Subordinate Voting Share compensation warrants denominated in C$ related to financing activities, and 150,000 Subordinate Voting Share compensation warrants outstanding.

Off-Balance Sheet Arrangements

As of the date of this filing, we do not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on our results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Summary of Significant Accounting Policies

The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on our consolidated financial statements are described below. Note 2, “Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements in this Registration Statement describes the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements.

Use of estimates and significant judgments

The preparation of our financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of revenue, expenses, assets, liabilities, accompanying disclosures and the disclosure of contingent liabilities. These estimates and judgments are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Estimates and judgments are assessed on an ongoing basis. Revisions to estimates are recognized prospectively.

Examples of key estimates in these financial statements include cash flows and discount rates used in accounting for business combinations including contingent consideration, asset impairment including estimated future cash flows and fair values, the allowance for doubtful accounts receivable and trade receivables, inventory valuation adjustments that contemplate the market value of, and demand for inventory, estimated useful lives of property and equipment and intangible assets, valuation allowance on deferred income tax assets, determining the fair value of financial instruments, fair value of stock-based compensation, estimated variable consideration on contracts with customers, sales return estimates, the fair value of the convertible notes and equity component and the classification, incremental borrowing rates and lease terms applicable to lease contracts. We believe that the estimates, judgments, and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are differences between these estimates and actual results, our consolidated financial statements may be materially affected.

Revenue Recognition

The Company’s primary source of revenue is from wholesale of cannabis products to dispensary locations and direct retail sales to eligible customers at the Company-owned dispensaries. Substantially all of the Company’s retail revenue is from the direct sale of cannabis products to medical customers.

Revenue is recognized when control of the promised goods or services, through performance obligations by the Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations. More specifically, wholesale revenues are recognized upon delivery and acceptance by wholesale customers. Retail revenues are recognized at the point of sale. Discounts are recorded at the time of revenue recognition. Returns were not material during the years ended December 31, 2022 and 2021, but are recognized when the customer is refunded. Revenues are presented net of discounts and returns.

Sales taxes collected from customers are remitted to the appropriate taxing jurisdictions and are excluded from sales revenue as the Company considers itself a pass-through conduit for collecting and remitting sales taxes. Excise duties that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer are included in revenue. Freight revenues on all product sales, when applicable, are also recognized, on a consistent manner, at a point in time. The term between invoicing and when payment is due is not significant and the period between when the entity transfers the promised good or service to the customer and when the customer pays for that good or service is one year or less.

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of our products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance, and property taxes. Cost of sales also includes inventory valuation adjustments. We recognize the cost of sales as the associated revenues are recognized.

Inventory

Inventory is comprised of cannabis work-in-process, cannabis finished goods and other inventory. Work-in-process inventory includes cannabis plants, bulk harvested material, and various bulk oils and extracts. Finished goods include packaged flower and extracts. Other inventory includes product packaging, hemp derived CBD, apparel, and paraphernalia.

Inventory cost includes pre-harvest, post-harvest and shipment and fulfillment, as well as related accessories. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. At the end of each reporting period, we perform an assessment of inventory and records write-downs for excess and obsolete inventories based on our estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage. Factors considered in the determination of obsolescence include slow-moving or non-marketable items. Actual inventory losses may differ from management’s estimates and such differences could be material our consolidated balance sheets, statements of net loss and comprehensive loss and statements of cash flows. In calculating the value of the inventory, management is required to make a number of estimates, including estimating the stage of growth of the cannabis plant up to the point of harvest, harvesting costs, selling costs, sales price, wastage and expected yields of the cannabis plant. In calculating final inventory values, management is required to determine an estimated fail rate and compare the inventory cost to estimated net realizable value. If the assumptions around future demand for our inventory are more optimistic than actual future results, then the excess and obsolete inventory provision may not be sufficient, resulting in our inventory being valued in excess of its net realizable value.

Assessing Recoverability of long-lived assets

We review long-lived assets, including property and equipment and definite life intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Asset impairment tests require the allocation of assets to asset groups, where appropriate, which requires significant judgment and interpretation with respect to the integration between the assets and shared resources. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). Asset impairment tests require the determination of whether there is an indication of impairment. The assessment of whether an indication of impairment exists is performed at the end of each reporting period and requires the application of judgment, historical experience, and external and internal sources of information. An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If impairment indicators exist and are not identified, or judgment and assumptions used in assessing the recoverable amount change, the carrying value of long-lived assets can exceed the recoverable amount.

Impairment of goodwill and indefinite life intangible assets

Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value. An impairment charge is recorded if the carrying value exceeds the fair value. If the judgments relating to the qualitative or quantitative assessments performed differ from actual results, or if assumptions are different, the values of the indefinite life intangible assets and goodwill can differ from the amounts recorded.

Estimating the fair value of stock-based compensation

In January 2019, the Company adopted the 2019 Equity Incentive Plan under which the Company may grant incentive stock option, restricted shares, restricted share units, or other awards. The exercise price for incentive stock options issued under the plan will be set by the Administrator (as defined under the plan) but will not be less 100% of the fair market value of the Company’s Subordinate Voting Shares on the date of grant. The Company measures and recognizes compensation expense for stock options to employees and non-employees on a straight-line basis over the vesting period based on their grant date fair values. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. Estimates in our stock-based compensation valuations are highly complex and subjective. Determining the estimated fair value of at the grant date requires judgment in determining the appropriate valuation model and assumptions, including the fair value of Subordinate Voting Shares on the grant date, risk-free rate, volatility rate, annual dividend yield and the expected term. The volatility rate is based on historical volatilities of public companies operating in a similar industry to the Company. Stock options have a maximum term of 10 years from the date of grant. The stock options vest at the discretion of the Board. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

For stock options granted, the fair value of common stock at the date of grant was determined by the Board of Directors with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

For performance-based stock options and RSUs, the Company records compensation expense over the estimated service period adjusted for a probability factor of achieving the performance-based milestones. At each reporting date, the Company assesses the probability factor and records compensation expense accordingly, net of estimated forfeitures.

Fully vested, non-forfeitable equity instruments issued to parties other than employees are measured on the date they are issued where there is no specific performance required by the grantee to retain those equity instruments. Stock-based payment transactions with non-employees are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Where fully vested, non-forfeitable equity instruments are granted to parties other than employees in exchange for notes or financing receivable, the note or receivable is presented in additional paid-in capital on the balance sheets.

Assessing the realizability of deferred tax assets

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management assesses the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

Recently Issued Accounting Standards

For a discussion of recent accounting pronouncements, please see Note 2, Summary of Significant Accounting Policies to our financial statements included elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS, AND DIRECTOR INDEPENDENCE

For the Company, a related party transaction includes any transaction or proposed transaction in which:

•	the Company is or will be a participant;
•	the aggregate amount involved exceeds $120,000 in any fiscal year; and
•	any related party has or will have a direct or indirect material interest.

Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) an executive officer or director of the Company, any shareholder beneficially owning more than 5% of any class of the Company’s voting securities or an immediate family member of any such persons. Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any person (other than a tenant or employee) sharing the household of such person.

The Audit Committee is charged with oversight over related party transactions entered into by the Company.

Company Transactions with Related Parties

On August 17, 2021, the Company entered into a consulting agreement with Bengal Impact Partners, LLC (“Bengal”) to serve as a strategic advisor to the Company, as amended by amendment dated December 12, 2022 (as so amended, the “Consulting Agreement”). Mr. Rosen, one of our directors and currently our Interim Chief Executive Officer, is a managing partner at Bengal and has shared voting and profits interests in the firm. Pursuant to the terms of the Consulting Agreement, the Company paid Bengal a total cash amount of $141,613 cash, including $111,613 during 2022, issued 75,000 five-year warrants to purchase subordinate voting shares with a strike price of $1.62 per share, and issued 75,000 five-year warrants to purchase subordinate voting shares at $1.36 per share. The Company has no additional obligation to compensate Bengal under the Consulting Agreement.

Amber Shimpa, our President and former director, is the sister-in-law of Dr. Kingsley, our Executive Chairman and director. She did not receive compensation for services as a director. For her service as an executive officer in 2020 2021 and 2022, we paid her aggregate compensation of $230,576, $260,176 and $260,000, respectively. We entered into an employment agreement with Ms. Shimpa effective December 1, 2020 with a two-year term, pursuant to which she received an annual base salary of $260,000, with a potential annual cash bonus at the Company’s discretion in an amount determined by our CEO. Her employment agreement contains the same post-termination rights and benefits as our NEOs, which are described below under “Termination and Change in Control Benefits”. As an executive officer, her compensation is reviewed, determined, and approved by the Compensation Committee.

From 2018 through March 2021, the Company made interest-free loans and cash advances in an amount totaling $3.5 million to Ohio Medical Solutions, Inc. (“OMS”), an affiliate of the Company owned by Dr. Kingsley, Ms. Shimpa, and Dr. Stephen Dahmer, our former Chief Medical Officer. $100,000 of this amount was represented by a formal promissory note and the balance was based on oral agreements between the Company and OMS. While OMS had no revenues, as an affiliated entity of the Company, OMS was charged a proportionate share of corporate governance and other shared services costs from the Company, primarily related to human resources, employee benefits, finance, legal, accounting, tax, information technology services, and office services. On October 1, 2020, the Company caused Dr. Kingsley, Ms. Shimpa, and Dr. Dahmer to enter into an agreement with a third party to sell OMS to the third-party for $1.15 million and the sale was completed on March 31, 2021. We used the $1.15 million in cash proceeds to cancel a total of $1.15 million in loans and cash advances made by the Company to OMS, as well as all amounts incurred as shared services costs by OMS since 2018. The proceeds did not exceed these amounts owed to the Company.

Director Independence

For purposes of this Registration Statement/prospectus, the independence of our directors is determined under the rules of the Nasdaq Stock Market (the “Nasdaq Rules”). The Nasdaq Rules include a series of objective tests, including that an “independent” person will not be employed by us and will not be engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each person that no material relationship exists with Goodness Growth either directly or as a partner, shareholder or officer of an organization that has a relationship with Goodness Growth.

The Board has determined that three of our five current directors are independent persons under the Nasdaq Rules, which is the majority of our Board: Ross M Hussey, Victor E. Mancebo, and Judd T. Nordquist. Joshua Rosen and Kyle Kingsley are executive officers of Goodness Growth and therefore not independent.

The independent directors meet in executive session, without the presence of non-independent directors and members of management, in conjunction with each regularly scheduled meeting of the Board. During 2022, 19 executive sessions were held. The Board encourages its independent directors to meet formally or informally without any non-independent directors, including members of management, being present, on an as-needed basis. In addition, the small size of the Board helps to create an atmosphere conducive to candid and open discussion among all directors.

MANAGEMENT

Directors and Management

The following table sets forth information regarding each director and executive officer of Goodness Growth. A brief biography of each person follows the table.

Directors and Executive Officers

The following table sets forth information regarding each director, director nominee and executive officer of Goodness Growth. The term of office of each of the five current directors will end at the conclusion of the 2023 Annual Meeting of Shareholders. Elected directors serve until the next annual general meeting of the shareholders or until their successors are elected or appointed. A brief biography of each person who serves as a director or executive officer follows the table.

Name	Age*	Position
Dr. Kyle E. Kingsley	47	Executive Chairman and Director
Ross M. Hussey	44	Director
Victor E. Mancebo	39	Director
Judd T. Nordquist	53	Director
Josh Rosen	49	Interim Chief Executive Officer and Director
Amber H. Shimpa	44	President
John A. Heller	54	Chief Financial Officer
Patrick Peters	49	Executive Vice President of Retail
J. Michael Schroeder	56	General Counsel, Chief Compliance Officer, and Secretary

*  As of the date of filing of this Registration Statement

Biographies of Directors and Executive Officers

The following are brief profiles of our executive officers and Directors, including a description of each individual’s principal occupation within the past five years.

Dr. Kyle Kingsley is a board-certified emergency medicine physician and is founder, Executive Chairman and a director of Goodness Growth. Dr. Kingsley served as CEO and chairman of the Board of Directors (“Board”) of Goodness Growth) from July 2014 to February 2023. Dr. Kingsley has served a director of Goodness Growth (and its predecessors Vireo Health, Inc./Minnesota Medical Solutions LLC) since July 2014 and was appointed Executive Chairman of the Goodness Growth in February 2023. Dr. Kingsley has expansive experience in starting medical cannabis companies in well-regulated, limited-license states with narrow timelines for implementation. Dr. Kingsley has been involved with all aspects of medical cannabis implementation, from horticulture and manufacturing to finance and policy. Dr. Kingsley’s primary goal is to build mainstream, cannabis-based, alternatives to opioids, alcohol, and tobacco. Dr. Kingsley’s prior experience with opioid pain medications and alcohol in the emergency department setting was a major reason for his desire to build a science-focused cannabis company. Simultaneously with his emergency medicine staffing responsibilities, Dr. Kingsley founded and developed multiple companies including Clinical Scribes LLC, a medical scribe documentation training and implementation company, which he founded in 2007. Clinical Scribes LLC and its offshoot Medical Scribe Training Systems focus on efficient training of medical professionals, specifically medical scribes. Dr. Kingsley was also the author of a wide array of scientifically robust medical scribe training textbooks, “The Ultimate Medical Scribe Handbook” series, which is used by companies across the country to train their medical scribes. Dr. Kingsley also founded MedMacros LLC in 2012, a medical documentation augmentation company that provides physicians and other healthcare providers with online templates to improve documentation speed and comprehensiveness. Dr. Kingsley received a Bachelor of Science degree in Biochemistry and a Bachelor of Arts degree in German from University of Minnesota in Duluth and received a Doctor of Medicine degree from the University of Minnesota, Twin Cities. During his time at the University of Minnesota, Duluth, Dr. Kingsley worked extensively in a biochemistry laboratory and developed expertise in HPLC and other laboratory techniques that are directly applicable to the medical cannabis industry. Dr. Kingsley is married to Ms. Shimpa’s sister.

Ross M. Hussey is an attorney with over 15 years of experience who practices in multiple states and jurisdictions and focuses primarily on complex litigation and representing private businesses. He has practiced with Smith Jadin Johnson, PLLC since June 2019. From April 2015 through May 2019, he practiced with Benson, Kerrane, Storz & Nelson, PC (now known as Kerrane Storz, P.C.). Mr. Hussey is a founding member of Vireo U.S. where he helped create and launch Minnesota Medical Solutions, LLC. He has served as a director of Goodness Growth since July 2020 and sits on the Compensation and Nominating and Corporate Governance Committees. Mr. Hussey previously served as General Counsel for Minnesota Medical Solutions from December of 2014 to March of 2016 before returning to private practice. He also has prior government relations experience and was involved in the implementation of the medical cannabis program in Minnesota. Mr. Hussey holds a Bachelor of Arts degree in Political Science from Gustavus Adolphus College and received a Juris Doctor degree from William Mitchell College of Law.

Victor E. Mancebo is a business professional with over 20 years of experience in a variety of operational, retail, and agricultural leadership roles for several national and regional companies in the United States. Mr. Mancebo has amassed executive leadership roles in Real-Estate, Banking, Education, Logistics, Technology, Food Safety, Manufacturing, Agriculture, and Retail. He founded O2 Natural Air LLC in 2022. Has served as Executive Chairman of V7 Ogimaa, Inc. since 2021. He has served as the Chief Executive Officer and Director of TheraTrue, Inc. since January 2021. From July 2018 through December 2020, Mr. Mancebo served as the President, Chief Executive Officer and as a Director of Liberty Health Sciences Inc. (OTCQX: LHSIF), a vertically integrated cannabis company with 29 dispensaries and a 250,000 square feet production facility housed on 387 acres in Florida, which has served over 100,000 patients to date. At Liberty Health Sciences Inc., Mr. Mancebo was responsible for the growth and success of various departments including retail, sales, compliance, production, processing, cultivation, construction, facilities, and accounting. Prior to that experience, Mr. Mancebo served as a Partner and Chief Operations Officer at Gelatys from April 2016 through April 2018. From 2013 to 2020, Mr. Mancebo served as the Founder and Managing Director at iAgriGroup, where he was responsible for the expansion, strategy and overall operational execution of the international agriculture and food production company. Mr. Mancebo has served as a director of Goodness Growth since January 2021. He holds a B.A. from Florida International University and a Master Black Belt Six Sigma Certification.

Judd T. Nordquist is a Certified Public Accountant with more than 30 years of experience, serving as a Partner and member of the Board of Directors at Abdo L.L.P. and its predecessor until April 2023. He has served on Boards, audit committees, transaction committees and has held leadership roles with several organizations. Mr. Nordquist has served on our Board since March 2019 and is the Chair of Audit Committee and Transaction Committee. During his career in public accounting, Mr. Nordquist served in several leadership roles including the Segment Leader for the manufacturing, distribution and agriculture and the Real Estate and Construction segments of the firm where he was responsible for setting the strategic plan and delivering results. Mr. Nordquist helps business owners with business and tax planning, mergers and acquisitions, cash flow management, budgeting, overhead computations, auditing and entrepreneurial consulting services throughout North America and Europe. Mr. Nordquist graduated from Minnesota State University, Mankato with a Bachelor of Science degree in Accounting and is currently attending Harvard University in pursuit of their Corporate Director Certificate. He is a member of the American Institute of Certified Public Accountants, the Minnesota Society of Certified Public Accountants and DFK International.

Josh Rosen has served as Interim CEO of Goodness Growth and Vireo U.S. since February 2023. Mr. Rosen has served as a member of the Board of Goodness Growth since August 2021 and previously served as Interim President from December 2022 until his appointment to Interim CEO. Mr. Rosen has served as a Managing Partner of Bengal Capital, a cannabis investment and advisory firm, since December 2020. Mr. Rosen has served as a member of the Board of Body & Mind, Inc. (CSE: BAMM), a cannabis company, since February 2023. Through May 2021, Mr. Rosen was a director of 4Front Ventures Corporation (CSE: FFNT); Mr. Rosen was previously Executive Chairman and CEO of 4Front and its predecessor companies, having co-founded 4Front in 2011. Mr. Rosen is on the Board of Manager of Ninety Plus Coffee, LLC, a coffee producer. Earlier in his career, Mr. Rosen held positions at Crystal Rock Capital Management, Credit Suisse (NYSE: CS) and ABN AMRO Bank N.V. (OTCMKTS: AAVMY).

Amber H. Shimpa has served as President of Goodness Growth and Vireo U.S. since February 2023. Ms. Shimpa also currently serves as CEO of Vireo Health of Minnesota. Ms. Shimpa served as a director of the Company from March 2019 to March 2023. Ms. Shimpa also served as the Chief Administrative Officer (“CAO”) for Goodness Growth from December 2019 to February 2023, and prior to that, as Chief Financial Officer from January 2015 to December 2019. As CAO, she led Goodness Growth’s human resources, communications, and policy teams and drove the integration of people and culture for Goodness Growth. She works to perpetuate Goodness Growth’s core values and culture as its workforce continues to rapidly expand. Ms. Shimpa spearheads Goodness Growth’s Corporate Social Responsibility initiatives and Diversity and Inclusion programs. Ms. Shimpa has 14 years of experience as a financial services professional with various commercial and investment banking organizations. Prior to joining Goodness Growth, Ms. Shimpa spent nine years as Vice President of a $1.6 billion bank focused on commercial, nationwide lending. Her experience in the highly regulated banking environment has engrained quality and control in her leadership and financial management approach. Banking is often seen as a challenge for operators within the cannabis industry. Ms. Shimpa’s understanding of the strict compliance requirements in the banking industry, coupled with Goodness Growth’s scientific and safe medical model, have led to welcoming discussions with banks, and ultimately the first known open banking relationship with a cannabis-related company in the U.S. Ms. Shimpa holds a Bachelor of Arts degree in Business from the University of North Dakota. Dr. Kyle E. Kingsley is married to Ms. Shimpa’s sister.

John A. Heller has been serving as the Chief Financial Officer of Goodness Growth since July 2020. Mr. Heller has 30 years of experience managing finance, accounting, IT, and business information functions in a variety of public and private companies. Prior to joining Goodness Growth, Mr. Heller served as the Chief Financial Officer of Lift Brands, Inc., a worldwide fitness center franchisor from July 2016 to July 2020. From 1998 through April 2016, Mr. Heller served as Senior Vice President of Finance and Treasurer of LifeTime Fitness, Inc. He began his career as a public accountant and Certified Public Accountant working for Arthur Andersen in Minneapolis, Minnesota. Mr. Heller has been involved in raising over $2 billion of capital through public and private equity, senior and subordinated debt, real estate financing, and sale leasebacks. Mr. Heller has a Bachelor of Science degree in Accounting from St. John’s University in Collegeville, Minnesota.

Patrick Peters is a highly driven retail executive with experience in industry-leading brands across diverse market segments. Mr. Peters is experienced in developing innovative and effective solutions to drive continuous improvement and financial results. He has served as Goodness Growth’s Executive Vice President of Retail since November 2020. Prior to that he served as Senior Vice President of Retail, Wholesale, and E-Commerce at Goodness Growth from November 2019 to November 2020. Prior to that, from June 2018 to July 2019, Mr. Peters served as the Regional Director of Rue21, where he managed Rue21’s retail locations on the East Coast. Mr. Peters served as a Financial Planner at Northwest Mutual from June 2017 to March 2018, where he assisted individuals with life insurance and financial planning. From June 2013 to February 2017, Mr. Peters served as Chief Operating Officer and Vice President of Retail at Costume SuperCenter, where he focused on growing infrastructure of new e-commerce retail acquisition.

J. Michael Schroeder has been serving as Goodness Growth’s General Counsel, Chief Compliance Officer and Corporate Secretary since July 2018. Mr. Schroeder is an attorney with over 29 years of experience, including six years in law firm practice and 23 years in house at four companies. Mr. Schroeder has expertise in a wide variety of substantive areas of the law, including corporate structuring and transactions, securities, employment, contracts, real estate, capital markets, intellectual property, international trade, litigation management, dispute resolution, and administrative law. He currently oversees our legal, regulatory compliance, inventory management and safety functions. He has also managed the legal, regulatory compliance, information technology, risk management, and human resources functions for other companies. Mr. Schroeder received a Bachelor of Science degree, magna cum laude, in Business with a concentration in Finance from the University of Colorado at Boulder and a Juris Doctor degree from Duke University.

Corporate Cease-Trade Orders

Other than as noted above, none of our Directors or executive officers has, within the ten years prior to the date of this Registration Statement, been a director, chief executive officer, or chief financial officer of any company (including Goodness Growth) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity) was the subject of a cease-trade order, an order similar to a cease-trade order, or an order that denied the company access to any exemption under securities legislation, in each case for a period of more than 30 consecutive days.

Corporate Bankruptcies

Other than as provided above, none of our directors or executive officers has, within the ten years prior to the date of this Registration Statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager, or trustee appointed to hold its assets, been a director or executive officer of any company, that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager, or trustee appointed to hold its assets.

Board Committees

Among others, the Company has a standing Audit Committee. The responsibilities of this committee are described below. Our Board may also establish various other committees to assist it in its responsibilities. The following table summarizes the current membership of the Board and its Audit Committee and the independence of each Board member, which has been assessed in accordance with the rules of the Nasdaq Rules and National Instrument 52-110 (“NI 52-110”):

Director Name	Independent	Audit Committee
Dr. Kyle E. Kingsley	N
Ross M. Hussey	Y
Victor E. Mancebo	Y	Member
Judd T. Nordquist	Y	Chair
Josh Rosen	N

Our Board has adopted an Audit Committee charter that addresses its composition and responsibilities. Copies of governance materials are available on our website at investors.vireohealth.com/governance/Governance-Documents.

Audit Committee

Pursuant to the Audit Committee’s charter, its functions include assisting the Board in fulfilling its oversight responsibilities relating to accounting and financial reporting processes and internal controls for Goodness Growth and the audits of its financial statements, and in ensuring the adequacy and effectiveness of Goodness Growth’s risk management programs.

The Audit Committee currently is comprised of two directors: Victor E. Mancebo and Judd T. Nordquist (chair). Each of these directors is independent as contemplated by NI 52-110 and the Nasdaq Rules. An audit committee member is independent if the member meets the requirements of the Nasdaq Rules and has no direct or indirect material relationship with Goodness Growth that could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment. The Board has determined that both members of the Audit Committee are financially literate, and that Mr. Nordquist qualifies as an “audit committee financial expert” for purposes of the SEC’s rules.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that applies to all our directors, officers, and employees, including our principal executive, principal financial, and principal accounting officers. The Code of Ethics and Business Conduct is available on our website at investors.vireohealth.com/governance/Governance-Documents. We intend to disclose any future amendments or waivers to the Code of Ethics and Business Conduct on the same website.

Director Qualifications

Our Board believes that each member of the Board has the experience, qualifications, attributes, and skills that make him or her suitable to serve as our director, in light of our highly regulated cannabis business, our complex operations and large number of employees.

Dr. Kingsley’s specific qualifications, experience, skills and expertise include leadership and management; mergers and acquisitions; capital markets transactions; and cannabis industry knowledge.

Mr. Hussey’s specific qualifications, experience, skills and expertise include cannabis industry knowledge; cannabis-related legislation; and corporate strategy.

Mr. Mancebo’s specific qualifications, experience, skills and expertise include cannabis industry knowledge and experience; leadership and management; and corporate strategy.

Mr. Nordquist’s specific qualifications, experience, skills and expertise include financial statements and financial transactions; external and internal audit; and corporate strategy.

Mr. Rosen’s specific qualifications, experience, skills and expertise include financial transactions and investments and cannabis industry knowledge.

The Board believes these qualifications bring a broad set of complementary experience to the Board’s discharge of its responsibilities.

The Board believes these qualifications bring a broad set of complementary experience to the Board’s discharge of its responsibilities.

EXECUTIVE COMPENSATION

Director compensation

Only non-employee directors receive compensation for their services as directors. For information about the compensation of Dr. Kingsley, see the section entitled “Overview of Executive Compensation” below.

The director compensation program is intended to provide a total compensation package that enables Goodness Growth to attract and retain qualified and experienced directors and to align our directors’ interests with those of our stockholders by including a substantial portion of their compensation in subordinate voting shares (the “Subordinate Voting Shares”), multiple voting shares (the “Multiple Voting Shares”), and super voting shares (the “Super Voting Shares”), each without par value (collectively, the “Goodness Shares”), of Goodness Growth. The Compensation Committee makes a recommendation to the Nominating and Corporate Governance (“N&G Committee”) regarding director compensation, which the N&G Committee will then approve, modify, or reject. The N&G Committee will then propose such compensation to the Board for approval. The Compensation Committee, N&G Committee, and the Board consider committee assignments and committee chair responsibilities, as well as the overall time requirements of the directors in determining the level of long-term equity incentive awards to be granted, if any.

For 2022, non-employee director compensation was comprised of an annual cash retainer of $73,000 and equity compensation of $50,000 each of options to purchase Goodness Shares (the “Goodness Options”) and restricted share units for Goodness Shares (the “Goodness RSUs”). For 2023, non-employee director compensation will be comprised of an annual cash retainer of $73,000 and equity compensation of $50,000 each of Goodness Options and Goodness RSUs.

The following table reflects the total compensation earned by or paid to our non-employee directors for the fiscal year ended December 31, 2022:

Name and Principal Position	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(5)	All other compensation ($)	Total ($)
Chelsea A. Grayson(2)	73,000	123,597	84,903	—	281,499

Ross M. Hussey	73,000	62,494	84,903	—	220,396

Victor E. Mancebo	73,000	62,420	84,903	—	220,323

Judd T. Nordquist	73,000	112,597	84,903	—	270,500

Josh Rosen(3)	44,293	528,093	84,903	—	621,588

Amber Shimpa(4)	—	—	—	—	—

(1)

The amounts reported in the Option Awards column reflects aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation-Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. The assumptions used in calculating the valuations are set forth in Note 16 to the Goodness Growth Audited Financial Statements in the Goodness Growth Annual Report on Form 10-K. At December 31, 2022 the directors had the following Goodness Options outstanding: Ms. Grayson held 347,489 vested Goodness Options, 102,976 Goodness Options that vest in full on December 31, 2023, and 157,832 Goodness Options that vest in full on March 31, 2024; Mr. Hussey held 72,049 vested Goodness Options and 102,976 unvested Goodness Options that vest in full on December 31, 2023, and 60,105 unvested options that vest in full on March 31, 2024; Mr. Mancebo held 6,550 vested Goodness Options and 102,976 unvested Goodness Options that vest in full on December 31, 2023, and 59,988 unvested options that vest in full on March 31, 2024; Mr. Nordquist held 347,489 vested Goodness Options and 102,976 unvested Goodness Options that vest in full on December 31, 2023, and 140,239 unvested options that vest in full on March 31, 2024; Mr. Rosen held 500,000 vested Goodness Options and 79,468 unvested Goodness Options that vest in full on December 31, 2023, 39,985 unvested options that vest in full on March 31, 2024, 500,000 unvested options that vest in full on March 1, 2023, 500,000 unvested options that vest in full on June 1, 2023, and 500,000 unvested options that vest in full on October 1, 2023;

(2)	Ms. Grayson resigned from the Company’s Board in March 2023.
(3)

Mr. Rosen was appointed Interim President on December 4, 2022. His cash compensation in the role of Interim President, both currently paid and deferred, is reflected in the “All other compensation” column. From and after his appointment as Interim President, Mr. Rosen received no additional compensation for his service on the Board. During his service as a non-employee director, he was awarded Goodness Growth Options with a grant date value of $19,226 and Goodness RSUs with a grant date fair value of $49,202, which are reflected in the “All other compensation” column. Mr. Rosen was appointed Interim CEO of the Company and Vireo U.S. in February 2023. The value in the “Option Awards” column includes the grant date fair values of options granted to Mr. Rosen both as a non-employee director, prior to December 4, 2022, and in his capacity as Interim President, from and after December 4, 2022.

(4)

Ms. Shimpa served as Chief Administrative Officer and member of the Company’s Board of Directors during 2022. Her compensation for 2022 is reflected in the Summary Compensation Table, below. She received no additional compensation for her service on the Board. Ms. Shimpa resigned from the Board in March 2023.

(5)

The amounts reported in the “All other compensation” column reflect the RSU aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation-Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. The assumptions used in calculating the valuations are set forth in Note 16 to the Goodness Growth Audited Financial Statements in the Goodness Growth Annual Report on Form 10-K. At December 31, 2022 the directors had the following Goodness RSUs outstanding: Ms. Grayson held 0 vested Goodness RSUs and 33,170 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 85,742 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022; Mr. Hussey held 0 vested Goodness RSUs and 33,170 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 85,742 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022; Mr. Mancebo held 0 vested Goodness RSUs and 33,170 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 85,742 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022; Mr. Nordquist held 0 vested Goodness RSUs and 33,170 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 85,742 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022; Mr. Rosen held 0 vested Goodness RSUs and 16,565 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 66,272 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022.

Overview of Executive Compensation

The Board is authorized to review and approve annually all compensation decisions relating to the executive officers of Goodness Growth. In accordance with reduced disclosure rules applicable to emerging growth companies as set forth in Item 402 of Regulation S-K, this section explains how Goodness Growth’s compensation program is structured for its Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”).

Compensation Governance

The Board has not adopted any formal policies or procedures to determine the compensation of our directors or executive officers. The compensation of the directors and executive officers making over $200,000 per year is determined by the Board, based on the recommendations of the Compensation Committee. Recommendations of the Compensation Committee are made giving consideration to the objectives discussed below and, if applicable, considering applicable industry data.

The Compensation Committee currently consists of two independent directors: Ross M. Hussey, chair, and Victor E. Mancebo. For details regarding the experience of the members of the Compensation Committee, see “Directors and Executive Officers.”

The role and responsibility of the Compensation Committee is to assist the Board in fulfilling its responsibilities for establishing compensation philosophy and guidelines. Additionally, the Compensation Committee has responsibility for recommending to the Board compensation levels for directors, recommending compensation levels, perquisites and supplemental benefits for the executive officers. In addition, the Compensation Committee is charged with reviewing Goodness Growth’s equity incentive plans, including the Equity Incentive Plans, and proposing changes thereto and recommending any other employee benefit plans, incentive awards and perquisites with respect to the directors and executive officers. The Compensation Committee is responsible for approving any equity or incentive awards under the 2019 Equity Incentive Plan (the “2019 Plan”). The Compensation Committee is also responsible for reviewing, approving and reporting to the Board annually (or more frequently as required) on our succession plans for our executive officers, and for overseeing our Board annual self-evaluation process.

The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates and retains executive officers over the long-term and aligns their interests with those of our shareholders. In addition, the Compensation Committee reviews our annual disclosure regarding executive compensation for inclusion where appropriate in our disclosure documents.

Elements of Compensation

Base Salary

Base salary is the fixed portion of each executive officer’s total compensation. It is designed to provide income certainty. In determining the base level of compensation for the executive officers, weight is placed on the following factors: the particular responsibilities related to the position, salaries or fees paid by companies of similar size in the industry, level of experience of the executive, and overall performance and the time which the executive officer is required to devote to Goodness Growth in fulfilling his or her responsibilities.

Long-Term Equity Incentive Awards

Long-term incentives are intended to align the interests of Goodness Growth’s directors and executive officers with those of the shareholders and to provide a long-term incentive that rewards these parties for their contribution to the creation of shareholder value. In establishing the number of Goodness Options, stock appreciation rights (“SARs”), restricted stock (“Goodness RS Awards”) and Goodness RSUs to be granted, if any, reference is made to the recommendations made by the Compensation Committee as well as, from time to time, the number of similar awards granted to officers and directors of other publicly-traded companies of similar size, in the same business as Goodness Growth. The Compensation Committee and the Board also consider previous grants of Goodness Options and the overall number of Goodness Options that are outstanding relative to the number of outstanding securities in determining whether to make any new grants of Goodness Options, SARs, Goodness RS Awards or Goodness RSUs and the size and terms of any such grants. With respect to executive officers, the Compensation Committee and the Board also consider the level of effort, time, responsibility, ability, experience, and level of commitment of the executive officer in determining the level of long-term equity incentive awards.

Equity Compensation Plans

The following table sets forth, as of December 31, 2022, securities authorized for issuance under each of the 2018 Equity Incentive Plan (the “2018 Plan”), the 2019 Equity Incentive Plan (the “2019 Plan”), and any equity issued under an employment agreement. All outstanding options under the 2018 Equity Incentive Plan, as well as all outstanding compensation warrants, settle in Subordinate Voting Shares. Outstanding options and under the 2019 Equity Incentive Plan settle in either Subordinate Voting Shares of Vireo U.S. or Multiple Voting Shares, at the Company’s option. All restricted stock units issued under the 2019 Equity Incentive Plan or an employment agreement settle in Subordinate Voting Shares. Figures below are presented on an as-converted basis.

	Number of securities		Number of securities
	to be issued upon	Weighted-average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and RSUs	warrants and RSUs	compensation plans
Equity compensation plans approved by security holders	10,465,892	$1.10	2,346,741
Equity compensation plans not approved by security holders	16,303,343	$0.25	—
Total	26,769,235	$0.47	2,346,741

In January 2019, the Company adopted the 2019 Plan, which was approved by shareholders. Subject to adjustment provisions as provided in the 2019 Plan, the maximum number of Subordinate Voting Shares that may be issued under the 2019 Equity Incentive Plan is equal to 10% of the number of issued and outstanding Subordinate Voting Shares from time to time, on an as converted to Subordinate

Voting Shares basis. No future awards will be made under the 2018 Plan. Awards under the 2019 Plan may be made in any form permitted under the 2019 Plan, in any combinations approved by the Board of Directors. For the purposes of this report, the term “as converted to Subordinate Voting Shares basis” includes the conversion of the Multiple Voting Shares and Super Voting Shares into Subordinate Voting Shares.

In January 2018, Vireo U.S. adopted the 2018 Plan, which permitted the Company to grant incentive stock options, restricted shares, restricted share units, or other awards. The 2018 Plan was not approved by shareholders. Under the terms of the 2018 Plan, a total of 1,000,000 Subordinate Voting Shares were reserved for issue. The exercise price for incentive stock options issued under the 2018 Plan were to be set by the committee (as defined under the 2018 Plan) but were not to be less 100% of the fair market value of Vireo U.S.’s shares on the date of grant. Incentive stock options to be issued were to have a maximum term of 10 years from the date of grant. The incentive stock options vested at the discretion of the Board.

Summary Compensation Table

The following table sets forth all compensation paid to or earned by the NEOs during the years 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(4)	Stock Awards $(5)	All Other Compensation ($)(1)	Total ($)
Dr. Kyle E. Kingsley	2022	360,000	558,435	672,430	176	1,591,041
Former Chief Executive Officer(2)	2021	360,000	—		176	360,176

John Heller	2022	300,000	269,687	305,650	176	875,514
Chief Financial Officer	2021	300,000	—		176	300,176

Amber Shimpa	2022	260,000	233,729	264,897	176	758,802
President(6)

(1)	Consists of life insurance premiums paid on the executive’s behalf.
(2)	Dr. Kingsley resigned from the position of Chief Executive Officer on February 14, 2023 and was the Company’s principal executive officer as of December 31, 2022.
(3)	On December 9, 2022, the Company terminated Mr. Gonzalez’s employment without cause.
(4)

The amounts reported in the Option Awards column reflects aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation-Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. The assumptions used in calculating the valuations are set forth in Note 16 to the Goodness Growth Audited Financial Statements in the Goodness Growth Annual Report on Form 10-K. At December 31, 2022 the NEOs had the following Goodness Options outstanding: Mr. Kingsley held 0 vested Goodness Options, 633,355 unvested Goodness Options of which 158,339 vest on March 31, 2023, and the remainder vest ratably at each quarter end until fully vested on March 31, 2026, and 671,402 unvested Goodness Options of which 167,851 vest on December 31, 2023, and remainder vest ratably at each quarter end until fully vested on December 31, 2026; Mr. Heller held 739,654 vested Goodness Options, 575,287 unvested Goodness Options which vest ratably at each quarter end until fully vested on September 30, 2024, 287,888 unvested Goodness Option of which 71,972 vest on March 31, 2023, and the remainder vest ratably at each quarter end until fully vested on March 31, 2026, and 370,312 unvested Goodness Options of which 92,678 vest on December 31, 2023, and remainder vest ratably at each quarter end until fully vested on December 31, 2026; Ms. Shimpa held 2,910,468 vested Goodness Options, 249,503 unvested Goodness Options of which 62,376 vest on March 31, 2023, and the remainder vest ratably at each quarter end until fully vested on March 31, 2026, and 321,284 unvested Goodness Options of which 80,321 vest on December 31, 2023, and remainder vest ratably at each quarter end until fully vested on December 31, 2026.

(5)

The amounts reported in the Stock Awards column reflects aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718, Compensation-Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. The assumptions used in calculating the valuations are set forth in Note 16 to the Goodness Growth Audited Financial Statements in the Goodness Growth Annual Report on Form 10-K. At December 31, 2022 the NEOs had the following Goodness RSUs outstanding: Mr. Kingsley held

0 vested Goodness RSUs and 262,708 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 679,064 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022; Mr. Heller held 0 vested Goodness RSUs and 119,413 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 308,665 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022; Ms. Shimpa held 0 vested Goodness RSUs and 103,491 unvested RSUs that vest ratably on the first three anniversaries of the grant date, March 15, 2022, and 267,510 unvested RSUs that vest ratably on the first three anniversaries of the grant date, December 14, 2022.

(6)	Ms. Shimpa was Goodness Growth’s Chief Administrative Officer until February 12, 2023. She was not an NEO in 2021.

Employment Agreements

Dr. Kyle Kingsley: On December 28, 2020, Dr. Kingsley entered into an employment agreement with Goodness Growth, whereby Goodness Growth agreed to continue to employ Dr. Kingsley as Goodness Growth’s Chief Executive Officer. The initial term of the agreement is for two years, but automatically extends for a one-year term on each succeeding one-year anniversary of the effective date of the agreement, subject to termination on an earlier date in accordance with the terms of their employment agreement, or unless either party gives written notice of non-renewal to the other party at least 180 days prior to automatic extension. Pursuant to Dr. Kingsley’s agreement, Goodness Growth has agreed to pay Dr. Kingsley an annual base salary of $360,000, with a potential annual cash bonus at Goodness Growth’s discretion in an amount determined by the Board. On February 2, 2022, Dr. Kingsley and Goodness Growth entered into an amendment to the employment agreement, which provided that (i) he will receive a retention bonus equal to 100% of his annual base salary on the closing date of a change in control transaction, such as the Transaction, provided he is either still employed by Goodness Growth on such date or any termination of his employment prior thereto was not by Goodness Growth for cause (as defined in the employment agreement) or by him without good reason (as defined in the employment agreement), (ii) previously granted equity awards that remain unvested will vest immediately prior to the closing date of a change in control transaction, such as the Transaction, and (iii) amended the severance payment rights upon termination of employment after a change in control (as defined in his employment agreement) such that if his employment is terminated by Goodness Growth without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the twelve months following a change in control (as defined in his employment agreement), he will receive a lump sum payment equal to 200% of his annual base salary in place at the time. On February 14, 2023, Dr. Kingsley and Goodness Growth entered into a Third Amendment to the employment agreement which (i) provided for Dr. Kingsley’s resignation as CEO and his appointment to the role of Executive Chairman of Goodness Growth, (ii) lowered his annual base compensation to $260,000 per year, notwithstanding anything to the contrary in his employment agreement, and (iii) provides that all calculations of payments due to Dr. Kingsley as a result of a future separation of his employment shall be made as if his base salary were $360,000 per year. All other terms of Dr. Kingsley’s employment agreement, as previously amended, remained in effect.

John Heller: On December 1, 2020, John Heller entered into an employment agreement with Goodness Growth, whereby Goodness Growth agreed to continue to employ Mr. Heller as Goodness Growth’s Chief Financial Officer. The initial term of the agreement was for two years, but automatically extends for a one-year term on each succeeding one-year anniversary of the effective date of the agreement, subject to termination on an earlier date in accordance with the terms of their employment agreement, or unless either party gives written notice of non-renewal to the other party at least 180 days prior to automatic extension. Pursuant to Mr. Heller’s agreement, Goodness Growth has agreed to pay Mr. Heller an annual base salary of $300,000, with a potential annual cash bonus at Goodness Growth’s discretion in an amount determined by Goodness Growth’s Chief Executive Officer. On February 2, 2022, Mr. Heller and Goodness Growth entered into an amendment to the employment agreement, which provided that (i) he will receive a retention bonus equal to 50% of his annual base salary on the closing date of a change in control transaction, such as the Transaction, provided he is either still employed by Goodness Growth on such date or any termination of his employment prior thereto was not by Goodness Growth for cause (as defined in the employment agreement) or by him without good reason (as defined in the employment agreement), and (ii) previously granted equity awards that remain unvested will vest immediately prior to the closing date of a change in control transaction, such as the Transaction.

Amber Shimpa: We entered into an employment agreement with Ms. Shimpa effective December 1, 2020 (the “Shimpa Employment Agreement”) with a two-year term, pursuant to which she receives an annual base salary of $260,000, with a potential annual cash bonus at the Company’s discretion in an amount determined by our CEO. The Shimpa Employment Agreement contains the same post-termination rights and benefits as our NEOs, which are described above under “Termination and Change in Control Benefits.” We entered into the first, second and third amendments to the Shimpa Employment Agreement on February 2, 2022, December 14, 2022 and February 12, 2023, respectively (collectively, the “Amended Shimpa Employment Agreement”). The Amended Shimpa

Employment Agreement, among other things, revised certain termination benefits, provided the terms of equity compensation grants, and appointed her President of Goodness Growth and Chief Executive Officer of Vireo. As an executive officer, her compensation is reviewed, determined, and approved by the Compensation Committee. The description of the Amended Shimpa Employment Agreement is qualified in its entirety by the terms of the Amended Shimpa Employment Agreement, which is filed as Exhibits 10.18, 10.31, 10.38 and 10.41 to this Registration Statement.

Exercise of Compensation Securities by NEOs and Directors

During the fiscal year ended December 31, 2022, no compensation securities were exercised by any NEO or director of Goodness Growth.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards for the NEOs as of December 31, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dr. Kyle E. Kingsley	—	671,402	(1)	—	$1.77	March 14, 2032
	—	633,355	(2)	—	$0.30	December 14, 2032
							266,708	(3)	42,673	(6)
							679,064	(4)	108,650	(6)
John A. Heller	749,654	572,287	(5)	—	$0.77	September 10, 2030
	—	287,888	(1)	—	1.77	March 14, 2032
	—	370,712	(2)	—	0.30	December 14, 2032
							119,413	(3)	19,106	(6)
							308,665	(4)	49,386	(6)
Amber Shimpa	1,050,168	—		—	$0.19	January 2, 2028
	1,860,300	—		—	$0.33	May 1, 2028
	—	249,503	(1)	—	$1.77	March 14, 2032
	—	321,284	(2)	—	$0.30	December 14, 2032
							103,491	(3)	16,559	(6)
							267,510	(4)	42,802	(6)

(1)	25% of these Goodness Options vested on March 31, 2023, and the remainder will vest ratably on the last day of each calendar quarter until fully vested on March 31, 2026.
(2)	25% of these Goodness Options vest on December 31, 2023, and the remainder will vest ratably on the last day of each calendar quarter until fully vested on December 31, 2026.
(3)	One-third (1/3) of these Goodness RSUs vested on March 31, 2023, and the remainder will vest ratably on March 31, 2024, and March 31, 2025.
(4)	One-third (1/3) of these Goodness RSUs vest on December 31, 2023, and the remainder will vest ratably on December 31, 2024, and December 31, 2025.

(5)	82,621 Goodness Options vest on the last day of each calendar quarter until fully vested on September 30, 2024.
(6)

Represents the fair market value of the RSUs as of December 30, 2022 based on the closing price of C$0.2150 of the Company’s subordinate voting shares on the TSXV as of such date, as converted to US dollars. The Bank of Canada average daily exchange rate on December 30, 2022 was C$1.00 = US$0.7383.

Retirement Benefit Plans

Goodness Growth did not offer any retirement benefit plans in 2022.

Termination and Change in Control Benefits

Employment Agreements

As described in more detail above, Goodness Growth entered into employment agreements with Dr. Kingsley, Mr. Heller, and Ms. Shimpa. The following describes the benefits to which each of these executives is entitled under his employment agreement upon certain events. Under their respective agreements, none of the NEOs is eligible for any post-termination benefits in the event of termination for Cause or without Good Reason or due to his retirement, death, or disability.

Upon a termination without Cause or for Good Reason before any Change in Control (each as defined below), the NEO would be entitled to: (i) severance equal to 50% of his or her annualized base salary payable in equal installments over the 12 month period following termination and (ii) continued participation in Goodness Growth’s health insurance, with Goodness Growth paying the portion of the premiums it would pay if he or she were still an employee, through the earliest of: 6 months after termination, the date he or she becomes eligible for group health insurance from another employer, or the date he or she is no longer eligible to continue participating in Goodness Growth’s group health plan under applicable law.

Upon a termination without Cause or for Good Reason within 12 months after a Change in Control, the NEO would be entitled to: (i) severance equal to 50% of his annualized base salary payable in a lump sum, (ii) continued participation in Goodness Growth’s health insurance, with Goodness Growth paying the portion of the premiums it would pay if he or she were still an employee, through the earliest of: 12 months after termination, the date he or she becomes eligible for group health insurance from another employer, or the date he or she is no longer eligible to continue participating in Goodness Growth’s group health plan under applicable law, and (iii) up to $10,000 for outplacement services within 12 months of termination.

If the NEO’s employment is terminated without Cause or for Good Reason, and a Change in Control occurs (i) within 6 months after his or her termination date or (ii) within 1 year after his termination date, pursuant to an agreement executed within 60 days after his or her termination date, he or she is entitled to an additional cash payment equal to 50% of his or her annualized base salary in a lump sum payment no later than 10 days after the Change in Control.

In addition, (i) each NEO will receive a retention bonus equal to 50% (100% in the case of Dr. Kingsley) of his or her annual base salary on the closing date of a change in control transaction, such as the Transaction, provided he or she is either still employed by Goodness Growth on such date or any termination of his employment prior thereto was not by Goodness Growth for Cause (as defined in the employment agreements) or by him or her without Good Reason (as defined in the employment agreements), and (ii) previously granted equity awards that remain unvested will vest immediately prior to the closing date of a change in control transaction, such as the Transaction. In addition, Dr. Kingsley’s Amendment amended the severance payment rights upon termination of employment after a Change in Control (as defined in his employment agreement) such that if his employment is terminated by Goodness Growth without Cause (as defined in his employment agreement) or by him for Good Reason (as defined in his employment agreement) during the twelve months following a Change in Control, he will receive a lump sum payment equal to 200% of his annual base salary in place at the time. Dr. Kingsley’s Third Amendment reduced his annual base salary to $260,000 but provided that all severance payments will be calculated as if his annual base salary were $360,000.

For purposes of the employment agreements, “Cause” means (a) the employee’s material failure to perform the employee’s job duties competently as reasonably determined by the Board, which is not cured within 15 days of notice; (b) gross misconduct by the employee which the Board reasonably determines is (or will be if continued) demonstrably and materially damaging to Goodness Growth; (c) fraud, misappropriation, or embezzlement by the employee; (d) an act or acts of dishonesty by the employee and intended to result in gain or personal enrichment of the employee at the expense of Goodness Growth; (e) the employee’s conviction of or plea of nolo contendere to a felony regardless of whether involving Goodness Growth and whether or not committed during the course of his employment, other than with respect to any criminal penalties related to the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b); (f) the employee’s violation of Goodness Growth’s Code of Conduct, Employee Handbook or other material written policy, as reasonably determined by the Board, which is not cured within 15 days of notice; or (g) the employee’s material breach of his or her employment agreement or the Restrictive Covenants Agreement.

For purposes of the employment agreements, “Good Reason” means the initial occurrence of any of the following events without the employee’s consent: (a) a material diminution in the employee’s responsibilities, authority or duties or a change in his title; (b) a material diminution in the employee’s salary, other than a general reduction in base salaries that affects all similarly situated Goodness Growth employees in substantially the same proportions; (c) a relocation of the employee’s principal place of employment to a location more than 50 miles from Goodness Growth’s headquarters in Minneapolis, Minnesota; or (d) the material breach of his employment agreement by Goodness Growth; provided, however, that “Good Reason” does not exist unless the employee first provides written notice to Goodness Growth within 30 days of the condition’s occurrence, such occurrence is not cured by Goodness Growth within 30 days of receipt of such notice, and the employee’s termination date occurs within 90 days of the initial occurrence of the condition.

For purposes of the employment agreements and the Equity Incentive Plans, “Change in Control” means the occurrence of any of the following events:

(i)	Change in Ownership of Goodness Growth. A change in the ownership of Goodness Growth which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Goodness Growth that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Goodness Growth, except that any change in the ownership of the stock of Goodness Growth as a result of a private financing of Goodness Growth that is approved by the Board will not be considered a Change in Control;
(ii)	Change in Effective Control of Goodness Growth. If Goodness Growth has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of Goodness Growth which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of Goodness Growth, the acquisition of additional control of Goodness Growth by the same Person will not be considered a Change in Control;
(iii)	Change in Ownership of a Substantial Portion of Goodness Growth’s Assets. A change in the ownership of a substantial portion of Goodness Growth’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from Goodness Growth that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Goodness Growth immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of Goodness Growth, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(iv)	Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with Goodness Growth.
(v)	Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
(vi)	Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (A) its sole purpose is to change the jurisdiction of Goodness Growth’s incorporation, or (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Goodness Growth’s securities immediately before such transaction.

Equity Incentive Plan

Death or Disability

In the event of the termination of a participant’s employment due to death or disability, the participant’s vested Goodness Options will remain exercisable for six months after the termination date and unvested Goodness Options will be terminated. Goodness Options unexercised during that time period will be terminated.

Change in Control

In the event of a merger of Goodness Growth with or into another corporation or other entity or a Change in Control (as defined above), each outstanding award will be treated as the administrator determines (subject to the provisions of the following paragraph) without a participant’s consent, including, without limitation, that (A) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (B) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (C) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (D) (I) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by Goodness Growth without payment), or (II) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (E) any combination of the foregoing. In taking any of the foregoing actions, the administrator does not have to treat all awards, all awards held by a participant, or all awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for the award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding Goodness Options, including those not otherwise vested or exercisable, and the Goodness Options will be exercisable for a period of time determined by the administrator.

An award will be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Goodness Share subject to the award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Subordinate Voting Shares for each Goodness Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Goodness Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common shares of the successor corporation or its parent, the administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of a Goodness Option for each Goodness Share subject to such award, to be solely common shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Subordinate Voting Shares in the merger or Change in Control.

Notwithstanding the language in the equity plans, pursuant to the aforementioned employment agreements, previously granted equity awards that remain unvested will vest immediately prior to the closing date of a change in control transaction, such as the Transaction.

Other Termination

For any other termination of employment, vested Goodness Options remain exercisable for 30 days after the termination date and any unvested Goodness Options and vested Goodness Options not exercised during this time period will be terminated.

Compensation Committee Interlocks and Insider Participation

See “Certain Relationships and Related Transactions, and Director Independence” for further details.

None of the Company’s executive officers served as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company or on the Compensation Committee, during the fiscal year ended December 31, 2022. None of the Company’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, during the fiscal year ended December 31, 2022.

DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

Description of the Company’s Securities

The Company is authorized to issue an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares. The Company is not authorized to issue any additional Super Voting Shares.

As of July 28, 2023, the issued and outstanding capital of the Company consisted of: (i) 108,262,130 Subordinate Voting Shares; (ii) 348,642 Multiple Voting Shares; and (iii) 65,411 Super Voting Shares (collectively, the “Company Shares”). All 65,411 Super Voting Shares held by Kyle Kingsley were converted into 6,541,100 Subordinate Voting Shares on July 31, 2023.

The total number of equity shares assuming all are converted into Subordinate Voting Shares would be 149,667,430.

Our Articles, which are attached to this registration statement, provide further information regarding our securities and qualify the summary under this Item 11 of this registration statement in its entirety.

Subordinate Voting Shares

Notice and Voting Rights. Holders of Subordinate Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Class Rights. As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividend Rights. Holders of Subordinate Voting Shares are entitled to receive, as and when declared by the directors of the Company, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Shares basis) on the Multiple Voting Shares and Super Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Shares basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Shares basis).

Conversion Rights. In the event that an offer is made to purchase Multiple Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Multiple Voting Shares are then listed, to be made to all or substantially all the holders of Multiple Voting Shares in a given province or territory of Canada to which these requirements apply, each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares at the inverse of the Conversion Ratio (as defined below) then in effect at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer.

The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares under the offer, and for no other reason. In such event, the Company’s transfer agent for the Subordinate Voting Shares shall deposit under the offer the resulting Multiple Voting Shares on behalf of the holder. Should the Multiple Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Multiple Voting Shares being taken up and paid for, the Multiple Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Subordinate Voting Shares at the Conversion Ratio then in effect.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares, as applicable, held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. These redemption rights are applicable to each class of shares in the Company.

The purpose of the redemption right is to provide the Company with a means of protecting itself from having a shareholder (or a group of persons who the Board of Directors reasonably believes are acting jointly or in concert) (an “Unsuitable Person”) with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over), five percent (5%) or more of the issued and outstanding Company Shares (calculated on as-converted to Subordinate Voting Shares basis), who a governmental authority granting licenses to the Company (including to any subsidiary) has determined to be unsuitable to own shares, or whose ownership of Shares may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of the Company’s business relating to the cultivation, processing and dispensing of cannabis and cannabis-derived products in the United States or in the Company being unable to obtain any new licenses in the normal course, including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a governmental authority, as determined by the Board of Directors in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable governmental authority.

Pursuant to the Articles, the Company has a right, but not the obligation, at its option, to redeem Subordinate Voting Shares held by an Unsuitable Person at a redemption price per share, unless otherwise required by any governmental authority, equal to the Unsuitable Person Redemption Price (as defined below).

A redemption notice may be delivered by the Company to any Unsuitable Person setting forth: (i) the redemption date, (ii) the number of Shares to be redeemed, (iii) the formula pursuant to which the redemption price will be determined and the manner of payment therefor, (iv) the place where such Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion (as defined below) if the Company is no longer listed on the CSE or another recognized securities exchange, and (vi) any other requirement of surrender of the redeemed shares. The redemption notice will be sent to the Unsuitable Person not less than 30 trading days prior to the redemption date, except as otherwise provided below. The Company will send a written notice confirming the amount of the redemption price as soon as possible following the determination of such redemption price. The redemption notice may be conditional such that the Company need not redeem Shares on the redemption date if the Board of Directors determines, in its sole discretion, that such redemption is no longer advisable or necessary.

For purposes of the foregoing, the “Unsuitable Person Redemption Price” means: (i) in the case of Subordinate Voting Shares, the volume-weighted average trading price of Subordinate Voting Shares during the five (5) trading day period immediately after the date of the redemption notice on the CSE or other national or regional securities exchange on which Subordinate Voting Shares are listed; (ii) in the case of Multiple Voting Shares or Super Voting Shares, the amount determined under (i) multiplied by the Conversion Ratio in effect at the time the redemption notice is delivered, or (iii) if no such quotations are available, the fair market value per share of such Subordinate Voting Shares and/or Multiple Voting Shares as set forth in a valuation and fairness opinion (the “Valuation Opinion”) from an investment banking firm of nationally recognized standing in Canada (qualified to perform such task and which is disinterested in the contemplated redemption and has not in the then past two years provided services for a fee to the Company or its affiliates) or a disinterested nationally recognized accounting firm.

The redemption date will be not less than 30 trading days from the date of the redemption notice unless a governmental authority requires that Shares be redeemed as of an earlier date, in which case the redemption date will be such earlier date, and if there is an outstanding redemption notice, the Company will issue an amended redemption notice reflecting the new redemption date forthwith.

From and after the date the redemption notice is delivered, an Unsuitable Person owning Shares called for redemption will cease to have any voting rights. From and after the redemption date, any and all rights of any nature which may be held by an Unsuitable Person with respect to such person’s Shares will cease and, thereafter, the Unsuitable Person will be entitled only to receive the redemption price, without interest, on the redemption date; provided, however, that if any such Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Shares to a liquidating trust, subject to the approval of any applicable governmental authority), such persons may exercise voting rights of such Shares and the Board of Directors may determine, in its sole discretion, not to redeem such Shares.

Following redemption, the redeemed Shares will be cancelled.

The Company may fund the redemption price, which may be substantial in amount in certain circumstances, from its existing cash resources, the incurrence of indebtedness, the issuance of additional securities including debt securities, the issuance of a promissory note issued to the Unsuitable Person, any other means permitted by applicable law or a combination of the foregoing sources of funding. To the extent required by applicable laws, the Company may deduct and withhold any tax from the redemption price. To the extent any amounts are so withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

A person (or group of persons acting jointly or in concert) will be prohibited from acquiring or disposing of five percent (5%) or more of the issued and outstanding shares of the Company (calculated on an as-converted to Subordinate Voting Share basis), directly or indirectly, in one or more transactions, without providing 15 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the corporate secretary. The foregoing restriction will not apply to the ownership, acquisition or disposition of shares as a result of: (i) a transfer of the Company Shares occurring by operation of law including, inter alia, the transfer of the Company Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold the Company Shares for the purposes of distribution to the public or for the benefit of a third party, provided that such third party is in compliance with the foregoing restriction, or (iii) a conversion, exchange or exercise of securities of the Company, duly issued or granted by the Company, into or for Subordinate Voting Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Company Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, for an order directing that such shareholder disclose the number of the Company Shares held.

Super Voting Shares

The Super Voting Shares were only issuable in connection with the closing of the business combination of the Company, Vireo, Vireo Finco (Canada) Inc. and certain subsidiaries of the Company. No further Super Voting Shares may be issued by the Company. In addition, all outstanding Super Voting Shares, which were all held by Kyle Kingsley, were converted into 6,541,100 Subordinate Voting Shares on July 31, 2023. The discussion below provides information on the Super Voting Shares that was applicable prior to their conversion.

Notice and Voting Rights. Holders of Super Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Super Voting Shares are entitled to 10 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted (currently 1,000 votes per Super Voting Share held).

Class Rights. As long as any Super Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Additionally, consent of the holders of a majority of the outstanding Super Voting Shares will be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights in respect of any such approvals, each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held. The holders of Super Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, bonds, debentures or other securities of the Company.

Dividend Rights. The holders of the Super Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Subordinate Voting Shares on an as-converted to Subordinate Voting Share basis. No dividend will be declared or paid on the

Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Super Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Super Voting Shares, be entitled to participate ratably along with all other holders of Super Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

Conversion Rights. Each Super Voting Share has a right to convert into one Multiple Voting Share subject to customary adjustments for certain corporate changes. Dr. Kingsley, the sole holder of Super Voting Shares, was contractually required under the Fifth Amendment to convert all of his Super Voting Shares into Subordinate Voting Shares no later than July 31, 2023.

Automatic Conversion. Each Super Voting Share will automatically be converted without further action by the holder thereof into one Multiple Voting Share upon transfer by the holder thereof to anyone other than (i) Dr. Kyle E. Kingsley (for purposes hereof, “Initial Holders”), an immediate family member of an Initial Holder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by an Initial Holder or immediate family members of an Initial Holder or which an Initial Holder or immediate family members of an Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by the Company.

Each Super Voting Share held by a particular Initial Holder will automatically be converted without further action by the holder thereof into Multiple Voting Shares at the conversion ratio of one Multiple Voting Share for each Super Voting Share, subject to customary adjustments for certain corporate changes, if at any time the aggregate number of issued and outstanding Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder and that Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder as of the date of completion of the previously completed business combination is less than 50%. The holders of Super Voting Shares will, from time to time upon the request of the Company, provide to the Company evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Super Voting Shares to enable the Company to determine if its right to convert has occurred. For purposes of these calculations, a holder of Super Voting Shares will be deemed to beneficially own Super Voting Shares held by an intermediate company or fund in proportion to their equity ownership of such company or fund, unless such company or fund holds such shares for the benefit of such holder, in which case they will be deemed to own 100% of such shares held for their benefit.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares, as applicable, held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. These redemption rights are applicable to each class of shares in the Company. See “ – Subordinate Voting Shares – Redemption Rights”.

Multiple Voting Shares

Notice and Voting Rights. Holders of Multiple Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could then be converted (currently 100 votes per Multiple Voting Share held).

Class Rights. As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares will be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights discussed in this paragraph, each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held. Holders of Multiple Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividend Rights. The holders of the Multiple Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Subordinate Voting Shares on an as-converted to Subordinate Voting Share basis. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

Conversion Rights. The Multiple Voting Shares each have a restricted right to convert into 100 Subordinate Voting Shares (the “Conversion Ratio”), subject to customary adjustments for certain corporate changes. The ability to convert the Multiple Voting Shares is subject to a restriction that a holder of Multiple Voting Shares may not convert their shares if after giving effect to such conversion, the holder, together with the holder’s affiliates, would beneficially own in excess of 9.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares issuable upon conversion of the Multiple Voting Shares subject to the conversion. Upon notice to the Company, a holder of Multiple Voting Shares may increase or decrease the foregoing limitation, provided the holder would not own in excess of 19.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares upon conversion of Multiple Voting Shares subject to the conversion. Any increase in the limitation is not effective until the 61st day after the notice is delivered to the Company.

In the event that an offer is made to purchase Subordinate Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Subordinate Voting Shares are then listed, to be made to all or substantially all the holders of Subordinate Voting Shares in a given province or territory of Canada to which these requirements apply, each Multiple Voting Share shall become convertible at the option of the holder into Subordinate Voting Shares at the Conversion Ratio at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer.

The conversion right may be exercised in respect of Multiple Voting Shares for the purpose of depositing the resulting Subordinate Voting Shares under the offer, and for no other reason. In such event, the Company’s transfer agent shall deposit under the offer the resulting Subordinate Voting Shares on behalf of the holder. Should the Subordinate Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Subordinate Voting Shares being taken up and paid for, the Subordinate Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Multiple Voting Shares at the inverse of the Conversion Ratio then in effect.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares, as applicable, held by certain shareholders to permit the Company to comply with applicable licensing regulations. These redemption rights are applicable to each class of shares in the Company. See “ – Subordinate Voting Shares – Redemption Rights”.

Coattail Agreement, dated March 18, 2019, by and among Kyle E. Kingsley, Vireo Health International, Inc. and Odyssey Trust Company

On March 18, 2019, Kyle E. Kingsley, as the owner of all the outstanding Super Voting Shares, entered into a customary coattail agreement with the Company and Odyssey Trust Company as trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual class, listed corporations designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares or of Multiple Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if Super Voting Shares had been Subordinate Voting Shares or Multiple Voting Shares. The foregoing description is qualified in its entirety by reference to the Coattail Agreement, which is included as Exhibit 4.1 hereto and incorporated by reference herein.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the principal Canadian federal income tax consequences applicable to the acquisition, holding, and disposition of Subordinate Voting Shares (including Subordinate Voting Shares issued on the exercise of Warrants or the Convertible Notes) by a holder who (1) is not, and is not deemed to be, a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (2) deals at arm’s length with the Company and is not affiliated with the Company in each case for purpose of the Tax Act, (3) holds and beneficially owns such Subordinate Voting Shares solely as capital property, (4) does not use or hold, and is not deemed to use or hold, the Subordinate Voting Shares in connection with a business carried on, or deemed to be carried on, in Canada, and (5) for purposes of the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), is a resident of the U.S., has never been a resident of Canada, does not have an has not had, at any time, a permanent establishment or fixed base in Canada, and is a qualifying person or otherwise qualifies for the full benefits of the Canada-U.S. Tax convention and (6) has not acquired such Subordinate Voting Shares in a transaction or transactions considered to be an adventure in the nature of trade, referred to in this summary as a “U.S. Holder”.

This summary is not applicable to a U.S. Holder that is (i) an insurer carrying on an insurance business in Canada and elsewhere, or (ii) an “authorized foreign bank” (as defined in the Tax Act) or (iii) another U.S. Holder of special status. Such U.S. Holders should consult their own Tax Advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all amendments thereto publicly proposed by the government of Canada, the published administrative practices of the Canada Revenue Agency, and the current provisions of the Canada-U.S. Tax Convention. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any United States) tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any specific purchaser, and no representations with respect to the income tax consequences to any purchaser are made. Prospective purchasers should consult their own tax advisors for advice with respect to the tax consequences to them or acquiring Subordinate Voting Shares pursuant to this offering having regard to their particular circumstances.

Each U.S. Holder is advised to obtain tax and legal advice applicable to such U.S. Holder’s particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Subordinate Voting Shares must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the Canada Revenue Agency.

Dividends

Every U.S. Holder is liable to pay a Canadian withholding tax on every dividend that is or is deemed to be paid or credited to the U.S. Holder on the U.S. Holder’s Subordinate Voting Shares. The statutory rate of withholding tax is 25% of the gross amount of the dividend paid. The Canada-U.S. Tax Convention reduces the statutory rate with respect to dividends paid to a U.S. Holder, if that U.S. Holder is a resident of the U.S. for purposes of, and is eligible for and entitled to benefits under, the Canada-U.S. Tax Convention. Where applicable, the rate of withholding tax is generally reduced under the Canada-U.S. Tax Convention to 15% of the gross amount of the dividend if the recipient of the dividend is a resident of the U.S. for purposes of, and is eligible for and entitled to benefits under, the Canada-U.S. Tax Convention and is the beneficial owner of the dividend. If the U.S. Holder is a company that is a resident of the U.S. for purposes of, and is eligible for and entitled to benefits under, the Canada-U.S. Tax Convention, and that owns at least 10% of the voting stock of the Company and beneficially owns the dividend, the rate of withholding tax is 5% for dividends paid or credited to such corporate U.S. Holder. The Company is required to withhold the applicable tax from the dividend payable to the U.S. Holder, and to remit the tax to the Receiver General of Canada for the account of the U.S. Holder.

Disposition of Subordinate Voting Shares

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Subordinate Voting Shares (including a Subordinate Voting Shares issued on the exercise of a Warrant or Convertible Note) unless such securities constitute “taxable Canadian property” of the U.S. Holder for purposes of the Tax Act and the gain is not exempt from tax pursuant to the terms of the Canada-U.S. Tax Convention.

Provided that the Subordinate Voting Shares are listed on a “designated stock exchange” for purposes of the Tax Act at the time of disposition, the Subordinate Voting Shares generally will not constitute “taxable Canadian property” of a U.S. Holder, unless at any time during the 60 month period immediately preceding the disposition: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at “arm’s length” for the purposes of the Tax Act, partnerships in which the U.S. Holder or a person with whom the U.S. Holder did not deal at “arm’s length” for the purposes of the Tax Act holds a membership interest directly or indirectly through one or more partnerships, or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class of the Company and; (ii) more than 50% of the fair market value of the Subordinate Voting Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), or options in respect of, or interests in, or for civil law rights in, such property whether or not such property exists. Notwithstanding the foregoing, the Subordinate Voting Shares may otherwise in certain circumstances be deemed to be taxable Canadian property to a U.S. Holder for the purposes of the Tax Act.

Even if a Subordinate Voting Shares is considered to be “taxable Canadian property” to a U.S. Holder, the U.S. Holder may be exempt from tax under the Tax Act if such securities are “treaty-protected property” for the purposes of the Tax Act. Subordinate Voting Shares owned by a U.S. Holder will generally be “treaty-protected property” if the gain from the disposition of such securities would, because of the Canada-U.S. Tax Convention, be exempt from tax under Part I of the Tax Act.

U.S. Holders who may hold Subordinate Voting Shares as “taxable Canadian property” should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of the Subordinate Voting Shares. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (including, but not limited to, financial institutions, insurance companies, broker-dealers or traders in securities or currencies, tax-exempt organizations (including private foundations), individual retirement accounts or qualified pension plans, taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, U.S. expatriates (or former long-term residents of the United States), investors that will hold the Subordinate Voting Shares as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, investors that have a functional currency other than the U.S. dollar, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Subordinate Voting Shares being taken into account in an applicable financial statement), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold the Subordinate Voting Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and that acquired the Subordinate Voting Shares pursuant to this prospectus. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of Subordinate Voting Shares who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;
•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of the Subordinate Voting Shares who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Subordinate Voting Shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. An investor that is a partner, member or other beneficial owner of a partnership holding the Subordinate Voting Shares is urged to consult the investor’s own tax advisors regarding the tax consequences of the ownership and disposition of the Subordinate Voting Shares.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE COMPANY URGES PROSPECTIVE HOLDERS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE SUBORDINATE VOTING SHARES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Tax Classification of the Company

Pursuant to Section 7874(b) of the Code and the U.S. Treasury Regulations promulgated thereunder, notwithstanding that the Company has been organized under Canadian law, solely for U.S. federal income tax purposes, the Company will be classified as a U.S. domestic corporation. Accordingly, the Company will be subject to a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes and will be subject to taxation both in Canada and the United States which could have a material adverse effect on its financial condition and results of operations.

Taxation of U.S. Holders

Distributions on Subordinate Voting Shares

If the Company makes distributions with respect to a Subordinate Voting Share, the distributions generally will be treated as U.S. source dividends to a U.S. Holder of a Subordinate Voting Share to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Subordinate Voting Share, and thereafter as gain from the sale or exchange of that Subordinate Voting Share. Corporate U.S. Holders may be entitled to claim the dividends-received deduction with respect to dividends paid on the Subordinate Voting Shares and such dividends may constitute qualified dividend income to individual U.S. Holders, subject in each case to applicable restrictions and eligibility requirements.

Dividends on the Subordinate Voting Shares will not constitute foreign source income for U.S. foreign tax credit limitation purposes because the Company, even though organized as a Canadian corporation, will be treated as a U.S. corporation for U.S. federal income tax purposes, as described above under “—U.S. Tax Classification of the Company.” Therefore, a U.S. Holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. Holder has sufficient other foreign source income.

Sale or Other Taxable Disposition of Subordinate Voting Shares

Upon the sale or other taxable disposition of a Subordinate Voting Share, U.S. Holders generally will recognize capital gain or loss equal to the difference between the amount realized by such holders on the disposition and their adjusted tax basis in such Subordinate Voting Share. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held such a Subordinate Voting Share for more than one year as of the time of disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

To the extent a sale or other taxable disposition of the Subordinate Voting Shares by a U.S. Holder results in Canadian tax payable by the U.S. Holder, such U.S. Holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. Holder has sufficient other foreign source income.

Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of Subordinate Voting Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of the Subordinate Voting Shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (generally, on a properly completed IRS Form W-9) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Taxation of Non-U.S. Holders

Distributions on Subordinate Voting Shares

If the Company makes distributions with respect to a Subordinate Voting Share, the distributions generally will be treated as dividends to a Non-U.S. Holder of a Subordinate Voting Share to the extent of the Company’s current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Subordinate Voting Share, and thereafter as gain from the sale or exchange of that Subordinate Voting Share.

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the Non-U.S. Holder is eligible for and properly claims a reduced rate of withholding under an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the Non-U.S. Holder) will not be subject to U.S. withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person, as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Subordinate Voting Shares

Subject to the discussions below under “Taxation of Non-U.S. Holders—Information Reporting and Backup Withholding,” and “Taxation of Non-U.S. Holders—Foreign Account Tax Compliance Act”, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of a Subordinate Voting Share, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•

the Company is or has been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Subordinate Voting Share, and, in the case where the Company’s shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our shares at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the Subordinate Voting Share. There can be no assurance that Subordinate Voting Shares will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their own tax advisors regarding possible eligibility for benefits under income tax treaties and the availability of U.S. source capital losses to offset gain described in the second bullet point.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, taxable exchange or other disposition of Subordinate Voting Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Subordinate Voting Shares from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Company has not performed any analysis to determine whether it is currently, or has ever been, a USRPHC. You are urged to consult your own tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding

Generally, the Company must report to the IRS and to the Non-U.S. Holder the amount of dividends paid with respect to, and the proceeds from the sale or other disposition of, Subordinate Voting Shares to such holder and the amount of tax, if any, withheld with respect to those payments or proceeds. Copies of the information returns and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder may be subject to backup withholding of tax on dividends paid, and, depending on the circumstances, the proceeds of a sale, exchange, redemption or other taxable disposition unless the Non-U.S. Holder complies with certain certification requirements to establish that it is not a U.S. Person or it otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may apply to payments of dividends on stock made to foreign financial institutions (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. Additionally, a 30% withholding tax may apply to payments of gross proceeds from the disposition of stock made to such institutions and entities; however, proposed Treasury regulations eliminate this 30% withholding tax on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. There can be no assurance that final Treasury regulations would provide an exemption from FATCA for gross proceeds.

Withholding under FATCA generally will not apply where such payments are made to (i) a foreign financial institution that undertakes, under either an agreement with the United States Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the United States Treasury, to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders; (ii) a non-financial foreign entity that either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner to the United States Treasury; or (iii) a foreign financial institution or non-financial foreign entity that is exempt from these rules. Investors should consult their tax advisors regarding this legislation and the regulations thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Goodness Growth’s Shares as of August 1, 2023, for (i) each member of the Board, (ii) each NEO, (iii) each person known to Goodness Growth to be the beneficial owner of more than 5% of Goodness Growth’s securities, and (iv) the directors and executive officers as a group. Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities of which a person has the right to acquire beneficial ownership within 60 days. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the Goodness Shares owned by such person. The ownership percentages are based on the following Goodness Shares outstanding at the close of business on August 1, 2023: 108,262,130 Subordinate Voting Shares, 348,642 Multiple Voting Shares, and 0 Super Voting Shares. Unless otherwise indicated below, the address for each natural person listed below is care of Goodness Growth Holdings, Inc., 207 South 9th Street, Minneapolis, Minnesota 55402.

	Subordinate Voting Shares		Multiple Voting Shares		Super Voting Shares		Total(1)		Voting(2)
Name and Address of Beneficial Owner	Number Beneficially Owned	% of Total Subordinate Voting Shares	Number Beneficially Owned	% of Total Multiple Voting Shares	Number Beneficially Owned	% of Total Super Voting Shares	Total Number of Capital Stock Beneficially Owned	% of Total Capital Stock	% of Voting Capital Stock
Greater than 5% Shareholders
Robert J. Barnard	11,561,814(3)	10.7%	—	—	—	—	11,561,814	10.7%	8.1%
Chicago Atlantic Group, LP	70,760,788.5(4)	42.0%	—	—	—	—	70,760,788.5	42.0%	34.8%

NEOs and Directors
Dr. Kyle E. Kingsley	11,980,485(5)	10.5%	—	—	—	—	11,980,485	10.5%	8.1%
John A. Heller	1,133,967(6)	1.0%	—	—	—	—	1,133,967	1.0%	*

Ross M. Hussey	83,106(7)	*	16,803	4.8%	—	—	1,763,406	1.6%	1.2%
Victor E. Mancebo	17,607(8)	*	—	—	—	—	17,607	*	*
Judd T. Nordquist	358,546(9)	*	845	*	—	—	443,046	*	*
Josh Rosen	2,255,536(10)	2.1%	—	—	—	—	2,255,536	2.1%	1.6%
Amber H. Shimpa	3,062,059(11)	2.8%	8,521	2.4%	—	—	3,914,159	3.5%	2.7%
Directors and executive officers as a group (9 persons)	14,285,839(12)	11.7%	26,169	7.5%	—	—	16,902,739	13.6%	10.8%

*	Less than 1%.
(1)	Total share values are on an as-converted to Subordinate Voting Share basis.
(2)	The voting percentages differ from the total capital stock percentages because our classes of securities have different voting rights and because the total capital stock numbers for each person reflect their beneficial ownership assuming they converted and exercised all shares that are convertible or exercisable within 60 days of August 1, 2023. Super Voting Shares have 1,000 votes per share and are convertible to 100 Subordinate Voting Shares. Multiple Voting Shares have 100 votes per share and are convertible to 100 Subordinate Voting Shares. Subordinate Voting Shares had 1 vote per share.
(3)	The information is based on a Schedule 13G filed with the SEC on June 13, 2023. Robert Barnard is the Chief Executive Officer/Chief Investment Officer of Black Maple Capital Management LP, and the control person of Black Maple Capital Management LP as the managing member of Black Maple Capital Holdings LLC, the general partner of Black Maple Capital Management LP. The securities reported by Mr. Barnard on the Schedule 13G represent: (i) shares beneficially owned by Mr. Barnard on behalf of two limited liability companies, Waheela LLC and AFANC LLC, for which Mr. Barnard serves as the manager; and (ii) shares beneficially owned by Black Maple Capital Management LP on behalf of Black Maple Capital Partners LP. Mr. Barnard has sole voting and dispositive power over the securities. The business address of Mr. Barnard is 250 East Wisconsin Avenue, Suite 1250, Milwaukee, WI 53202.

(4)	The information is based on a Schedule 13D filed with the SEC on July 14, 2023 on behalf of Chicago Atlantic Group, LP (“CAG”), Chicago Atlantic Credit Opportunities, LLC (“CACO”), Chicago Atlantic Advisers, LLC (“CAA”), Chicago Atlantic Manager, LLC (“CAM”), Chicago Atlantic GP Holdings, LLC (“CAGPH”) and Chicago Atlantic Group GP, LLC (“CAGGP”). CAA is the investment manager to CACO. CAM is the managing member of CACO, and CAGPH is its managing member. CAG is the managing member of CAA and CAGGP is the general partner of CAG. Amount reported includes 54,008,965.5 shares underlying Convertible Notes, 4,894,561 shares underlying Warrants and 1,196,618 shares underlying warrants with an exercise price of C$3.50 issued in March 2021. The business address of the reporting persons is 420 North Wabash Avenue, Suite 500, Chicago, Illinois 60611.
(5)	Includes 5,439,385 Goodness Options that are exercisable within 60 days of August 1, 2023.
(6)	Includes 39,804 Goodness RSUs and 1,094,163 Goodness Options that are vested or vest within 60 days of August 1, 2023.
(7)	Includes 11,057 Goodness RSUs and 72,049 Goodness Options that are vested or vest within 60 days of August 1, 2023
(8)	Includes 11,057 Goodness RSUs and 6,550 Goodness Options that are vested or vest within 60 days of August 1, 2023
(9)	Includes 11,057 Goodness RSUs and 347,489 Goodness Options that are vested or vest within 60 days of August 1, 2023
(10)	Includes 730,014 Subordinate Voting Shares owned by Bengal Catalyst Fund LP. As Managing Partner of Bengal Capital, Mr. Rosen has shared voting control over these shares. Also includes 5,522 Goodness RSUs and 1,500,000 Goodness Options that are vested or vest within 30 days of August 1, 2023.
(11)	Includes 34,497 Goodness RSUs and 3,004,032 Goodness Options that are vested or vest within 60 days of August 1, 2023.
(12)	Includes 260,269 Goodness RSUs and 13,252,026 Goodness Options that are vested or vest within 60 days of August 1, 2023.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders from time to time of up to 101,920,773 of our Subordinate Voting Shares. The Selling Shareholders may from time to time offer and sell any or all of the Subordinate Voting Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Shareholders” includes the persons listed in the table below, together with any additional selling shareholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interests in the Subordinate Voting Shares, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Shareholders, certain information regarding the beneficial ownership of our Subordinate Voting Shares by the Selling Shareholders and the Subordinate Voting Shares being offered by the Selling Shareholders. The applicable percentage ownership of Subordinate Voting Shares is based on approximately 108,262,130 Subordinate Voting Shares outstanding as of August 1, 2023. Information with respect to Subordinate Voting Shares owned beneficially after the offering assumes the sale of all of the Subordinate Voting Shares registered hereby. The Selling Shareholders may offer and sell some, all or none of their Subordinate Voting Shares.

Except as set forth in the footnotes below, none of the Selling Shareholders has ever been an officer or director of one of our affiliates. Moreover, other than certain of the Selling Shareholders entering into the Credit Facility dated as of March 25 2021, the Omnibus First Amendment to the Credit Facility and Security Agreement dated as of November 1, 2021, the Second Amendment to the Credit Facility dated as of March 3, 2022, a Third Amendment to Credit Facility dated as of January 31, 2022, a Fourth Amendment to Credit Facility dated as of March 3, 2022, a Fifth Amendment to Credit Facility dated as of March 31, 2023, and a Sixth Amendment to the Credit Facility dated as of April 28, 2023, none of the Selling Shareholders has had a material relationship with us other than as a shareholder at any time within the past three years. Each of the Selling Shareholders has acquired (or will acquire) the Subordinate Voting Shares to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the Selling Shareholders was, or is expected to be, a party to any agreement or understanding, directly or indirectly, with any person to distribute the Subordinate Voting Shares to be resold by such Selling Shareholders under this Registration Statement of which this prospectus forms a part.

Since a Selling Shareholder may sell some or none of the Subordinate Voting Shares that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of our Subordinate Voting Shares that will be held by Selling Shareholders upon the termination of the offering. The information set forth in the following table regarding the beneficial ownership after the resale of shares is based upon the assumption that the Selling Shareholders will acquire (to the extent not currently held) and sell all of the Subordinate Voting Shares covered by this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that Selling Shareholders have, or will have, sole voting and investment power with respect to all Subordinate Voting Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Shareholders, no Selling Shareholders is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the Selling Shareholders’ method of distributing these shares.

	Subordinate Voting Shares(1)				Subordinate Voting Shares Underlying Warrants(2)					Subordinate Voting Shares Underlying Convertible Notes(3)
Name	Number Beneficially Owned Prior to Offering†	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering†	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering		Number Beneficially Owned Prior to Offering†	Number Registered For Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Alejandro Yemenidjian	673,379(4)	42,070	0	—	376,657(5)	304,688	71,969(6)	*	%	3,932,700(7)	0	0	—
Armen Yemenidjian	673,379(8)	631,309	0	—	376,657(9)	304,688	71,969(10)	*	%	3,932,700	3,932,700	0	—
Armen Yemenidjian and Anush Yemenidjian, as Community Property	673,379(11)	42,070	0	—	376,657(12)	0	71,969(13)	*	%	3,932,700(14)	0	0	—
Yemenidjian Living Trust	673,379(15)	631,309	0	—	376,657(16)	0	71,969(17)	*	%	3,932,700	3,932,700	0	—
Black Maple Capital Partners LP	1,790,103(18)	782,061	0	—	1,531,178(19)	303,127	785,115(20)	*	%	9,629,671(21)	3,912,533	0	—
Afanc LLC	1,790,103(22)	910,294	0	—	1,531,178 (23)	265,626	785,115(24)	*	%	9,629,671(25)	3,428,508	0	—
Waheela LLC	1,790,103(26)	97,748	0	—	1,531,178 (27)	177,310	785,115(28)	*	%	9,629,671(29)	2,288,630	0	—
Chicago Atlantic Credit Opportunities, LLC(30)	10,659,506	10,659,506	0	—	5,420,559(31)	4,894,561	525,998(32)	*	%	63,175,702	63,175,702	0	—
Chicago Atlantic Credit Company, LLC(33)	1,138	1,138	0	—	670,620(34)	0	670,620	*	%	—	—	—	—
Alba Investments, LLC	204,853(35)	164,453	0	—	135,526(36)	0	135,526	*	%	—	—	—	—
Barbell Investments II, LLC	10,507(37)	10,507	0	—	17,974(38)	0	17,974	*	%	—	—	—	—
Equity Trust Company Custodian FBO Barry Bergman, Traditional IRA	204,853(39)	40,400	0	—	135,526(40)	0	135,526	*	%	—	—	—	—
FMV VREO, LLC	84,141(41)	84,141	0	—	143,938(42)	0	143,938	*	%	—	—	—	—
SC Private Markets GmbH	131,129(43)	131,129	0	—	190,671(44)	0	190,671	*	%	—	—	—	—
Green Ivy, LLC	7,035(45)	7,035	0	—	12,151(46)	0	12,151	*	%	—	—	—	—
SSI Ivy Partners II LLC	6,494(47)	6,494	0	—	11,216(48)	0	11,216	*	%	—	—	—	—
EF 25 Inc	758,336(49)	758,336	0	—	—	—	—	—		—	—	—	—

*	Represents less than 1%.
†

Beneficial ownership includes shares of subordinate voting shares as to which a person or group has sole or shared voting power or dispositive power. Subordinate voting shares registered hereunder, as well as subordinate voting shares subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of August 1, 2023, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such shares of common stock, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(1)	Represents subordinate voting shares received in connection with the Fifth Amendment.
(2)	Represents subordinate voting shares underlying the Warrants issued in connection with the Sixth Amendment and subordinate voting shares underlying warrants with an exercise price of C$3.50 issued in March 2021 (the “2021 Warrants”) in connection with the closing of the Credit Facility, as applicable.
(3)	Represents subordinate voting shares underlying $10.0 million in Convertible Notes available for issuance in connection with the Sixth Amendment plus interest paid in kind on the aggregate principal amount owed to the lenders at an interest rate equal to 6.00% per annum and a conversion price of $0.145 and all other accrued but unpaid interest outstanding on the date of conversion. As of the date of this Registration Statement, the Company has drawn $5.0 million in Convertible Notes and it expects to draw the remaining $5.00 million by the end of January 2024, which lenders have committed to fund, subject to the terms of the Credit Facility, as amended.
(4)	Represents 42,070 subordinate voting shares held directly by the selling shareholder and 631,309 subordinate voting shares held by the Yemenidjian Living Trust. The selling shareholder is a trustee of the Yemenidjian Living Trust and has voting and dispositive control over the securities held by the Yemenidjian Living Trust.
(5)	Represents 304,688 subordinate voting shares underlying Warrants and 71,969 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility.
(6)	Represents subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility.

(7)	Represents subordinate voting shares underlying the Convertible Notes held by the Yemenidjian Living Trust. The selling shareholder is a trustee of the Yemenidjian Living Trust and therefore has voting and dispositive control over the securities held by the Yemenidjian Living Trust.
(8)	Represents 631,309 subordinate voting shares held directly by the selling shareholder and 42,070 subordinate voting shares held by the Armen Yemenidjian and Anush Yemenidjian, husband and wife, as community property. Armen Yemenidjian exercises voting and dispositive power over the securities held as community property.
(9)	Represents 304,688 subordinate voting shares underlying Warrants held by the selling shareholder, and 71,969 subordinate voting shares underlying the 2021 Warrants issued to Armen Yemenidjian and Anush Yemenidjian, husband and wife, as community property in connection with the closing of the Credit Facility. Armen Yemenidjian exercises voting and dispositive power over the securities held as community property.
(10)	Represents subordinate voting shares underlying the 2021 Warrants issued to Armen Yemenidjian and Anush Yemenidjian, husband and wife, as community property in connection with the closing of the Credit Facility.
(11)	Represents 42,070 subordinate voting shares held directly by the Armen Yemenidjian and Anush Yemenidjian, husband and wife, as community property, and 631,309 subordinate voting shares held directly by Armen Yemenidjian. Armen Yemenidjian exercises voting and dispositive power over the securities held as community property.
(12)	Represents 304,688 subordinate voting shares underlying Warrants issued to Armen Yemenidjian and 71,969 subordinate voting shares underlying the 2021 Warrants issued to Alejandro Yemenidjian in connection with the closing of the Credit Facility. Armen Yemenidjian exercises voting and dispositive power over the securities held as community property.
(13)	Represents subordinate voting shares underlying the 2021 Warrants issued to Armen Yemenidjian and Anush Yemenidjian, husband and wife, as community property in connection with the closing of the Credit Facility. Armen Yemenidjian exercises voting and dispositive power over the securities held as community property.
(14)	Represents subordinate voting shares underlying the Convertible Notes held by Armen Yemenidjian. Armen Yemenidjian exercises voting and dispositive power over the securities held as community property.
(15)	Represents 631,309 subordinate voting shares directly held by the selling shareholder and 42,070 subordinate voting shares held by Alejandro Yemenidjian. Alejandro Yemenidjian is a trustee of the Yemenidjian Living Trust and has voting and dispositive power over the securities held by the Yemenidjian Living Trust.
(16)	Represents 304,688 subordinate voting shares underlying Warrants beneficially owned by Alejandro Yemenidjian and 71,969 subordinate voting shares underlying the 2021 Warrants issued to Alejandro Yemenidjian in connection with the closing of the Credit Facility. Alejandro Yemenidjian is a trustee of the Yemenidjian Living Trust and has voting and dispositive power over the securities held by the Yemenidjian Living Trust.
(17)	Represents 71,969 subordinate voting shares underlying the 2021 Warrants issued to the Alejandro Yemenidjian in connection with the closing of the Credit Facility. Alejandro Yemenidjian is a trustee of the Yemenidjian Living Trust and has voting and dispositive power over the securities held by the Yemenidjian Living Trust.
(18)	Represents 782,061 subordinate voting shares held directly by the selling shareholder, 910,294 subordinate voting shares held directly by Afanc LLC and 97,748 subordinate voting shares held directly by Waheela LLC. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital Partners LP (“Black Maple Capital”). As a result, Mr. Barnard has voting control and investment discretion over securities held by Black Maple Capital. Mr. Barnard is also the managing member of each of Afanc LLC and Waheela LLC.
(19)	Represents 303,127 subordinate voting shares underlying Warrants held by the selling shareholder, 261,525 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility, 265,626 subordinate voting shares underlying Warrants held by Afanc LLC, 177,310 subordinate voting shares underlying Warrants held by Waheela LLC and 523,590 subordinate voting shares underlying the 2021 Warrants issued to Waheela LLC in connection with the closing of the Credit Facility. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital. Mr. Barnard is also the managing member of each Afanc LLC and Waheela LLC.
(20)	Represents 261,525 and 523,590 subordinate voting shares underlying the 2021 Warrants issued to Black Maple Capital and Waheela, LLC, respectively, in connection with the closing of the Credit Facility.
(21)	Represents 3,912,533 subordinate voting shares underlying Convertible Notes held by the selling shareholder, 3,428,508 subordinate voting shares underlying the Convertible Notes held by Afanc LLC and 2,288,630 subordinate voting shares underlying the Convertible Notes held by Waheela LLC. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital. Mr. Barnard is also the managing member of each Afanc LLC and Waheela LLC.
(22)	Represents 910,294 subordinate voting shares held directly by the selling shareholder, 782,061 subordinate voting shares held directly by Black Maple Capital and 97,748 subordinate voting shares held directly by Waheela LLC. Robert Barnard is the managing member of the selling shareholder and Waheela LLC, and is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital.
(23)	Represents 265,626 subordinate voting shares underlying Warrants held by the selling shareholder, 303,127 subordinate voting shares underlying Warrants held by Black Maple Capital, 177,310 subordinate voting shares underlying Warrants held by Waheela LLC, 523,590 subordinate voting shares underlying the 2021 Warrants issued to Waheela LLC in connection with the closing of the Credit Facility, and 261,525 subordinate voting shares underlying the 2021 Warrants issued to Black Maple Capital in connection with the closing of the Credit Facility. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital. Mr. Barnard is also the managing member of each Afanc LLC and Waheela LLC.
(24)	Represents 261,525 and 523,590 subordinate voting shares underlying the 2021 Warrants issued to Black Maple Capital and Waheela, LLC, respectively, in connection with the closing of the Credit Facility.
(25)	Represents 3,428,508 subordinate voting shares underlying the Convertible Notes held by the selling shareholder, 3,912,533 subordinate voting shares underlying the Convertible Notes held by Black Maple Capital and 2,288,630 subordinate voting shares underlying the Convertible Notes held by Waheela LLC. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital. Mr. Barnard is also the managing member of each Afanc LLC and Waheela LLC.
(26)	Represents 97,748 subordinate voting shares held directly by the selling shareholder, 782,061 subordinate voting shares held directly by Black Maple Capital, and 910,294 subordinate voting shares held directly by Afanc LLC. Robert Barnard is the managing member of the selling shareholder and Afanc LLC, and is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital.
(27)	Represents 177,310 subordinate voting shares underlying Warrants held by the selling shareholder, 303,127 subordinate voting shares underlying Warrants held by Black Maple Capital, 265,626 subordinate voting shares underlying Warrants held by Afanc LLC, 523,590 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility, and 261,525 subordinate voting shares underlying the 2021 Warrants issued to Black Maple Capital in connection with the closing of the Credit Facility. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital. Mr. Barnard is also the managing member of each Afanc LLC and Waheela LLC.
(28)	Represents 261,525 and 523,590 subordinate voting shares underlying the 2021 Warrants issued to Black Maple Capital and Waheela, LLC, respectively, in connection with the closing of the Credit Facility.

(29)	Represents 2,288,630 subordinate voting shares underlying the Convertible Notes held by the selling shareholder, 3,912,533 subordinate voting shares underlying the Convertible Notes held by Black Maple Capital and 3,428,508 subordinate voting shares underlying the Convertible Notes held by Afanc LLC. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP, managing member of Black Capital Holdings LLC, the general partner of Black Maple Capital. Mr. Barnard is also the managing member of each Afanc LLC and Waheela LLC.
(30)	Chicago Atlantic Advisers, LLC, the selling shareholder’s investment manager, Chicago Atlantic Group, LP, the investment manager’s managing member, Chicago Atlantic Group GP, LLC, the investment manager’s managing member’s general partner, Chicago Atlantic Manager, LLC, the selling shareholder’s managing member, and Chicago Atlantic GP Holdings, LLC, the selling shareholder’s managing member’s managing member, all may be deemed to share beneficial ownership with the selling shareholder of the securities reported in this row.
(31)	Represents 4,894,561 subordinate voting shares underlying Warrants and 525,998 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility.
(32)	Represents 525,998 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility.
(33)	The selling shareholder may be deemed to share beneficial ownership of the securities reported in this row with its managing member, Chicago Atlantic Group, LP, and Chicago Atlantic Group GP, LLC, the general partner of the selling shareholder’s managing member.
(34)	Represents 670,620 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility.
(35)	Represents 164,453 subordinate voting shares held directly by the selling shareholder and 40,400 subordinate voting shares held directly by Equity Trust Company Custodian FBO Barry Bergman, Traditional IRA. Barry Bergman has sole voting and dispositive power over the securities held by Alba Investments, LLC and Equity Trust Company Custodian FBO Barry Bergman, Traditional IRA.
(36)	Represents 65,745 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility and 69,511 subordinate shares underlying the 2021 Warrants issued to Equity Trust Company Custodian FBO Barry Bergman, Traditional IRA in connection with the closing of the Credit Facility. Barry Bergman has sole voting and dispositive power over the securities held by Alba Investments LLC and Equity Trust Company Custodian FBO Barry Bergman, Traditional IRA.
(37)	James L. Jacobs II has sole voting and dispositive power over the securities held by Barbell Investments II, LLC.
(38)	Represents subordinate voting shares underlying the 2021 Warrants issued in connection with the closing of the Credit Facility.
(39)	Represents 40,400 subordinate voting shares held directly by the selling shareholder and 164,453 subordinate voting shares held directly by Alba Investments LLC. Barry Bergman has sole voting and dispositive power over the securities held by Equity Trust Company Custodian FBO Barry Bergman, Traditional IRA and Alba Investments LLC.
(40)	Represents 69,511 subordinate voting shares underlying the 2021 Warrants issued to the selling shareholder in connection with the closing of the Credit Facility and 65,745 subordinate shares underlying the 2021 Warrants issued to Alba Investments LLC in connection with the closing of the Credit Facility. Barry Bergman has sole voting and dispositive power over the securities held by Equity Trust Company Custodian FBO Barry Bergman, Traditional IRA and Alba Investments LLC.
(41)	David Kite has sole voting and dispositive power over the securities held by FMV VREO, LLC.
(42)	Represents subordinate voting shares underlying the 2021 Warrants issued in connection with the closing of the Credit Facility.
(43)	Andreas Lange has sole voting and dispositive power over the securities held by SC Private Markets GmbH.

(44)	Represents subordinate voting shares underlying the 2021 Warrants issued in connection with the closing of the Credit Facility.
(45)	Justin Donald has sole voting and dispositive power over the securities held by Green Ivy, LLC.
(46)	Represents subordinate voting shares underlying the 2021 Warrants issued in connection with the closing of the Credit Facility.
(47)	Kevin Senske has sole voting and dispositive power over the securities held by SSI Ivy Partners II LLC.
(48)	Represents subordinate voting shares underlying the 2021 Warrants issued in connection with the closing of the Credit Facility.
(49)	Benjamin Nickoll has sole voting and dispositive power over the securities held by EF 25 Inc.

PLAN OF DISTRIBUTION

On March 31, 2023, we entered into a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement by and among the Company and certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent (the “Fifth Amendment”). On April 28, 2023, we entered into a Sixth Amendment to the Credit Agreement by and among the Company and certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent (the “Sixth Amendment”). The Fifth Amendment and Sixth Amendment modify that certain Credit Agreement dated as of March 25, 2021, as amended by an Omnibus First Amendment to Credit Agreement and Security Agreement dated as of November 1, 2021, a Second Amendment to Credit Agreement dated as of November 18, 2021, a Third Amendment to Credit Agreement dated as of January 31, 2022, a Fourth Amendment to Credit Agreement dated as of March 3, 2022, and, as applicable, a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement dated as of March 31, 2023, each among the Company and certain subsidiaries of the Company, the persons from time-to-time party thereto as guarantors, the lenders from time to time party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent.

We have issued Subordinate Voting Shares to certain Selling Shareholders in a private offering in connection with the Fifth Amendment. In addition, we may issue Subordinate Voting Shares to certain Selling Shareholders upon the conversion of, and payment of interest on, the Convertible Notes and upon exercise of the Warrants, which the Convertible Notes and Warrants were issued in private offerings in connection with the Sixth Amendment. We do not know if or when the Convertible Notes may be converted (or interest paid thereon in Subordinate Voting Shares) or if or when the Warrants may be exercised. We also do not know whether any of the Subordinate Voting Shares acquired in connection with the Fifth Amendment or any of the Subordinate Voting Shares issuable upon conversion of, or payment of interest on, the Convertible Notes or upon exercise of the Warrants issued in connection with the Sixth Amendment, will be sold.

We are registering 101,920,773 Subordinate Voting Shares that were issued to certain Selling Shareholders in connection with the Fifth Amendment and that are issuable upon conversion of, or payment of interest on, the Convertible Notes and upon exercise of Warrants issued to the Selling Shareholders in connection with the Sixth Amendment, to permit the resale of these shares by the holders of such shares from time to time after the date of this prospectus. We are registering them pursuant to contractual provisions entered into in connection with the Fifth Amendment and Sixth Amendment. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Subordinate Voting Shares. We will bear all fees and expenses incident to our obligation to register the Subordinate Voting Shares.

The Selling Shareholders may sell all or a portion of the Subordinate Voting Shares owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Subordinate Voting Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Subordinate Voting Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the distribution of the Subordinate Voting Shares by any Selling Shareholders to its partners, members or shareholders;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Subordinate Voting Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Subordinate Voting Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Subordinate Voting Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Subordinate Voting Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Subordinate Voting Shares short and deliver Subordinate Voting Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Subordinate Voting Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Subordinate Voting Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Subordinate Voting Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Subordinate Voting Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Subordinate Voting Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Subordinate Voting Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Subordinate Voting Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Subordinate Voting Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Subordinate Voting Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Subordinate Voting Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Subordinate Voting Shares registered pursuant to the Registration Statement of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the Subordinate Voting Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Subordinate Voting Shares to engage in market-making activities with respect to the Subordinate Voting Shares. All of the foregoing may affect the marketability of the Subordinate Voting Shares and the ability of any person or entity to engage in market-making activities with respect to the Subordinate Voting Shares.

We will pay all expenses of the registration of the Subordinate Voting Shares pursuant to the Registration Statement to which this prospectus forms a part; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with any registration rights agreement entered into between us and a Selling Shareholder, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with any registration rights agreement entered into between us and a Selling Shareholder, or we may be entitled to contribution.

Once sold under the Registration Statement of which this prospectus forms a part, the Subordinate Voting Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sangra Moller LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Goodness Growth as of the years ended December 31, 2022 and 2021 included in this Registration Statement/prospectus, have been audited by Davidson & Company LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our securities, you should refer to the Registration Statement/prospectus and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.goodnessgrowth.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

GOODNESS GROWTH HOLDINGS, INC.

Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

Goodness Growth Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Goodness Growth Holdings, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of net loss and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Goodness Growth Holdings, Inc. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has concluded that the historical recurring losses from operations, negative cash flows from operations, dependence on debt and other financings and the termination of the Arrangement Agreement gives rise to substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

/s/ Davidson & Company LLP

Vancouver, Canada	Chartered Professional Accountants

March 31, 2023

GOODNESS GROWTH HOLDINGS, INC.

Consolidated Balance Sheets (In U.S Dollars)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash	$15,149,333	$15,155,279
Accounts receivable, net of allowance for doubtful accounts of $453,860 and $572,080, respectively	4,286,072	4,502,469
Inventory	20,508,023	20,422,061
Prepayments and other current assets	2,544,532	1,560,113
Assets Held for Sale	4,240,781	—
Total current assets	46,728,741	41,639,922
Property and equipment, net	89,606,932	99,488,559
Operating lease, right-of-use asset	6,110,787	8,510,499
Notes receivable, long-term	3,750,000	3,750,000
Intangible assets, net	8,776,946	10,184,289
Goodwill	183,836	183,836
Deposits	2,312,161	1,718,206
Deferred tax assets	1,687,000	1,495,000
Total assets	$159,156,403	$166,970,311
Liabilities
Current liabilities
Accounts Payable and Accrued liabilities	$14,928,780	$14,805,473
Long-Term debt, current portion	11,780,000	—
Right of use liability	1,680,294	1,600,931
Liabilities held for sale	1,319,847	—
Total current liabilities	29,708,921	16,406,404
Right-of-use liability	79,757,994	80,228,097
Long-Term debt, net	46,248,604	27,329,907
Total liabilities	$155,715,519	$123,964,408

Commitments and contingencies (refer to Note 16)

Stockholders’ equity
Subordinate Voting Shares ($- par value, unlimited shares authorized; 86,721,030 shares issued and outstanding)	—	—
Multiple Voting Shares ($- par value, unlimited shares authorized; 348,642 shares issued and outstanding)	—	—
Super Voting Shares ($- par value; unlimited shares authorized; 65,411 shares issued and outstanding, respectively)	—	—
Additional Paid in Capital	181,321,847	178,429,422
Accumulated deficit	(177,880,963)	(135,423,519)
Total stockholders’ equity	$3,440,884	$43,005,903
Total liabilities and stockholders’ equity	$159,156,403	$166,970,311

The accompanying notes are an integral part of these consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

Consolidated Statements of Net Loss and Comprehensive Loss (In U.S. Dollars)

	2022	2021
Revenue	$74,625,867	$54,446,168
Cost of sales
Product costs	39,423,918	32,006,403
Inventory valuation adjustments	4,293,788	2,641,080
Gross profit	30,908,161	19,798,685
Operating expenses:
Selling, general and administrative	33,823,686	33,655,780
Stock-based compensation expenses	2,694,197	5,182,641
Depreciation	653,077	624,613
Amortization	676,566	817,215
Total operating expenses	37,847,526	40,280,249

Income (loss) from operations	(6,939,365)	(20,481,564)

Other income (expense):
Impairment of long-lived assets	(8,596,201)	(5,169,951)
Gain on disposal of assets	322,181	6,903,039
Interest expenses, net	(22,593,552)	(10,575,370)
Other income (expenses)	1,242,493	(244,629)
Other income (expenses), net	(29,625,079)	(9,086,911)

Loss before income taxes	(36,564,444)	(29,568,475)

Current income tax expenses	(6,085,000)	(5,460,000)
Deferred income tax recoveries	192,000	1,338,000
Net loss and comprehensive loss	(42,457,444)	(33,690,475)
Net loss per share — basic and diluted	$(0.33)	$(0.27)
Weighted average shares used in computation of net loss per share — basic & diluted	128,126,330	123,814,521

The accompanying notes are an integral part of these consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

Consolidated Statements of Stockholders’ Equity

(In U.S. Dollars)

	Common Stock
	SVS		MVS		Super Voting Shares				Total
							Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity
Balance, January 1, 2021	51,062,559	$—	554,127	$—	65,411	—	$164,079,614	$(101,733,044)	$62,346,570
Conversion of MVS shares	15,140,700	—	(151,407)	—	—	—	—	—	—
Shares issued in Nevada acquisition	1,050,000	—	—	—	—	—	1,385,239	—	1,385,239
Shares issued in Charm City acquisition	1,459,803	—	—	—	—	—	1,367,590	—	1,367,590
Options exercised	4,289,392	—	—	—	—	—	1,209,605	—	1,209,605
Warrants exercised	7,110,481	—	—	—	—	—	—	—	—
Warrants issued in financing activities	—	—	—	—	—	—	5,395,759	—	5,395,759
Stock-based compensation	1,185,293	—	—	—	—	—	4,991,615	—	4,991,615
Net Loss	—	—	—	—	—	—	—	(33,690,475)	(33,690,475)
Balance at December 31, 2021	81,298,228	$—	402,720	$—	65,411	$—	$178,429,422	$(135,423,519)	$43,005,903

Balance, January 1, 2022	81,298,228	$—	402,720	$—	65,411	$—	$178,429,422	$(135,423,519)	$43,005,903
Conversion of MVS shares	5,407,800	—	(54,078)	—	—	—	—	—	—
Options exercised	15,002	—	—	—	—	—	7,201	—	7,201
Stock-based compensation	—	—	—	—	—	—	2,885,224	—	2,885,224
Net Loss	—	—	—	—	—	—	—	(42,457,444)	(42,457,444)
Balance at December 31, 2022	86,721,030	$—	348,642	$—	65,411	$—	$181,321,847	$(177,880,963)	$3,440,884

The accompanying notes are an integral part of these consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In U.S. Dollars, except for per share data)

	December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(42,457,444)	$(33,690,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory valuation adjustments	4,293,788	2,641,080
Depreciation	653,077	624,613
Depreciation capitalized into inventory	2,682,818	2,404,711
Non-cash operating lease expense	934,443	1,005,754
Amortization of intangible assets	676,566	817,215
Stock-based payments	2,885,223	5,182,641
Interest Expense	4,935,616	2,687,693
Impairment of long-lived assets	8,596,201	5,169,951
Deferred income tax	(192,000)	(1,338,000)
Accretion	3,979,503	1,932,316
Gain on Sale of Property and Equipment	(173,938)	—
Gain on disposal of AZ Dispensary	—	(6,465,932)
Gain on disposal of OMS	—	(437,107)
Gain on disposal of royalty asset	(168,359)	—
Change in operating assets and liabilities:
Accounts Receivable	227,747	(3,488,926)
Prepaid expenses	(984,419)	8,996
Inventory	(3,992,663)	(10,347,840)
Accounts payable and accrued liabilities	30,576	2,651,270
Change in assets and liabilities held for sale	—	124,843
Net cash used in operating activities	$(18,073,265)	$(30,517,197)

CASH FLOWS FROM INVESTING ACTIVITIES:
PP&E Additions	$(5,561,663)	$(18,043,946)
Proceeds from sale of AZ Dispensary net of cash	—	15,125,010
Proceeds from sale of property, plant, and equipment	395,458	—
Proceeds from sale of royalty asset	236,635	—
Acquisition of Charm City	—	(3,543,830)
Acquisition of MJ Distributing	—	(1,592,500)
Proceeds from sale of OMS net of cash	—	1,150,000
Deposits	(686,948)	(306,082)
Net cash provided by (used in) investing activities	$(5,616,518)	$(7,211,348)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	$25,763,080	$27,108,239
Convertible debt payment	—	(900,000)
Proceeds from option exercises	7,201	1,209,605
Proceeds from warrant exercises	—	—
Debt principal payments	—	(60,000)
Lease principal payments	(2,086,444)	(1,579,700)
Net cash provided by financing activities	$23,683,837	$25,778,144

Net change in cash	$(5,946)	$(11,950,401)

Cash and restricted cash, beginning of year	$15,155,279	$27,105,680

Cash and restricted cash, end of year	$15,149,333	$15,155,279

The accompanying notes are an integral part of these consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

Notes to Consolidated Financial Statements

1. Description of Business and Summary

Goodness Growth Holdings, Inc. (“Goodness Growth” or the “Company”) (formerly, Vireo Health International, Inc.) was incorporated under the Alberta Business Corporations Act on November 23, 2004. The Company was previously listed on the Canadian Securities Exchange (the “CSE”) under ticker symbol “VREO”. On June 9, 2021, the Company changed its name to Goodness Growth Holdings, Inc. and its ticker symbol on the CSE to “GDNS.”

Goodness Growth is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. Goodness Growth operates cannabis cultivation, production, and dispensary facilities in Maryland, Minnesota, New Mexico, and New York, and formerly in Arizona and Ohio.

While marijuana and CBD-infused products are legal under the laws of several U.S. states (with vastly differing restrictions), the United States Federal Controlled Substances Act classifies all “marijuana” as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of safety for the use of the drug under medical supervision. Recently some federal officials have attempted to distinguish between medical cannabis use as necessary, but recreational use as “still a violation of federal law.” At the present time, the distinction between “medical marijuana” and “recreational marijuana” does not exist under U.S. federal law.

On January 31, 2022, the Company entered into an Arrangement Agreement (the “Arrangement Agreement”) with Verano Holdings Corp. (“Verano”), pursuant to which Verano was to acquire all of the issued and outstanding shares of Goodness Growth pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Goodness Growth Shares would receive 0.22652 of a subordinate voting share of Verano (each a “Verano Subordinate Voting Share”), subject to adjustment as described below (the “Exchange Ratio”), for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, Goodness Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of the $14,875,000 termination fee and its transaction expenses. Goodness Growth denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under US and Canadian law, in all material respects at all times. The Company believes that Verano has no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement.

On October 21, 2022, Goodness Growth commenced an action in the Supreme Court of British Columbia against Verano after Verano repudiated the Arrangement Agreement. The Company is seeking damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance. On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible for Goodness Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

2. Summary of Significant Accounting Policies

Basis of presentation and going concern

The accompanying consolidated financial statements reflect the accounts of the Company. The consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due. We anticipate that we will continue to report losses and negative cash flow for the foreseeable future. We have concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on debt and other financings and the termination of the Arrangement Agreement gives rise to substantial doubt about the Company’s ability to meet its obligations over the next twelve months. Company management is working with the Company’s lenders, counsel, and other applicable parties to implement a plan to effectively mitigate the conditions giving rise to substantial doubt. Elements of this plan may include, but are not limited to, asset sales, debt restructuring, and capital raises. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company’s continuance as going concern is dependent on its future profitability and implementation of the aforementioned plan. The Company may not be successful in these efforts.

These consolidated financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations.

Basis of consolidation

These consolidated financial statements include the accounts of the following entities wholly owned, or effectively controlled by the Company for the year ended December 31, 2022:

Name of entity	Place of incorporation
Vireo Health, Inc.	Delaware, USA
Vireo Health of New York, LLC	New York, USA
Minnesota Medical Solutions, LLC	Minnesota, USA
MaryMed, LLC	Maryland, USA
Vireo of Charm City, LLC	Maryland, USA
1776 Hemp, LLC	Delaware, USA
Vireo Health of Massachusetts, LLC	Delaware, USA
Mayflower Botanicals, Inc.	Massachusetts, USA
Elephant Head Farm, LLC	Arizona, USA
EHF Cultivation Management, LLC	Arizona, USA
Retail Management Associates, LLC	Arizona, USA
Arizona Natural Remedies, Inc.	Arizona, USA
Vireo Health of New Mexico, LLC	Delaware, USA
Red Barn Growers, Inc.	New Mexico, USA
Resurgent Biosciences, Inc.	Delaware, USA
Vireo Health of Puerto Rico, LLC	Delaware, USA
Vireo Health de Puerto Rico, Inc.	Puerto Rico
XAAS Agro, Inc.	Puerto Rico
Vireo Health of Nevada 1, LLC	Nevada, USA
Verdant Grove, Inc.	Massachusetts, USA

The entities listed above are wholly owned, or effectively controlled by the Company and have been formed or acquired to support the intended operations of the Company and all intercompany transactions and balances have been eliminated in the financial statements of the Company.

During the year ended December 31, 2021, Ohio Medical Solutions, Inc. was removed as a result of a business disposition, and Vireo Health of Nevada 1, LLC, and Vireo of Charm City, LLC, were acquired. Refer to Note 3 for further details on business dispositions.

Recently adopted accounting pronouncements

In November of 2021 FASB issued ASU 2021 -10 — Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. The update is intended to increase the transparency of government assistance including the disclosure of the types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. The Company adopted Topic 832 on January 1, 2022. The adoption of the standard did not have a material impact on the Company’s results of operations or cash flows.

Use of estimates and significant judgments

The preparation of the Company’s consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of revenue, expenses, assets, liabilities, accompanying disclosures and the disclosure of contingent liabilities. These estimates and judgments are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Estimates and judgments are assessed on an ongoing basis. Revisions to estimates are recognized prospectively.

Examples of key estimates in these consolidated financial statements include cash flows and discount rates used in accounting for business combinations including contingent consideration, asset impairment including estimated future cash flows and fair values, the allowance for doubtful accounts receivable and trade receivables, inventory valuation adjustments that contemplate the market value of, and demand for inventory, estimated useful lives of property and equipment and intangible assets, valuation allowance on deferred income tax assets, determining the fair value of financial instruments, fair value of stock-based compensation, estimated variable consideration on contracts with customers, estimated redemption rates on loyalty sales programs, estimated paid time off redemption rates, sales return estimates, the fair value of the convertible notes and equity component and the classification, incremental borrowing rates and lease terms applicable to lease contracts.

Financial statement areas that require significant judgments are as follows:

Assets held for sale and discontinued operations — The Company classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale rather than through continuing use. Such non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and their fair value less cost to sell. Costs to sell are the incremental costs directly attributable to the sale, excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or the disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the sale will be withdrawn. Management must be committed to the sale expected within one year from the date of the classification.

A discontinued operation is a component of the Company that either has been abandoned, disposed of, or is classified as held for sale, and: (i) disposal group is a component of an entity (or group of components); (ii) component of an entity (or group of components) meets the held for sale criteria, is disposed of by sale, or is disposed of other than by sale; (iii) component of an entity (or group of components) represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. A component of the Company comprises an operation and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. During the years ended December 31, 2022 and 2021, the Company completed various divestitures, further described in Note 3. Management considered the quantitative results of the divested entities as well as qualitative strategic considerations to judge whether the two divestitures constitute a discontinued operation. Management does not believe these divestitures represent a strategic shift that has or will have a major effect on an entity’s operations and financial results, and as such, none of these divestitures are considered a discontinued operation.

Definition of a business – Determination of what constitutes a business for purposes of acquisition accounting requires significant judgement. ASC 805 notes that if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not considered a business. However, the exact quantitative threshold is not explicitly defined. During the year ended December 31, 2022, no acquisition activity occurred. During the year ended December 31, 2021, the Company completed two acquisitions, further described in Note 3. Management determined that substantially all of the fair value of the assets acquired was concentrated in the licenses acquired, and as such they should be treated as asset acquisitions.

Asset impairment – Asset impairment tests require the allocation of assets to asset groups, where appropriate, which requires significant judgment and interpretation with respect to the integration between the assets and shared resources. Asset impairment tests require the determination of whether there is an indication of impairment. The assessment of whether an indication of impairment exists is performed at the end of each reporting period and requires the application of judgment, historical experience, and external and internal sources of information.

Leases – The Company applies judgment in determining whether a contract contains a lease and if a lease is classified as an operating lease or a finance lease. The Company determines the lease term as the non-cancellable term of the lease, which may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company has several lease contracts that include extension and termination options. The Company applies judgment in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., construction of significant leasehold improvements or significant customization to the leased asset).

The Company also applies judgment in allocating the consideration in a contract between lease and non-lease components. It considers whether the Company can benefit from the right-of-use asset either on its own or together with other resources and whether the asset is highly dependent on or highly interrelated with another right-of-use asset.

Foreign currency

These consolidated financial statements are presented in the United States dollar (“USD”), which is the Company’s reporting currency. The functional currency of the Company and its subsidiaries, as determined by management, is the United States (“US”) dollar.

Net loss per share

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of potential dilutive common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options and the incremental shares issuable upon conversion of the convertible notes. Potential dilutive common share equivalents consist of stock options, warrants, and convertible notes.

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. Since the Company is in a net loss for all periods presented in these financial statements, there is no difference between the Company’s basic and diluted net loss per share for the periods presented.

The anti-dilutive shares outstanding for years ending December 31, 2022 and 2021 were as follows:

	December 31,
	2022	2021
Stock options	23,547,558	23,226,338
Warrants	3,187,649	4,395,949
RSUs	3,221,677	—
Total	29,956,884	27,622,287

Segment Information

Accounting Standards Codification (“ASC”) 280, Segment Reporting, establishes disclosure requirements relating to operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources to the segment and assess its performance. The Company operates in one business segment, namely as the Cannabis segment that cultivates, processes and distributes medical and adult-use cannabis products in a variety of formats, as well as related accessories. The Company’s Chief Executive Officer is the Company’s chief operating decision maker.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

The Company has no cash equivalents for the years presented.

Business combinations and goodwill

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations, which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred within acquisition-related (income) expenses, net. Purchase price allocations may be preliminary and, during the measurement period not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

The estimated fair value of acquired assets and assumed liabilities are determined primarily using a discounted cash flow approach, with estimated cash flows discounted at a rate that the Company believes a market participant would determine to be commensurate with the inherent risks associated with the asset and related estimated cash flow streams.

Fair value measurements

The carrying value of the Company’s accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to their short-term nature, and the carrying value of notes receivable and long-term debt approximates fair value as they bear a market rate of interest.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Inventory

Inventory is comprised of cannabis work-in-process, cannabis finished goods and other inventory. Work-in-process inventory includes cannabis plants, bulk harvested material, and various bulk oils and extracts. Finished goods include packaged flower and extracts. Other inventory includes product packaging, hemp derived CBD, apparel, and paraphernalia.

Inventory cost includes pre-harvest, post-harvest and shipment and fulfillment, as well as related accessories. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory and record write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage. Actual inventory losses may differ from management’s estimates and such differences could be material to the Company’s balance sheets, statements of net loss and comprehensive loss and statements of cash flows.

Property and equipment

Property and equipment are recorded at cost net of accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings and improvements ranges from five to thirty-nine, the estimated useful life of property and equipment, other than buildings, ranges from three to ten years. Land is not depreciated. Leasehold improvements, included in buildings and improvements, are depreciated over the lesser of the asset’s estimated useful life or the remaining lease term. The estimated useful life of right of use assets relating to operating and finance leases ranges from one to sixty-four years.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expenses as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of an item of property and equipment have different useful lives, they are accounted for as separate items or components of property and equipment.

Construction-in-process includes construction progress payments, deposits, engineering costs, interest expense on long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property and equipment when the assets are available for use, at which point the depreciation of the asset commences.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Capitalization of interest

Interest incurred relating to the construction or expansion of facilities is capitalized to the construction in progress. The Company ceases the capitalization of interest when construction activities are substantially completed and the facility is available for commercial use.

Intangible assets

Intangible assets include intangible assets acquired as part of business combinations, asset acquisitions and other business transactions. The Company records intangible assets at cost, net of accumulated amortization and accumulated impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value on the acquisition date.

Amortization of definite life intangible assets is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Licenses	15-20 years

When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite life intangible assets are not amortized but tested for impairment annually or more frequently when indicators of impairment exist. If the carrying value of an individual indefinite-lived intangible asset exceeds its fair value, such individual indefinite-life intangible asset is impaired by the amount of the excess.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment and definite life intangible assets, for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Impairment of goodwill and indefinite life intangible assets

Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value is performed. An impairment charge is recorded if the carrying value exceeds the fair value.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and right-of-use liabilities (current and non-current) in the balance sheets. Finance lease ROU assets are included in property and equipment, net and ROU liabilities (current and non-current) in the balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are classified as a finance lease or an operating lease. A finance lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; 3) the lease is for a major part of the remaining economic life of the underlying asset; 4) The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already included in the lease payments equals or exceeds substantially all of the fair value; or 5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company classifies a lease as an operating lease when it does not meet any one of these criteria.

ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The ROU assets also include any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

For finance leases, lease expenses are the sum of interest on the lease obligations and amortization of the ROU assets, resulting in a front-loaded expense pattern. ROU assets are amortized based on the lesser of the lease term and the useful life of the leased asset according to the property and equipment accounting policy. If ownership of the ROU assets transfers to the Company at the end of the lease term or if the Company is reasonably certain to exercise a purchase option, amortization is calculated using the estimated useful life of the leased asset, according to the property and equipment accounting policy. For operating leases, the lease expenses are generally recognized on a straight-line basis over the lease term and recorded to general and administrative expenses in the statements of net loss and comprehensive loss.

The Company has elected to apply the practical expedient, for each class of underlying asset, except real estate leases, to not separate non-lease components from the associated lease components of the lessee’s contract and account for both components as a single lease component.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

Short-term leases include real estate and vehicles and are not significant in comparison to the Company’s overall lease portfolio. The Company continues to recognize the lease payments associated with these leases as expenses on a straight-line basis over the lease term.

Convertible notes

The Company accounts for its convertible notes with a cash conversion feature in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), which requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The initial proceeds from the sale of convertible notes are allocated between a liability component and an equity component in a manner that reflects interest expense at the rate of similar nonconvertible debt that could have been issued at such time. The equity component represents the excess initial proceeds received over the fair value of the liability component of the notes as of the date of issuance. The resulting debt discount is amortized over the period during which the convertible notes are expected to be outstanding as additional non-cash interest expenses.

Upon repurchase of convertible debt instruments, ASC 470-20 requires the issuer to allocate total settlement consideration, inclusive of transaction costs, amongst the liability and equity components of the instrument based on the fair value of the liability component immediately prior to repurchase. The difference between the settlement consideration allocated to the liability component and the net carrying value of the liability component, including unamortized debt issuance costs, would be recognized as gain (loss) on extinguishment of debt in the statements of net loss and comprehensive loss. The remaining settlement consideration allocated to the equity component would be recognized as a reduction of additional paid-in capital in the balance sheets.

Revenue recognition

The Company’s primary source of revenue is from wholesale of cannabis products to dispensary locations and direct retail sales to eligible customers at the Company-owned dispensaries. Substantially all of the Company’s retail revenue is from the direct sale of cannabis products to medical customers.

The following table represents the Company’s disaggregated revenue by source:

	Year Ended December 31,
	2022	2021
Retail	$62,123,357	$44,692,385
Wholesale	12,502,510	9,753,783
Total	$74,625,867	$54,446,168

Revenue is recognized when control of the promised goods or services, through performance obligations by the Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations. More specifically, wholesale revenues are recognized upon delivery and acceptance by wholesale customers. Retail revenues are recognized at the point of sale. Discounts are recorded at the time of revenue recognition. Returns were not material during the years ended December 31, 2022 and 2021, but are recognized when the customer is refunded. Revenues are presented net of discounts and returns.

Sales taxes collected from customers are remitted to the appropriate taxing jurisdictions and are excluded from sales revenue as the Company considers itself a pass-through conduit for collecting and remitting sales taxes. Excise duties that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer are included in revenue. Freight revenues on all product sales, when applicable, are also recognized, on a consistent manner, at a point in time. The term between invoicing and when payment is due is not significant and the period between when the entity transfers the promised good or service to the customer and when the customer pays for that good or service is one year or less.

Contract liabilities

A contract liability is the obligation to transfer goods or services to a customer for which the Company has received consideration from the customer. If a customer pays consideration before the Company transfers goods or services, a contract liability is recognized when the payment is made. Contract liabilities are recognized as revenue when the Company performs under the contract.

The Company considers whether there are other promises in the contracts that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of goods, the Company considers the effects of variable consideration and the existence of significant financing components (if any).

(i)Variable consideration

Some contracts for the sale of goods may provide customers with a right of return, volume discount, bonuses for volume/quality achievement, or sales allowance. In addition, the Company may provide in certain circumstances, a retrospective price reduction to a customer based primarily on inventory movement. These items give rise to variable consideration. The Company uses the expected value method to estimate the variable consideration because this method best predicts the amount of variable consideration to which the Company will be entitled. The Company uses historical evidence, current information and forecasts to estimate the variable consideration. The requirements in ASC 606 on constraining estimates of variable consideration are applied to determine the amount of variable consideration that can be included in the transaction price. The Company reduces revenue and recognizes a contract liability equal to the amount expected to be refunded to the customer in the form of a future rebate or credit for a retrospective price reduction, representing its obligation to return the customer’s consideration. The estimate is updated at each reporting period.

(ii)Significant financing component

The Company may receive short-term advances from its customers. Using the practical expedient in ASC 606, the Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good to a customer and when the customer pays for that good or service will be one year or less. The Company has not, nor expects to receive long-term advances from customers.

(iii)Contract balance

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration.

Accounts receivable

A receivable represents the Company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration).

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. Cost of sales also includes inventory valuation adjustments. The Company recognizes the cost of sales as the associated revenues are recognized.

Stock-based compensation

The Company measures and recognizes compensation expense for stock options and restricted stock units (RSUs) to employees and non-employees on a straight-line basis over the vesting period based on their grant date fair values. Prior to the adoption of ASU

2018-07 on January 1, 2019, the fair value of stock options to non-employees were re-measured at each reporting date until one of either of the counterparty’s commitment to perform is established or until the performance is complete. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. Determining the estimated fair value of at the grant date requires judgment in determining the appropriate valuation model and assumptions, including the fair value of subordinated voting shares on the grant date, risk-free rate, volatility rate, annual dividend yield and the expected term. The volatility rate is based on historical volatilities of public companies operating in a similar industry to the Company, as well as the Company’s historical volatility. The Company estimates the fair value of RSUs to be the closing market price of the Company’s stock on the business day immediately preceding the grant date.

For stock options granted, the fair value of common stock at the date of grant was determined by the Board of Directors with assistance from management. The Company does not estimate forfeiture rates when calculating compensation expense for stock options or RSUs. The Company records forfeitures as they occur.

Fully vested, non-forfeitable equity instruments issued to parties other than employees are measured on the date they are issued where there is no specific performance required by the grantee to retain those equity instruments. Stock-based payment transactions with non-employees are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Where fully vested, non-forfeitable equity instruments are granted to parties other than employees in exchange for notes or financing receivable, the note or receivable is presented in additional paid-in capital on the balance sheets.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management assesses the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

New accounting pronouncements not yet adopted

In October of 2021 FASB issued ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The update is intended to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability and payment terms and their effect on subsequent revenue recognized by the acquirer. The required date of adoption is January 1, 2023, and the Company is evaluating potential future impacts on the Company’s financial statements.

3. Business Combinations and Dispositions

Dispositions

On March 31, 2022, the Company sold the rights to a 10% royalty on future net revenues generated by High Gardens, Inc., a former subsidiary of the Company that was divested in 2020, for cash consideration of $236,635. The carrying value of the intangible royalty asset prior to disposition was $68,276, resulting in a gain of $168,359 which was recorded in the unaudited condensed consolidated statement of loss and comprehensive loss for the year ended December 31, 2022.

On October 1, 2020, the Company reached a definitive agreement with Ayr Strategies Inc. (“Ayr”) to sell all of the assets and liabilities of its affiliated company, Ohio Medical Solutions, Inc. (“OMS”) for $1,150,000 in cash. Assets and liabilities relating to OMS were classified as “held for sale” as of December 31, 2020. On March 31, 2021, the sale of OMS was completed.  As part of this transaction, the Company transferred assets and liabilities with a net book value of $712,894.  Consideration received exceeded

OMS’s net assets at the time of sale, resulting in a gain of $437,106 which was recorded in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2021.

On November 1, 2021, subsidiaries and an affiliate of the Company entered into a Purchase Agreement with subsidiaries and an affiliate of Copperstate Farms, LLC (“Copperstate”) pursuant to which the Company sold its Phoenix dispensary and cultivation licenses, dispensary inventory and equipment, dispensary lease, and all dispensary revenue-producing contracts to Copperstate (the “Transaction”). On November 18, 2021, the Transaction closed. Cash consideration received of $15,125,010 exceeded net assets transferred of $8,659,077 resulting in a gain of $6,465,933 which was recorded in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2021.

Asset Acquisitions

Acquisition of MJ Distributing C201, LLC and MJ Distributing P132, LLC

On April 10, 2019, the Company entered into a definitive agreement to acquire 100% of the membership interests in MJ Distributing C201, LLC and MJ Distributing P132, LLC (“MJ Distributing”) which currently hold licenses to cultivate and distribute, respectively, medical and adult-use cannabis in the state of Nevada. The purpose of this acquisition was to acquire a medical marijuana license in the state of Nevada. The acquisition was financed with cash on hand and stock.

The acquisition of MJ Distributing was completed on January 5, 2021. As part of the closing of the acquisition the restricted cash of $1,592,500 was transferred to the sellers, the convertible notes in escrow were cancelled, and the Company issued 1,050,000 subordinate voting shares to the sellers. Management determined the total consideration paid of $1,592,500 in restricted cash, $1,385,239 associated with the fair value of the subordinate voting shares issued, and $28,136 of deferred acquisition costs, was equal to the fair value of the intangible asset acquired, or $3,005,875. The related operating results are included in the accompanying consolidated statements of operations, changes in shareholders’ equity, and statement of cash flows commencing from the date of acquisition.

Acquisition of the Assets of Charm City Medicus, LLC

On July 8, 2021, the Company’s subsidiary, Vireo of Charm City, LLC, signed a definitive agreement to purchase substantially all the assets of Charm City Medicus, LLC, a medical cannabis dispensary located in Baltimore, Maryland, and closed the transaction on November 19, 2021. Consideration paid totaled $7,219,713 consisting of 1,459,803 subordinate voting shares with a fair value of $1,367,590, a $2,000,000 note payable bearing an interest rate of 8%, cash of $3,491,865, an unpaid cash consideration of $308,294, and transaction costs of $51,964. Consideration paid exceeded net assets acquired of $35,131. The excess consideration paid of $7,184,583 was equal to the fair value of the intangible asset acquired. The related operating results are included in the accompanying consolidated statements of operations, changes in shareholders’ equity, and statement of cash flows commencing from the date of acquisition.

Assets Held for Sale

As of December 31, 2022 the Company identified property, equipment, and lease assets and liabilities associated with the businesses in Maryland, Nevada, Massachusetts, and Puerto Rico with carrying amounts that are expected to be recovered principally through sale or disposal rather than through continuing use. The sale of these assets and liabilities is highly probable, they can be sold in their immediate condition, and the sales are expected to occur within the next twelve months. As such, these assets and liabilities have been classified as “held for sale.” The carrying value of these net assets exceeded fair value less expected cost to sell, and as such, the Company recorded an impairment loss of $8,596,201 for the year ended December 31, 2022. Assets and liabilities held for sale are as follows:

Assets held for sale
Property and equipment	$2,217,143
Intangible assets	662,501
Operating lease, right-of-use asset	1,268,145
Deposits	92,992
Total assets held for sale	$4,240,781

Liabilities held for sale
Right of Use Liability	$1,319,847
Total liabilities held for sale	$1,319,847

4. Fair Value Measurements

The Company complies with ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Quoted prices in	Other	Significant
	active markets for	observable	unobservable
	identical assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2022
Cash	$15,149,333	$—	$—	$15,149,333
Total assets	$15,149,333	$—	$—	$15,149,333

December 31, 2021
Cash	$15,155,279	$—	$—	$15,155,279
Total assets	$15,155,279	$—	$—	$15,155,279

Items measured at fair value on a non-recurring basis

The Company’s non-financial assets, such as prepayments and other current assets, long lived assets, including property and equipment, goodwill, and intangible assets, are measured at fair value when there is an indicator of impairment and are recorded at fair value only when an impairment charge is recognized. In connection with an evaluation of such non-financial assets during the year ended December 31, 2022, the carrying values of property and equipment and intangible assets and were concluded to exceed their fair values. As a result, the Company recorded impairment charges that incorporates fair value measurements. The Company used Level 2 fair value inputs when a buyer quote was received, or similar assets had been sold recently in the market. To the extent a market for the asset didn’t exist, or was illiquid, the Company used Level 3 fair value inputs (refer to Notes 9 & 12).

The carrying value of the Company’s accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to their short-term nature, and the carrying value of notes receivable and long-term debt approximates fair value as they bear a market rate of interest.

5. Accounts Receivable

Accounts receivables are comprised of the following items:

	December 31,	December 31,
	2022	2021
Trade receivable	$1,421,027	$1,251,699
Tax withholding receivable	2,755,396	3,208,270
Other	109,649	42,500
Total	$4,286,072	$4,502,469

Included in the trade receivables, net balance at December 31, 2022, and 2021, is an allowance for doubtful accounts of $169,699 and $215,606, respectively.  Included in the tax withholding receivable, net balance at December 31, 2022 and 2021, is an allowance for doubtful accounts of $284,161and $356,474 respectively.

6. Notes Receivable

As of December 31, 2022, and 2021, the Company had a total of $3,750,000 in notes receivable. The balance is comprised of a $3,750,000 four-year note with an 8% coupon rate payable quarterly obtained as part of a 2020 disposition.

7. Inventory

Inventory is comprised of the following items:

	December 31,	December 31,
	2022	2021
Work-in-progress	$14,209,695	$15,167,522
Finished goods	5,506,760	4,580,158
Other	791,568	674,381
Total	$20,508,023	$20,422,061

Inventory is written down for any obsolescence, spoilage and excess inventory or when the net realizable value of inventory is less than the carrying value. Inventory valuation adjustments included in cost of sales on the statements of net loss and comprehensive loss is comprised of the following:

	December 31,
	2022	2021
Work-in-progress	$4,003,943	$1,949,811
Finished goods	254,467	691,269
Other	35,378	—
Total	$4,293,788	$2,641,080

During the years ended December 31, 2022 and 2021, the Company recorded write downs to net realizable value in its Maryland and Arizona subsidiaries. Based on the market sales price relative to the cost to produce certain inventories, these costs could not be recovered, and as a consequence net realizable value was less than carrying value of inventory. Additionally, the Company recorded inventory reserves related to expected future spoilage of inventory.  Accordingly, inventory valuation adjustments amounting to $4,293,788 and $2,641,080 were recorded in 2022 and 2021 respectively.

8. Prepayments and other current assets

Prepayments and other current assets are comprised of the following items:

	December 31,	December 31,
	2022	2021
Prepaid Insurance	$1,894,385	$838,612
Other Prepaid Expenses	650,147	721,501
Total	$2,544,532	$1,560,113

9. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,	December 31,
	2022	2021
Land	$863,105	$1,366,650
Buildings and leasehold improvements	17,567,628	15,529,928
Furniture and equipment	9,709,714	7,962,363
Software	221,540	221,540
Vehicles	646,257	513,135
Construction-in-progress	794,958	10,510,166
Right of use asset under finance lease	69,892,379	71,078,655
	99,695,581	107,182,437
Less: accumulated depreciation	(10,088,649)	(7,693,878)
Total	$89,606,932	$99,488,559

For the years ended December 31, 2022 and 2021, total depreciation on property and equipment was $3,335,895 and $3,029,324, respectively. For the year ended December 31, 2022 and 2021, accumulated amortization of the right of use asset amounted to $3,392,377 and $2,513,223, respectively. For the years ended December 31, 2022 and 2021, the right of use asset under finance lease of $69,892,379 and $71,078,655, respectively, consists of leased processing and cultivation premises, and leased equipment. During the years ended December 31, 2022 and 2021, total interest expense capitalized to property plant and equipment was $573,717 and $521,737, respectively. The Company capitalized into inventory $2,682,818 and $2,404,711 relating to depreciation associated with manufacturing equipment and production facilities as of December 31, 2022 and 2021, respectively. The capitalized depreciation costs associated are added to inventory and expensed through Cost of Sales Product Cost on the consolidated statements of net loss.

As of December 31, 2022, in conjunction with the Company’s held for sale assessment and disposal of certain long-term assets, the Company evaluated whether property and equipment showed any indicators of impairment, and it was determined that the recoverable amount of certain net assets was below book value. As a result, the Company recorded an impairment charge of $8,596,201 (2021 - $3,064,468) on property and equipment, net. Cash proceeds received during the year ended December 31, 2022, for disposed assets was $395,458.

10. Leases

Components of lease expenses are listed below:

	December 31,	December 31,
	2022	2021
Finance lease cost
Amortization of ROU assets	$1,095,337	$947,177
Interest on lease liabilities	10,637,686	5,206,540
Operating lease costs	2,556,772	2,581,665
Total lease costs	$14,289,795	$8,735,382

Future minimum lease payments (principal and interest) on the leases are as follows:

	Operating Leases	Finance Leases
	December, 2022	December, 2022	Total
2023	$2,534,207	$10,346,743	$12,880,950
2024	2,243,050	10,448,698	12,691,748
2025	2,030,129	10,531,127	12,561,256
2026	1,609,276	10,844,372	12,453,648
2027	1,384,646	11,167,059	12,551,705
Thereafter	1,271,640	174,401,638	175,673,278
Total minimum lease payments	$11,072,948	$227,739,637	$238,812,585
Less discount to net present value	(3,447,503)	(152,606,947)	(156,054,450)
Less liabilities held for sale	(1,319,847)	—	(1,319,847)
Present value of lease liability	$6,305,598	$75,132,690	$81,438,288

The Company has entered into various lease agreements for the use of buildings used in production and retail and wholesale sales of cannabis products.

On October 1, 2022, the Company terminated the existing lease agreements for the cultivation and processing facilities in Arizona. The right of use liability exceeded the right of use asset at the time of termination resulting in a gain on disposal of $184,641. This gain is included in other income on the consolidated statement of net loss and comprehensive loss for the year ended December 31, 2022.

On September 24, 2021, the Company signed a third amendment to the existing lease agreements for the cultivation and processing facilities in New York. Under the terms of the amendment, the term of the lease was extended to September 23, 2041, and provides for additional tenant improvements up to $49,435,000.  The amended agreement for the cultivation and processing facility in New York increased base rent by $492,625. This base rent increase will be phased in over the sixteen months following the amendment date.

Supplemental cash flow information related to leases

	December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Lease principal payments	$2,086,444	$1,579,700
Non-cash additions to ROU assets	189,962	60,423,915
Amortization of operating leases	1,321,530	1,243,245

Other information about lease amounts recognized in the financial statements

	December 31,
	2022	2021
Weighted-average remaining lease term (years) – operating leases	4.85	5.53
Weighted-average remaining lease term (years) – finance leases	18.00	19.46
Weighted-average discount rate – operating leases	15.00%	15.00%
Weighted-average discount rate – finance leases	15.26%	15.31%

11. Goodwill

The following table shows the change in carrying amount of goodwill:

Goodwill — January 1, 2021	$3,132,491
Dispositions	(2,948,655)
Goodwill — December 31, 2021 and 2022	$183,836

Goodwill is tested for impairment annually or more frequently if indicators of impairment exist or if a decision is made to dispose of business. The valuation date for the Company annual impairment testing is December 31. On this date, the Company performed a qualitative test to determine whether it is necessary to perform a two-step goodwill impairment test.

After assessing the totality of the events and circumstances surrounding the performance and outlook of the Company’s cash generating units with goodwill it was determined that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. As such, the first and second steps of the goodwill impairment test are unnecessary, and no impairment charge was taken.

12. Intangibles

Intangible assets are comprised of the following items:

	Licenses	Royalty Asset	Total
Balance December 31, 2020	$8,341,143	$68,276	$8,409,419
Additions	10,190,458	—	10,190,458
Divestitures (Note 3)	(5,492,890)	—	(5,492,890)
Amortization	(817,215)	—	(817,215)
Impairment	(2,105,483)		(2,105,483)
Balance, December 31, 2021	$10,116,013	$68,276	$10,184,289
Divestitures (Note 3)	—	(68,276)	(68,276)
Transfer to held for sale (Note 3)	(662,501)	—	(662,501)
Amortization	(676,566)	—	(676,566)
Balance, December 31, 2022	$8,776,946	$—	$8,776,946

Amortization expense for intangibles was $676,566 and $817,215 during the years ending December 31, 2022 and 2021, respectively and is recorded in operating expenses on the Consolidated Statements of Net Loss and Comprehensive Loss. As of December 31, 2022, the Company evaluated whether intangible assets showed any indicators of impairment, and it was determined that none exist. As such, no impairment of intangible assets was recorded for the year ended December 31, 2022.

The Company estimates that amortization expense will be $639,065 per year, for the next five years.

13. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following items:

	December 31,	December 31,
	2022	2021
Accounts payable – trade	$1,905,008	$1,490,286
Accrued Expenses	6,172,924	7,708,883
Taxes payable	6,166,145	5,196,677
Contract liability	684,703	409,627
Total accounts payable and accrued liabilities	$14,928,780	$14,805,473

14. Long-Term Debt

During the year ended December 31, 2017, the Company signed a promissory note payable in the amount of $1,010,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis. Effective November 13, 2019, the Company’s promissory note payable in the amount of $1,010,000 was modified to increase the amount payable to $1,110,000 and extend the maturity date to December 31, 2021. On December 28, 2021, the Company’s promissory note payable in the amount of $1,110,000 was modified to extend the maturity date to December 31, 2023, and the Company paid off $60,000 in principal.

On March 25, 2021, the Company entered into a credit agreement for a senior secured delayed draw term loan with an aggregate principal amount of up to $46,000,000 (the “Credit Facility”), and executed a draw of $26,000,000 in principal. Net of fees and closing costs of $1,971,705, the Company received $24,028,295 of the first tranche on March 25, 2021. Additionally, the Company incurred fees and closing costs of $1,083,422 which were paid in cash. The unpaid principal amounts outstanding under the Credit Facility bear interest at a rate of (a) the U.S. prime rate plus 10.375%, payable monthly in cash, and (b) 2.75% per annum paid in kind interest payable monthly. The Credit Facility matures on March 31, 2024.

On March 25, 2021, in connection with closing the Credit Facility, Goodness Growth issued (a) five year warrants to the agent and each lender to purchase an aggregate of 2,803,984 subordinate voting shares at an exercise price of C$3.50 per share, and (b) a five year warrant to the broker to purchase 233,665 subordinate voting shares at an exercise price of C$3.50 per share. Each warrant provides customary anti-dilution provisions. The fair value of these warrants at the time of issuance was $5,395,759 which is treated as a deferred financing cost.

On November 18, 2021, the Company and lenders amended the Credit Facility to provide for an additional loan of $4,200,000 with a cash interest rate of 15% per annum and PIK interest of 2% per annum and no warrants were issued in connection with this loan.  Cash received net of $156,900 in financing costs was $4,043,100. Obligations under the Credit Facility are secured by substantially all the assets of the Company.

On January 31, 2022, Goodness Growth and certain of its subsidiaries, as borrowers (collectively, “Borrowers”), entered into a Third Amendment to the Credit Facility (the “Third Amendment”) providing for additional delayed draw term loans of up to $55 million (the “Delayed Draw Loans”). Subject to certain conditions to be satisfied prior to the initial funding thereunder, Goodness Growth may borrow a portion of the $55 million for working capital and other general corporate purposes and may borrow the remainder for other specific purposes, including relating to its ongoing expansion in New York. The Delayed Draw Loans have a maturity date of April 30, 2023 with an option to extend another 12 months for an additional fee of $1,375,000. The cash interest rate on the Delayed Draw Loans under the Third Amendment is equal to the U.S. prime rate plus 10.375%, with a minimum required rate of 13.375% per annum, in addition to paid-in-kind interest of 2.75% per annum. Pursuant to the Arrangement Agreement, Verano reimbursed Goodness Growth for all interest expenses related to the Third Amendment in excess of 10% per annum through the purported termination of the Arrangement Agreement on October 13, 2022.

During the year ended December 31, 2022, the Company drew $28,000,000 in principal debt from the Delayed Draw Loans.  Proceeds received, net of deferred financing fees of $2,236,919 were $25,763,081. The Company was reimbursed by Verano for $1,190,863 of these deferred financing fees pursuant to the Arrangement Agreement. These fees are included as other income in the statement of loss and comprehensive loss for the year ended December 31, 2022.

Unless otherwise specified, all deferred financing costs are treated as a contra-liability, to be netted against the outstanding loan balance and amortized over the remaining life of the loan.

On November 19, 2021, the Company signed a promissory note payable in the amount of $2,000,000 in connection with the acquisition of Charm City Medicus, LLC. The note bears an interest rate of 8% per annum with interest payments due on the last day of each calendar quarter. The maturity date of the note is November 19, 2023, and the note is secured by 25% of the membership interests in Vireo Health of Charm City, LLC.

The following table shows a summary of the Company’s long-term debt:

	December 31,	December 31,
	2022	2021
Beginning of year	$27,329,907	$1,110,000
Proceeds	28,000,000	30,200,000
Note payable issued in Charm City acquisition	—	2,000,000
Deferred financing costs	(2,236,919)	(8,607,786)
PIK interest	1,300,245	564,151
Amortization of deferred financing costs	3,635,371	2,123,542
Principal payments	—	(60,000)
End of period	58,028,604	27,329,907
Less: Current portion	11,780,000	—
Total long-term debt	$46,248,604	$27,329,907

As of December 31, 2022, stated maturities of long-term debt were as follows:

2023	$11,780,000
2024	46,248,604
Thereafter	—
Total	$58,028,604

15. Stockholders’ Equity

Shares

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights as of December 31, 2021. Thef liquidation and dividend rights are identical among Shares equally in our earnings and losses on an as converted basis.

	Par Value	Authorized	Voting Rights
Subordinate Voting Share (“SVS”)	—	Unlimited	1 vote for each share
Multiple Voting Share (“MVS”)	—	Unlimited	100 votes for each share
Super Voting Share	—	Unlimited	1,000 votes for each share

Subordinate Voting Shares

Holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Multiple Voting Shares

Holders of Multiple Voting Shares will be entitled to one hundred votes for each Multiple Voting Share held.

Multiple Voting Shares each have the restricted right to convert to one hundred Subordinate Voting Shares subject to adjustments for certain customary corporate changes.

Super Voting Shares

Holders of Super Voting Shares will be entitled to ten votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted, which for greater certainty, shall initially equal one thousand votes per Super Voting Share. Each Super Voting share shall be convertible into one hundred Subordinate Voting Share

Shares Issued

During the year ended December 31, 2022, 54,078 Multiple Voting Shares were converted into 5,407,800 Subordinate Voting Shares.

During the year ended December 31, 2022, employee stock options were exercised for 15,002 Subordinate Voting Shares. Proceeds from these transactions were $7,201.

During the year ended December 31, 2021, employee stock options were exercised for 4,289,392 Subordinate Voting Shares. Proceeds from these transactions were $1,209,605.

During the year ended December 31, 2021, 151,407 Multiple Voting Shares were converted into 15,140,700 Subordinate Voting Shares.

On June 4, 2021, the Company issued 295,774 shares with a fair value of $604,876 to a third party for ongoing corporate advisory services. The fair value of the issued shares was recorded to stock-based compensation expense in the consolidated statements of net loss and comprehensive loss for the year ended December 31, 2021.

On March 31, 2021, as part of a settlement and release of claims regarding a dispute over certain post-termination terms under his employment agreement, the Company issued 7,110,481 subordinate voting shares to its former Executive Chairman, Bruce Linton, upon a cashless exercise of 10 million warrants that had an exercise price of $1.02 per share and issued him 889,519 subordinate voting shares with a fair value of $1,441,183 pursuant to an exemption from registration under the Securities Act. The fair value of the 889,519 subordinate voting shares issued of $1,441,183 was recorded as stock-based compensation expense in the consolidated statement of net loss and comprehensive loss for the year ended December 31, 2021.  The Company did not receive any proceeds in connection with the warrant exercise or issuance of shares. The shares issued pursuant to the warrant exercise are free of trading restrictions; the additional 889,519 shares are subject to a holding period expiring on August 1, 2021. He was previously issued 15,000,000 warrants under his employment agreement and as part of the settlement, he surrendered all right, title, and interest in the remaining 5,000,000 warrants for cancellation.

16. Stock-Based Compensation

Stock Options

In January 2019, the Company adopted the 2019 Equity Incentive Plan under which the Company may grant incentive stock option, restricted shares, restricted share units (“RSUs”), or other awards. Under the terms of the plan, a total of ten percent of the number of shares outstanding assuming conversion of all super voting and multiple voting shares to subordinate voting shares are permitted to be issued. The exercise price for incentive stock options issued under the plan will be set by the committee but will not be less 100% of the fair market value of the Company’s shares on the date of grant. Incentive stock options have a maximum term of 10 years from the date of grant. The incentive stock options vest at the discretion of the Board.

Options granted under the equity incentive plan were valued using the Black-Scholes option pricing model with the following weighted average assumptions:

	December 31,	December 31,
	2022	2021
Risk-Flree Interest Rate	3.04%	1.25%
Weighted Average Exercise Price	$0.90	$2.32
Expected Life of Options (years)	5.15	7.00
Expected Annualized Volatility	81.50%	100.00%
Expected Forfeiture Rate	N/A	N/A
Expected Dividend Yield	N/A	N/A

Stock option activity for the Company for the years ended December 31, 2022 and 2021 is presented below:

		Weighted Average	Weighted Avg.
	Number of Shares	Exercise Price	Remaining Life
Balance, December 31, 2020	26,924,858	$0.47	7.00
Forfeitures	(106,934)	1.23	—
Exercised	(4,289,392)	0.28	—
Granted	697,806	2.32	—
Balance, December 31, 2021	23,226,338	$0.56	6.02
Forfeitures	(7,504,677)	0.59	—
Exercised	(15,002)	0.48	—
Granted	7,840,899	0.90	—
Options Outstanding at December 31, 2022	23,547,558	$0.66	7.30

Options Exercisable at December 31, 2022	14,459,948	$0.47	6.10

During the years ended December 31, 2022 and 2021, the Company recognized $2,151,972 and $2,945,557 in share-based compensation relating to stock options, respectively. As of December 31, 2022, the total unrecognized compensation costs related to unvested stock options awards granted was $1,878,423. In addition, the weighted average period over which the unrecognized compensation expense is expected to be recognized is approximately 1.5 years. The total intrinsic value of stock options outstanding and exercisable as of December 31, 2022, was $0 .

The Company does not estimate forfeiture rates when calculating compensation expense. The Company records forfeitures as they occur.

Warrants

Subordinate Voting Share (SVS) warrants entitle the holder to purchase one subordinate voting share of the Company. Multiple Voting Share (MVS) warrants entitle the holder to purchase one multiple voting share of the Company.

Warrants issued were valued using the Black-Scholes option pricing model with the following assumptions:

	December 31,	December 31,
SVS Warrants	2022	2021
Risk-Free Interest Rate	3.99%	N/A
Expected Life (years)	2.00	N/A
Expected Annualized Volatility	100%	N/A
Expected Forfeiture Rate	N/A	N/A
Expected Dividend Yield	N/A	N/A

	December 31,	December 31,
SVS Warrants Denominated in C$	2022	2021
Risk-Free Interest Rate	N/A	1.27%
Expected Life of Options (years)	N/A	4.23
Expected Annualized Volatility	N/A	100.00%
Expected Forfeiture Rate	N/A	N/A
Expected Dividend Yield	N/A	N/A

A summary of the warrants outstanding is as follows:

	Number of	Weighted Average	Weighted Average
SVS Warrants	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2020	15,763,111	$2.39	0.42
Exercised	(7,110,481)	1.02	0.19
Expired	(763,111)	4.25	—
Forfeited	(7,889,519)	3.44	0.19
Warrants outstanding at December 31, 2021	—	$—	—
Granted	150,000	1.49	2.00
Warrants outstanding at December 31, 2022	150,000	$1.49	2.00

Warrants exercisable at December 31, 2022	150,000	$1.49	2.00

	Number of	Weighted Average	Weighted Average
SVS Warrants Denominated in C$	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2020	—	$—	—
Granted	3,037,649	3.50	—
Warrants outstanding at December 31, 2021	3,037,649	$3.50	4.23
Granted	—	—	—
Warrants outstanding at December 31, 2022	3,037,649	$3.50	3.23

Warrants exercisable at December 31, 2022	3,037,649	$3.50	3.23

	Number of	Weighted Average	Weighted Average
MVS Warrants	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2020	13,583	$194.66	1.64
Issued	—	—	—
Warrants outstanding at December 31, 2021	13,583	$194.66	0.64
Expired	(13,583)	194.66	—
Warrants outstanding at December 31, 2022	—	$—	—

Warrants exercisable at December 31, 2022	—	$—	—

During the years ended December 31, 2022 and 2021, $0 in share-based compensation was recorded in connection with the MVS warrants.

As of December 31, 2021, there were 150,000 SVS compensation warrants earned in connection with ongoing corporate advisory and financing services rendered, but not yet issued. The Company recorded $191,026 in share-based compensation expense and accounts payable and accrued liabilities in connection with these warrants as of December 31, 2021. These warrants were granted during the year ended December 31, 2022 and marked to their fair value of $2,034 on the date of grant. The difference between the fair value of these warrants at December 31, 2021 and the grant date of $188,992 was recorded as contra-stock based compensation expense in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2022.

RSUs

The expense associated with RSUs is based on closing price of the Company’s Subordinate Voting Shares on the business day immediately preceding the grant date, adjusted for the absence of future dividends and is amortized on a straight-line basis over the periods during which the restrictions lapse. The Company currently has RSUs that vest over a three year period. The awards are generally subject to forfeiture in the event of termination of employment. During the year ended December 31, 2022 the Company recognized $731,217 in stock-based compensation expense related to RSUs.

A summary of RSUs is as follows:

		Weighted Avg.
	Number of Shares	Fair Value
Balance, December 31, 2021	—	$—
Granted on March 15, 2022	1,094,200	1.81
Granted on December 15, 2022	2,127,477	0.29
Balance, December 31, 2022	3,221,677	$0.81

17. Commitments and Contingencies

Legal proceedings

Schneyer

On February 25, 2019, Dr. Mark Schneyer (“Schneyer”) filed a lawsuit in Minnesota District Court, Fourth District (the “Court”), on his own behalf and, derivatively, on behalf of Dorchester Capital, LLC, naming Vireo Health, Inc. (“Vireo U.S.”), Dorchester Management, LLC (“Dorchester Management”), and Dorchester Capital, LLC (“Capital”), as defendants. The essence of the claims made by Schneyer is Vireo U.S. paid an inadequate price for MaryMed, LLC (“MaryMed”), which it purchased it from Capital in 2018, and that the consideration given – shares of preferred stock in Vireo U.S. – was distributed inappropriately by Capital at the direction of Dorchester Management (the managing member of Capital). Schneyer, who is a Class B member of Capital, is seeking unspecified damages in excess of $50,000 and other relief. Dorchester Management, LLC is an affiliated entity to Vireo U.S. and was previously used as a management company over Dorchester Capital, LLC. It no longer has active operations following Vireo Health, Inc.’s acquisition of MaryMed, LLC in 2018. It is owned and controlled by Kyle E. Kingsley and Amber H. Shimpa, executive officers and directors of Vireo U.S. and the Company.

Simultaneously with the complaint, Schneyer filed a motion seeking a temporary restraining order (“TRO”) to prevent the “further transfer” of MaryMed which would, Schneyer claimed, occur if Vireo U.S.’s RTO transactions were allowed to occur. The Court held a hearing on the motion for TRO on March 5, 2019 and denied the motion on the same day.

Weeks prior to commencement of the litigation, Dorchester Management had appointed a special litigation committee (“SLC”) on behalf of Capital to investigate the consideration provided by Vireo U.S. for the purchase of MaryMed and assess any potential claims Capital may have as a result of the transaction. The SLC, a retired judge who engaged another retired judge as legal counsel to the SLC, was appointed in accordance with Minnesota law, issued a report on May 1, 2021, recommending, among other things, that certain claims be permitted to proceed (the “Remaining Derivative Claims”) and other claims not be permitted to proceed by the Court (the “Rejected Derivative Claims”).

On July 7, 2021, Schneyer filed a Second Amended Complaint asserting direct claims on behalf of himself and the Remaining Derivative Claims on behalf of Capital and some Rejected Derivative Claims on behalf of Capital. Under Delaware law, Capital has a right to control the litigation of the Remaining Derivative Claims, the Rejected Derivative Claims, and any other derivative allegations that may be asserted on behalf of Capital. On August 17, 2021, Management exercised this right for Capital and appointed a second independent special litigation committee (the “Second SLC”), a partner at an international law firm, to manage the litigation of the claims raised in Schneyer’s Second Amended Complaint. On August 31, 2021, Capital filed a complaint at the Second SLC’s direction alleging the Remaining Derivative Claims and the Rejected Derivative Claims. Schneyer opposed the appointment of the Second SLC.

On December 9, 2021, the Court dismissed Schneyer’s claim for rescissory damages and the Remaining Derivative Claim alleging fraud. The Court also ruled that the Remaining Derivative Claims should be pursued by the Second SLC. Finally, the Court also denied Schneyer’s request to seek punitive damages.

On February 22, 2022, the Minnesota Court of Appeals denied the immediate review of the December 9, 2021 order.

On June 20,2022 the Court issued an order amending and realigning the complaint brought by Capital for the Remaining Derivative Claims. The order also denied Vireo U.S.’ and Dorchester Management’s motion to dismiss the Remaining Derivative Claims brought by Capital.

Following this order, the litigation will proceed with Schneyer’s three direct contract claims against Vireo U.S and a direct fraud claim against Management and Vireo U.S. on an individual basis, as well as the Remaining Derivative Claims brought by Capital.

Vireo U.S. believes that Schneyer’s claims lack merit and expects to be vindicated in the SLC process or, in the alternative, prevail in the litigation, if and when it proceeds. However, should Vireo U.S. not ultimately prevail, it is not possible to estimate the amount or range of potential loss, if any.

Verano

On January 31, 2022, the Company entered into the Arrangement Agreement with Verano, pursuant to which Verano was to acquire all of the issued and outstanding shares of Goodness Growth pursuant to a Plan of Arrangement. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Goodness Growth Shares would receive 0.22652 of a Verano Subordinate Voting Share, subject to adjustment as described below, for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, Goodness Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of the $14,875,000 termination fee and its transaction expenses. Goodness Growth denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under US and Canadian law, in all material respects at all times. The Company believes that Verano has no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement.

On October 21, 2022, Goodness Growth commenced an action in the Supreme Court of British Columbia against Verano after Verano wrongfully repudiated the Arrangement Agreement. The Company is seeking damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance. On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible for Goodness Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

Lease commitments

The Company leases various facilities, under non-cancelable finance and operating leases, which expire at various dates through September 2041.

18. General and Administrative Expenses

General and administrative expenses are comprised of the following items:

	Year Ended December 31,
	2022	2021
Salaries and benefits	$16,987,788	$16,220,876
Professional fees	5,589,074	3,751,899
Insurance expenses	2,776,728	2,777,027
Marketing	1,066,946	2,525,096
Other expenses	7,403,150	8,380,882
Total	$33,823,686	$33,655,780

19. Income Taxes

For financial reporting purposes, loss before income taxes includes the following components:

	Years Ended December 31,
	2022	2021
United States	$(36,564,444)	$(29,568,475)
Total	$(36,564,444)	$(29,568,475)

The (recoveries) expenses for income taxes consists of:

	Year ended December 31,
	2022	2021
Current:
Federal	$5,950,000	$4,484,000
State	135,000	976,000
Total	6,085,000	5,460,000

Deferred:
Federal	(2,171,000)	152,000
State	1,979,000	(1,490,000)
Total	(192,000)	(1,338,000)
Total	$5,893,000	$4,122,000

	Year ended December 31,
	2022	2021
Loss before income taxes:	$(36,564,444)	$(29,568,475)
Income tax benefits at statutory rate	(7,678,533)	(6,209,380)
State Taxes	1,423,205	(2,400,960)
Non-deductible expenses	10,231,020	—
Stock based and other compensation	565,781	—
Change in valuation allowance	5,103,000	12,732,340
Other	(3,751,473)	—
Income tax expense, net	$5,893,000	$4,122,000

The following table summarizes the components of deferred tax:

	2022	2021
Deferred assets
Operating loss carryforwards — United States	$3,806,000	$1,892,000
Allowance for doubtful accounts	137,000	165,000
Inventory reserve	312,000	628,000
Financing leases	1,845,000	553,000
Intangible assets	483,000	238,000
Property and equipment	3,158,000	578,000
Capital loss carryforward	310,000	627,000
Share based compensation	58,000	26,000
Total Deferred tax assets	10,109,000	4,707,000
Less valuation allowance	(6,638,000)	(1,535,000)
Net deferred tax assets	3,471,000	3,172,000
Deferred tax liabilities
Related party management fee receivables	654,000	594,000
Note Receivable	1,130,000	1,083,000
Total deferred tax liabilities	1,784,000	1,677,000
Net deferred asset/(tax liabilities)	$1,687,000	$1,495,000

At December 31, 2022, the Company had United States federal net operating loss carryforwards of approximately $740,000 that can be carried forward indefinitely and are limited in annual use to 80% of current year taxable income, and state net operating loss carryforwards of approximately $39,835,000 that can be carried forward fifteen years. State net operating loss carryforwards begin to expire on December 31, 2034.

The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest impact that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company recognizes interest and, if applicable, penalties (not included in the “unrecognized tax benefits” table above) for any uncertain tax positions. Interest and penalties are recorded as a component of income tax expenses. As of both December 31, 2022 and 2021, the Company had a cumulative balance of accrued interest and penalties on unrecognized tax positions of $0.

The Company’s federal and state income tax returns are subject to examination by income taxing authorities, generally for three years after the returns are filed. The Company is not currently under examination in any jurisdiction for any period. The Company believes it is no longer subject to income tax examinations for fiscal periods ended prior to 2019.

20. Supplemental Cash Flow Information(1)

	Year Ended December 31,
	2022	2021
Cash paid for interest	$16,560,487	$6,861,212
Cash paid for income taxes	5,132,280	5,885,899
Change in construction accrued expenses	94,556	(1,787,111)
Non-cash investing
Acquisition of Nevada through issuance of SVS	—	1,385,239
Acquisition of Nevada through restricted cash and deferred acquisition costs	—	1,620,636
Acquisition of Charm City through issuance of SVS	—	1,367,590
Acquisition of Charm City through issuance of note payable	—	2,000,000

(1)	For supplemental cash flow information related to leases, refer to Note 10.

21. Financial Instruments

Credit risk

Credit risk is the risk of loss associated with counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash, accounts receivable, and notes receivable. A small portion of cash is held on hand, from which management believes the risk of loss is remote. Trade receivables relate primarily to wholesale sales. The Company does not have significant credit risk with respect to customers. The Company’s maximum credit risk exposure is equivalent to the carrying value of these instruments. The Company has been granted licenses pursuant to the laws of the states of Massachusetts, Maryland, Minnesota, Nevada, New Mexico, New York, and Puerto Rico with respect to cultivating, processing, and/or distributing marijuana. Presently, this industry is illegal under United States federal law. The Company has, and intends, to adhere strictly to the state statutes in its operations.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As of December 31, 2021, the Company’s financial liabilities consist of accounts payable and accrued liabilities, debt. The Company manages liquidity risk by reviewing its capital requirements on an ongoing basis. Historically, the Company’s main source of funding has been additional funding from investors and debt issuances. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity financing.

Legal Risk

Vireo U.S. operates in the United States. The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. In the United States marijuana is largely regulated at the state level. State laws regulating cannabis are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession federally illegal.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. The Company is not exposed to significant currency risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company currently carries variable interest-bearing debt subject to fluctuations in the United States Prime rate. A change of 100 basis points in interest rates during the year ended December 31, 2022, would have resulted in a corresponding change in the statement of loss and comprehensive loss of $265,993.

22. Related Parties Transactions

As of December 31, 2022, and 2021, there were $1,613 and $98,750, respectively, due to related parties.

For the years ended December 31, 2022, and 2021, the Company paid a related party (Bengal Impact Partners, of which a member of the Board of Directors is a managing partner) $120,000 and $30,000, respectively, for ongoing corporate advisory services.

The Company granted 150,000 compensation warrants to Bengal Impact Partners for ongoing corporate advisory services (Note 16).

Certain directors and officers of the Company (Kyle Kingsley, Amber Shimpa, and Stephen Dahmer) owned OMS which was controlled by the Company through a management agreement. OMS was sold on March 31, 2021 (Note 3). None of the proceeds received from this transaction were paid to the aforementioned directors and officers, rather, they were owed and paid to the Company

23. Subsequent Events

In January of 2023 the Company granted 7,461,109 stock options to employees with a weighted average exercise price of $0.16.

On February 24, 2023, the Company signed the fourth amendment to the existing lease agreements for the cultivation and processing facilities in New York. The amendment provides for additional tenant improvements of $4,000,000 and increases base rent by $50,000 a month.

On March 31, 2023, the Company executed a fifth amendment to its credit facility with its senior secured lender, Chicago Atlantic Admin, LLC (the “Agent”), an affiliate of Green Ivy Capital, and a group of lenders. The amended credit facility extends the maturity date on its Delayed Draw Loans to April 30, 2024, through the issuance of 13,017,624 Subordinate Voting Shares in lieu of a cash extension fee. An additional 1,982,376 Subordinate Voting Shares are issuable at the discretion of the Agent. It also provides the Company with reduced cash outlays by eliminating required amortization of the loan, and requires the Company to divest certain assets to improve its liquidity position and financial performance. The Company has the potential to extend the maturity date on its Delayed Draw Loans up to January 31, 2026 with the satisfaction of certain financial performance-related conditions, and the commitment to enter into a $10,000,000 convertible note by April 30, 2023.

As conditions of the financing activities described above, the Company also agreed to make certain corporate governance changes. Chelsea Grayson and Amber Shimpa agreed to resign from the Company’s Board of Directors, effective immediately. The resignations of Ms. Grayson and Ms. Shimpa resulted in a reduction in the number of current members of the Company’s Board to five. Furthermore, Executive Chairman Dr. Kyle Kingsley has agreed to convert his 65,411 Super Voting Shares of Goodness Growth into 6,541,100 Subordinate Voting Shares of Goodness Growth. Following the conversions, there will be no Goodness Growth Super Voting Shares issued and outstanding, which will have the effect of retiring the enhanced voting rights of the Company’s class of Super Voting Shares.

GOODNESS GROWTH HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S Dollars, unaudited and condensed)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash	$10,345,599	$15,149,333
Accounts receivable, net of allowance for doubtful accounts of $473,856 and $453,860, respectively	4,261,624	4,286,072
Inventory	21,852,027	20,508,023
Prepayments and other current assets	2,030,630	2,544,532
Assets Held for Sale	77,067,479	4,240,781
Total current assets	115,557,359	46,728,741
Property and equipment, net	25,750,814	89,606,932
Operating lease, right-of-use asset	2,789,741	6,110,787
Notes receivable, long-term	3,750,000	3,750,000
Intangible assets, net	8,617,180	8,776,946
Goodwill	183,836	183,836
Deposits	593,812	2,312,161
Deferred tax assets	1,390,000	1,687,000
Total assets	$158,632,742	$159,156,403
Liabilities
Current liabilities
Accounts Payable and Accrued liabilities	$15,595,086	$14,928,780
Long-Term debt, current portion	3,050,000	11,780,000
Right of use liability	1,004,046	1,680,294
Liabilities held for sale	75,525,255	1,319,847
Total current liabilities	95,174,387	29,708,921
Right-of-use liability	10,370,395	79,757,994
Long-Term debt, net	55,155,615	46,248,604
Total liabilities	$160,700,397	$155,715,519

Commitments and contingencies (refer to Note 16)

Stockholders’ equity (deficiency)
Subordinate Voting Shares ($- par value, unlimited shares authorized; 86,721,030 shares issued and outstanding)	—	—
Multiple Voting Shares ($- par value, unlimited shares authorized; 348,642 shares issued and outstanding)	—	—
Super Voting Shares ($- par value; unlimited shares authorized; 65,411 shares issued and outstanding, respectively)	—	—
Additional Paid in Capital	184,219,278	181,321,847
Accumulated deficit	(186,286,933)	(177,880,963)
Total stockholders’ equity (deficiency)	$(2,067,655)	$3,440,884
Total liabilities and stockholders’ equity (deficiency)	$158,632,742	$159,156,403

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

(In U.S. Dollars, unaudited and condensed)

	Three Months Ended
	March 31,
	2023	2022
Revenue	$19,088,423	$15,638,572
Cost of sales
Product costs	9,578,211	9,682,977
Inventory valuation adjustments	(10,000)	3,466,917
Gross profit	9,520,212	2,488,678
Operating expenses:
Selling, general and administrative	7,156,835	9,277,969
Stock-based compensation expenses	1,675,594	642,506
Depreciation	159,511	156,096
Amortization	159,766	172,267
Total operating expenses	9,151,706	10,248,838

Income (loss) from operations	368,506	(7,760,160)

Other income (expense):
Impairment of long-lived assets	—	(5,313,176)
Gain on disposal of assets	—	168,359
Interest expenses, net	(7,134,789)	(4,601,799)
Other income (expenses)	22,313	1,199,994
Other income (expenses), net	(7,112,476)	(8,546,622)

Loss before income taxes	(6,743,970)	(16,306,782)

Current income tax expenses	(1,725,000)	(1,375,000)
Deferred income tax recoveries	63,000	3,115,000
Net loss and comprehensive loss	(8,405,970)	(14,566,782)
Net loss per share — basic and diluted	$(0.07)	$(0.11)
Weighted average shares used in computation of net loss per share — basic & diluted	128,126,330	128,111,328

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

(In U.S. Dollars, unaudited and condensed)

	Common Stock
	SVS		MVS		Super Voting Shares				Total
							Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity (deficiency)
Balance, January 1, 2022	81,298,228	$—	402,720	$—	65,411	—	$178,429,422	$(135,423,519)	$43,005,903
Conversion of MVS shares	2,813,400	—	(28,134)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	642,506	—	642,506
Net Loss	—	—	—	—	—	—	—	(14,566,782)	(14,566,782)
Balance at March 31, 2022	84,111,628	$—	374,586	$—	65,411	$—	$179,071,928	$(149,990,301)	$29,081,627

Balance, January 1, 2023	86,721,030	$—	348,642	$—	65,411	$—	$181,321,847	$(177,880,963)	$3,440,884
Stock-based compensation	—	—	—	—	—	—	1,675,594	—	1,675,594
Obligation to issue shares	—	—	—	—	—	—	1,221,837	—	1,221,837
Net Loss	—	—	—	—	—	—	—	(8,405,970)	(8,405,970)
Balance at March 31, 2023	86,721,030	$—	348,642	$—	65,411	$—	$184,219,278	$(186,286,933)	$(2,067,655)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars, except for per share data, unaudited and condensed)

	March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,405,970)	$(14,566,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory valuation adjustments	(10,000)	3,466,917
Depreciation	159,511	156,096
Depreciation capitalized into inventory	734,087	700,193
Non-cash operating lease expense	206,290	274,067
Amortization of intangible assets	159,766	172,267
Stock-based payments	1,675,594	642,506
Interest Expense	1,398,848	996,157
Impairment of long-lived assets	—	5,313,176
Deferred income tax	(63,000)	(3,115,000)
Accretion	394,573	1,384,812
Gain on disposal of royalty asset	—	(168,359)
Change in operating assets and liabilities:
Accounts Receivable	24,448	(1,764,878)
Prepaid expenses	513,902	(1,877,011)
Inventory	(1,230,547)	(1,255,162)
Accounts payable and accrued liabilities	666,307	2,880,051
Change in assets and liabilities held for sale	(18,767)	—
Net cash used in operating activities	$(3,794,958)	$(6,760,950)

CASH FLOWS FROM INVESTING ACTIVITIES:
PP&E Additions	$(197,827)	$(2,173,430)
Proceeds from sale of royalty asset	—	236,635
Deposits	(522,375)	(276,684)
Net cash provided by (used in) investing activities	$(720,202)	$(2,213,479)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	$—	$2,884,581
Lease principal payments	(288,574)	(464,214)
Net cash provided by (used in) financing activities	$(288,574)	$2,420,367

Net change in cash	$(4,803,734)	$(6,554,062)

Cash, beginning of year	$15,149,333	$15,155,279

Cash, end of year	$10,345,599	$8,601,217

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

GOODNESS GROWTH HOLDINGS, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Description of Business and Summary

Goodness Growth Holdings, Inc. (“Goodness Growth” or the “Company”) (formerly, Vireo Health International, Inc.) was incorporated under the Alberta Business Corporations Act on November 23, 2004, as Dominion Energy, Inc.. Vireo Health, Inc., (“VHI”) was incorporated under the laws of the State of Delaware on December 28, 2017, with an effective date of January 1, 2018. Through a series of transactions known, colloquially, as a “reverse-triangular merger,” on March 18, 2019, VHI was acquired by a subsidiary of the Company, with the result that the former shareholder of VHI comprised over 99% of the shareholders of the Company. The Company was previously listed on the Canadian Securities Exchange (the “CSE”) under ticker symbol “VREO.” On June 9, 2021, the Company changed its name to Goodness Growth Holdings, Inc. and its ticker symbol on the CSE to “GDNS.”

Goodness Growth is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. Goodness Growth operates cannabis cultivation, production, and dispensary facilities in Maryland, Minnesota, New Mexico, and New York, and formerly in Arizona and Ohio.

While marijuana and CBD-infused products are legal under the laws of many U.S. states (with vastly differing restrictions), the United States Federal Controlled Substances Act classifies all “marijuana” as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of safety for the use of the drug under medical supervision. Recently some federal officials have attempted to distinguish between medical cannabis use as necessary, but recreational use as “still a violation of federal law.” At the present time, the distinction between “medical marijuana” and “recreational marijuana” does not exist under U.S. federal law.

On January 31, 2022, the Company entered into an Arrangement Agreement (the “Arrangement Agreement”) with Verano Holdings Corp. (“Verano”), pursuant to which Verano was to have acquired all of the issued and outstanding shares of Goodness Growth pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Goodness Growth Shares were to receive 0.22652 of a subordinate voting share of Verano (each a “Verano Subordinate Voting Share”), subject to adjustment as described in the Arrangement Agreement (the “Exchange Ratio”), for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, Goodness Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of a $14,875,000 termination fee and its transaction expenses. Goodness Growth denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under US and Canadian law, in all material respects at all times. The Company believes that Verano had no factual or legal basis to justify or support purported termination of the Arrangement Agreement, which the Company determined to treat as a repudiation of the Arrangement Agreement.

On October 21, 2022, Goodness Growth commenced an action in the Supreme Court of British Columbia against Verano after Verano repudiated the Arrangement Agreement. The Company is seeking damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance. On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible for Goodness Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

2. Summary of Significant Accounting Policies

Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the United States Securities and Exchange Commission (“SEC”) on March 31, 2023 (the “Annual Financial Statements”). There have been no material changes to the Company’s significant accounting policies.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements reflect the accounts of the Company. The information included in these statements should be read in conjunction with the Annual Financial Statements. The unaudited condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. Results of interim periods should not be considered indicative of the results for the full year. These unaudited interim condensed consolidated financial statements include estimates and assumptions of management that affect the amounts reported in the unaudited condensed consolidated financial statements. Actual results could differ from these estimates.

Basis of consolidation

These unaudited condensed consolidated financial statements include the accounts of the following entities wholly owned, or effectively controlled by the Company during the period ended March 31, 2023:

Name of entity	Place of incorporation
Vireo Health, Inc.	Delaware, USA
Vireo Health of New York, LLC	New York, USA
Minnesota Medical Solutions, LLC	Minnesota, USA
MaryMed, LLC	Maryland, USA
Vireo of Charm City, LLC	Maryland, USA
1776 Hemp, LLC	Delaware, USA
Vireo Health of Massachusetts, LLC	Delaware, USA
Mayflower Botanicals, Inc.	Massachusetts, USA
Elephant Head Farm, LLC	Arizona, USA
EHF Cultivation Management, LLC	Arizona, USA
Retail Management Associates, LLC	Arizona, USA
Arizona Natural Remedies, Inc.	Arizona, USA
Vireo Health of New Mexico, LLC	Delaware, USA
Red Barn Growers, Inc.	New Mexico, USA
Resurgent Biosciences, Inc.	Delaware, USA
Vireo Health of Puerto Rico, LLC	Delaware, USA
Vireo Health de Puerto Rico, Inc.	Puerto Rico
XAAS Agro, Inc.	Puerto Rico
Vireo Health of Nevada 1, LLC	Nevada, USA
Verdant Grove, Inc.	Massachusetts, USA

The entities listed above are wholly owned or effectively controlled by the Company and have been formed or acquired to support the intended operations of the Company, and all intercompany transactions and balances have been eliminated in the Company’s unaudited condensed consolidated financial statements.

Recently adopted accounting pronouncements

In October of 2021 FASB issued ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The update is intended to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability and payment terms and their effect on subsequent revenue recognized by the acquirer. The adoption of the standard on January 1, 2023, did not have a material impact on the Company’s results of operations or cash flows.

Net loss per share

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of potential dilutive common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options and the incremental shares issuable upon conversion of the convertible notes. Potential dilutive common share equivalents consist of stock options, warrants, and restricted stock units.

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. The Company recorded a net loss for the three month periods ended March 31, 2023 and 2022, presented in these financial statements, and as such there is no difference between the Company’s basic and diluted net loss per share for these periods.

The anti-dilutive shares outstanding for the three month period ending March 31, 2023 and 2022 were as follows:

	March 31,
	2023	2022
Stock options	28,566,282	26,261,054
Warrants	3,187,649	4,226,449
RSUs	3,102,765	1,094,200
Total	34,856,696	31,581,703

Revenue Recognition

The Company’s primary source of revenue is from wholesale of cannabis products to dispensary locations and direct retail sales to eligible customers at the Company-owned dispensaries. Substantially all of the Company’s retail revenue is from the direct sale of cannabis products to medical customers.

The following table represents the Company’s disaggregated revenue by source:

	Three Months Ended March 31,
	2023	2022
Retail	$16,471,799	$12,412,223
Wholesale	2,616,624	3,226,349
Total	$19,088,423	$15,638,572

New accounting pronouncements not yet adopted

None.

3. Business Combinations and Dispositions

Dispositions

On March 31, 2022, the Company sold the rights to a 10% royalty on future net revenues generated by High Gardens, Inc., a former subsidiary of the Company that was divested in 2020, for cash consideration of $236,635. The carrying value of the intangible royalty asset prior to disposition was $68,276, resulting in a gain of $168,359 which was recorded in the unaudited condensed consolidated statement of loss and comprehensive loss for the three months ended March 31, 2022.

Assets Held for Sale

As of March 31, 2023 the Company identified property, equipment, and lease assets and liabilities associated with the businesses in New York, Nevada, Puerto Rico, and Massachusetts with carrying amounts that are expected to be recovered principally through sale or disposal rather than through continuing use such that the Company can better manage working capital and generate more favorable future cash flows. The sale of these assets and liabilities is highly probable, they can be sold in their immediate condition, and the sales are expected to occur within the next twelve months. As such, these assets and liabilities have been classified as “held for sale.” Assets and liabilities held for sale are as follows:

Assets held for sale
Property and equipment	$69,431,818
Intangible assets	662,501
Operating lease, right-of-use asset	3,508,869
Deferred Tax Assets	360,000
Deposits	3,104,291
Total assets held for sale	$77,067,479

Liabilities held for sale
Right of Use Liability	$75,525,255
Total liabilities held for sale	$75,525,255

4. Fair Value Measurements

The Company complies with ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Items measured at fair value on a non-recurring basis

The Company’s non-financial assets, such as prepayments and other current assets, long lived assets, including property and equipment, goodwill, and intangible assets, are measured at fair value when there is an indicator of impairment and are recorded at fair value only when an impairment charge is recognized. No indicators of impairment existed as of March 31, 2023, and therefore no impairment charges were recorded.

The carrying value of the Company’s accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to their short-term nature, and the carrying value of notes receivable and long-term debt approximates fair value as they bear a market rate of interest.

5. Accounts Receivable

Trade receivables are comprised of the following items:

	March 31,	December 31,
	2023	2022
Trade receivable	$1,424,499	$1,421,027
Tax withholding receivable	2,755,396	2,755,396
Other	81,729	109,649
Total	$4,261,624	$4,286,072

Included in the trade receivables, net balance at March 31, 2023 and December 31, 2022, is an allowance for doubtful accounts of $189,695 and $169,699 respectively. Included in the tax withholding receivable, net balance at March 31, 2023 and December 31, 2022 is an allowance for doubtful accounts of $284,161.

6. Inventory

Inventory is comprised of the following items:

	March 31,	December 31,
	2023	2022
Work-in-progress	$15,223,386	$14,209,695
Finished goods	5,942,832	5,506,760
Other	685,809	791,568
Total	$21,852,027	$20,508,023

Inventory is written down for any obsolescence, spoilage and excess inventory or when the net realizable value of inventory is less than the carrying value. Inventory valuation adjustments included in cost of sales on the statements of net loss and comprehensive loss is comprised of the following:

	March 31,
	2023	2022
Work-in-progress	$15,072	$3,280,291
Finished goods	(25,072)	151,248
Other	—	35,378
Total	$(10,000)	$3,466,917

7. Prepayments and other current assets

Prepayments and other current assets are comprised of the following items:

	March 31,	December 31,
	2023	2022
Prepaid Insurance	$1,396,168	$1,894,385
Other Prepaid Expenses	634,462	650,147
Total	$2,030,630	$2,544,532

8. Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31,	December 31,
	2023	2022
Land	$863,105	$863,105
Buildings and leasehold improvements	16,001,232	17,567,628
Furniture and equipment	7,941,975	9,709,714
Software	202,815	221,540
Vehicles	241,864	646,257
Construction-in-progress	245,684	794,958
Right of use asset under finance lease	7,938,137	69,892,379
	33,434,812	99,695,581
Less: accumulated depreciation	(7,683,998)	(10,088,649)
Total	$25,750,814	$89,606,932

For the three months ended March 31, 2023 and 2022, total depreciation on property and equipment was $893,598 and $856,289, respectively. For the three months ended March 31, 2023 and 2022, accumulated amortization of the right of use asset under finance lease amounted to $1,934,235 and $2,736,162, respectively. The right of use asset under finance lease of $7,938,137 consists of leased processing and cultivation premises. The Company capitalized into inventory $734,087 and $700,193 relating to depreciation associated with manufacturing equipment and production facilities for the three months ended March 31, 2023 and 2022, respectively. The capitalized depreciation costs associated are added to inventory and expensed through Cost of Sales Product Cost on the unaudited condensed consolidated statements of net loss and comprehensive loss.

As of March 31, 2023, in conjunction with the Company’s held for sale assessment and disposal of certain long-lived assets, the Company evaluated whether property and equipment showed any indicators of impairment, and it was determined that the recoverable amount of certain net assets was above book value. As a result, the Company recorded an impairment charge of $0 (2022 - $5,313,176) on property and equipment, net.

9. Leases

Components of lease expenses are listed below:

	March 31,	March 31,
	2023	2022
Finance lease cost
Amortization of ROU assets	$270,935	$274,800
Interest on lease liabilities	2,725,966	2,627,559
Operating lease costs	590,920	647,217
Total lease costs	$3,587,821	$3,549,576

Future minimum lease payments (principal and interest) on the leases are as follows:

	Operating Leases	Finance Leases
	March 31, 2023	March 31, 2023	Total
2023	$1,890,250	$8,388,953	$10,279,203
2024	2,243,050	11,063,698	13,306,748
2025	2,030,129	11,164,577	13,194,706
2026	1,609,276	11,496,826	13,106,102
2027	1,384,646	11,839,086	13,223,732
Thereafter	1,271,640	185,973,220	187,244,860
Total minimum lease payments	$10,428,991	$239,926,360	$250,355,351
Less discount to net present value	(3,077,902)	(160,377,753)	(163,455,655)
Less liabilities held for sale	(4,527,158)	(70,998,097)	(75,525,255)
Present value of lease liability	$2,823,931	$8,550,510	$11,374,441

The Company has entered into various lease agreements for the use of buildings used in production and retail sales of cannabis products.

On February 24, 2023, the Company signed the fourth amendment to the existing lease agreements for the cultivation and processing facilities in New York. The amendment provides for additional tenant improvements of $4,000,000 and increases base rent by $50,000 a month.

Supplemental cash flow information related to leases:

	March 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Lease principal payments	$288,574	$464,214
Non-cash additions to ROU assets	4,054,328	—
Amortization of operating leases	309,747	323,090

Other information about lease amounts recognized in the financial statements:

	March 31,
	2023	2022
Weighted-average remaining lease term (years) – operating leases	4.67	5.42
Weighted-average remaining lease term (years) – finance leases	17.57	19.25
Weighted-average discount rate – operating leases	15.00%	15.00%
Weighted-average discount rate – finance leases	15.33%	15.29%

10. Goodwill

The following table shows the change in carrying amount of goodwill:

Goodwill — January 1, 2022	$183,836
Impairment	—
Dispositions	—
Goodwill — December 31, 2022 and March 31, 2023	$183,836

Goodwill is tested for impairment annually or more frequently if indicators of impairment exist or if a decision is made to dispose of business. The valuation date for the Company’s annual impairment testing is December 31. On this date the Company performed a Step 1 goodwill impairment analysis. No indicators of impairment exists as of March 31, 2023.

11. Intangibles

Intangible assets are comprised of the following items:

	Licenses	Royalty Asset	Total
Balance December 31, 2021	$10,116,013	$68,276	$10,184,289
Divestitures	—	(68,276)	(68,276)
Amortization	(662,501)	—	(662,501)
Transfer to held for sale (Note 3)	(676,566)	—	(676,566)
Balance, December 31, 2022	$8,776,946	$—	$8,776,946
Amortization	(159,766)	—	(159,766)
Balance, March 31, 2023	$8,617,180	$—	$8,617,180

Amortization expense for intangibles was $159,766 and $172,267 during the three months ended March 31, 2023 and 2022, respectively. Amortization expense is recorded in operating expenses on the unaudited condensed consolidated statements of net loss and comprehensive loss.

The Company estimates that amortization expense will be $639,069 per year for the next five fiscal years.

12. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following items:

	March 31,	December 31,
	2023	2022
Accounts payable – trade	$1,603,923	$1,905,008
Accrued Expenses	5,308,483	6,172,924
Taxes payable	7,972,563	6,166,145
Contract liability	710,117	684,703
Total accounts payable and accrued liabilities	$15,595,086	$14,928,780

13. Long-Term Debt

During 2017 the Company signed a promissory note payable in the amount of $1,010,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis. In 2019 the Company’s promissory note payable in the amount of $1,010,000 was modified to increase the amount payable to $1,110,000. The Company has paid off 60,000 in principal, and the remaining $1,050,000 principal balance is due on December 31, 2023.

On November 19, 2021, the Company signed a promissory note payable in the amount of $2,000,000 in connection with the acquisition of Charm City Medicus, LLC. The note bears an interest rate of 8% per annum with interest payments due on the last day of each calendar quarter. The maturity date of the note is November 19, 2023, and the note is secured by 25% of the membership interests in Vireo Health of Charm City, LLC.

On March 25, 2021, the Company entered into a credit agreement for a senior secured delayed draw term loan with an aggregate principal amount of up to $46,000,000 (the “Credit Facility”), and executed a draw of $26,000,000 in principal. The unpaid principal amounts outstanding under the Credit Facility bear interest at a rate of (a) the U.S. prime rate plus 10.375%, payable monthly in cash, and (b) 2.75% per annum paid in kind interest payable monthly. The Credit Facility matures on March 31, 2024.

On November 18, 2021, the Company and lenders amended the Credit Facility to provide for an additional loan of $4,200,000 with a cash interest rate of 15% per annum and PIK interest of 2% per annum. Obligations under the Credit Facility are secured by substantially all the assets of the Company.

On January 31, 2022, Goodness Growth and certain of its subsidiaries, as borrowers (collectively, “Borrowers”), entered into a Third Amendment to the Credit Facility (the “Third Amendment”) providing for additional delayed draw term loans of up to $55 million (the “Delayed Draw Loans”). The cash interest rate on the Delayed Draw Loans under the Third Amendment is equal to the U.S. prime rate plus 10.375%, with a minimum required rate of 13.375% per annum, in addition to paid-in-kind interest of 2.75% per annum.

On March 31, 2023, the Company executed a fifth amendment to its credit facility with its senior secured lender, Chicago Atlantic Admin, LLC (the “Agent”), an affiliate of Green Ivy Capital, and a group of lenders. The amended credit facility extends the maturity date on its Delayed Draw Loans to April 30, 2024, through the issuance of 13,017,624 Subordinate Voting Shares in lieu of a cash extension fee. These 13,017,624 shares were valued at $1,221,837 on March 31, 2023, and considered a deferred financing cost. An additional 1,982,376 Subordinate Voting Shares are issuable at the discretion of the Agent. It also provides the Company with reduced cash outlays by eliminating required amortization of the loan, and requires the Company to divest certain assets to improve its liquidity position and financial performance. The Company has the potential to extend the maturity date on its Delayed Draw Loans up to January 31, 2026 with the satisfaction of certain financial performance-related conditions.

Unless otherwise specified, all deferred financing costs are treated as a contra-liability, to be netted against the outstanding loan balance and amortized over the remaining life of the loan.

The following table shows a summary of the Company’s long-term debt:

	March 31,	December 31,
	2023	2022
Beginning of year	$58,028,604	$27,329,907
Proceeds	—	28,000,000
Deferred financing costs	(1,221,837)	(2,236,919)
PIK interest	400,233	1,300,245
Amortization of deferred financing costs	998,615	3,635,371
End of period	58,205,615	58,028,604
Less: Current portion	3,050,000	11,780,000
Total long-term debt	$55,155,615	$46,248,604

As of March 31, 2023, stated maturities of long-term debt were as follows:

2023	$3,050,000
2024	55,155,615
Thereafter	—
Total	$58,205,615

14. Stockholders’ Equity

Shares

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights as of March 31, 2023. The liquidation and dividend rights are identical among shares equally in the Company’s earnings and losses on an as converted basis.

	Par Value	Authorized	Voting Rights
Subordinate Voting Share (“SVS”)	—	Unlimited	1 vote for each share
Multiple Voting Share (“MVS”)	—	Unlimited	100 votes for each share
Super Voting Share	—	Unlimited	1,000 votes for each share

Subordinate Voting Shares

Holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Multiple Voting Shares

Holders of Multiple Voting Shares are entitled to one hundred votes for each Multiple Voting Share held.

Multiple Voting Shares each have the restricted right to convert to one hundred Subordinate Voting Shares subject to adjustments for certain customary corporate changes.

Super Voting Shares

Holders of Super Voting Shares are entitled to one thousand votes per Super Voting Share. Each Super Voting share is convertible into one Multiple Voting Share.

Shares Issued

During the three months ended March 31, 2022, 28,134 Multiple Voting Shares were redeemed for 2,813,400 Subordinate Voting Shares.

15. Stock-Based Compensation

Stock Options

In January 2019, the Company adopted the 2019 Equity Incentive Plan under which the Company may grant incentive stock option, restricted shares, restricted share units, or other awards. Under the terms of the plan, a total of ten percent of the number of shares outstanding assuming conversion of all super voting shares and multiple voting shares to subordinate voting shares are permitted to be issued. The exercise price for incentive stock options issued under the plan will be set by the committee but will not be less 100% of the fair market value of the Company’s shares on the date of grant. Incentive stock options have a maximum term of 10 years from the date of grant. The incentive stock options vest at the discretion of the Board.

Options granted under the equity incentive plan were valued using the Black-Scholes option pricing model with the following weighted average assumptions:

	March 31,	March 31,
	2023	2022
Risk-Free Interest Rate	3.84%	2.04%
Weighted Average Exercise Price	$0.28	$1.77
Expected Life of Options (years)	5.85	2.50
Expected Annualized Volatility	100.00%	55.00%
Expected Forfeiture Rate	N/A	N/A
Expected Dividend Yield	N/A	N/A

Stock option activity for the three months ended March 31, 2023 and for the year ended December 31, 2022 is presented below:

		Weighted Average	Weighted Avg.
	Number of Shares	Exercise Price	Remaining Life
Balance, December 31, 2021	23,226,338	$0.56	6.02
Forfeitures	(7,504,677)	0.59	—
Exercised	(15,002)	0.48	—
Granted	7,840,899	0.90	—
Balance, December 31, 2022	23,547,558	$0.66	7.30
Forfeitures	(2,442,385)	0.93	—
Granted	7,461,109	0.28	6.03
Options Outstanding at March 31, 2023	28,566,282	$0.54	6.70

Options Exercisable at March 31, 2023	20,545,749	$0.42	5.82

During the three months ended March 31, 2023 and 2022, the Company recognized $1,399,258 and $590,600 in stock-based compensation relating to stock options, respectively. As of March 31, 2023, the total unrecognized compensation costs related to unvested stock options awards granted was $1,189,326. In addition, the weighted average period over which the unrecognized compensation expense is expected to be recognized is approximately 2.3 years. The total intrinsic value of stock options outstanding and exercisable as of March 31, 2023, was $0.

The Company does not estimate forfeiture rates when calculating compensation expense. The Company records forfeitures as they occur.

Warrants

Subordinate Voting Share (SVS) warrants entitle the holder to purchase one subordinate voting share of the Company. Multiple Voting Share (MVS) warrants entitle the holder to purchase one multiple voting share of the Company.

A summary of the warrants outstanding is as follows:

	Number of	Weighted Average	Weighted Average
SVS Warrants	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2021	—	$—	—
Granted	150,000	1.49	2.00
Warrants outstanding at December 31, 2022	150,000	$1.49	2.00
Granted	—	—	—
Warrants outstanding at March 31, 2023	150,000	$1.49	1.75

Warrants exercisable at March 31, 2023	150,000	$1.49	1.75

	Number of	Weighted Average	Weighted Average
SVS Warrants Denominated in C$	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2021	3,037,649	$3.50	4.23
Granted	—	-	—
Warrants outstanding at December 31, 2022	3,037,649	$3.50	3.23
Granted	—	—	—
Warrants outstanding at March 31, 2023	3,037,649	$3.50	2.98

Warrants exercisable at March 31, 2023	3,037,649	$3.50	2.98

	Number of	Weighted Average	Weighted Average
MVS Warrants	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2021	13,583	$194.66	0.64
Expired	(13,583)	194.66	—
Warrants outstanding at December 31, 2022 and March 31, 2023	—	—	—

Warrants exercisable at March 31, 2023	—	$—	—

During the three months ended March 31, 2023 and 2022, $0 in stock-based compensation expense was recorded in connection with the SVS compensation warrants and $0 in stock-based compensation was recorded in connection with the MVS warrants.

RSUs

The expense associated with RSUs is based on closing share price of the Company’s subordinate voting shares on the business day immediately preceding the grant date, adjusted for the absence of future dividends and is amortized on a straight-line basis over the periods during which the restrictions lapse. The Company currently has RSUs that vest over a three year period. The awards are generally subject to forfeiture in the event of termination of employment. During the three months ended March 31, 2023 and 2022 the Company recognized $276,336 and $51,906, respectively, in stock-based compensation expense related to RSUs.

A summary of RSUs is as follows:

		Weighted Avg.
	Number of Shares	Fair Value
Balance, December 31, 2021	—	$—
Granted on March 15, 2022	1,094,200	1.81
Granted on December 15, 2022	2,127,477	0.29
Balance, December 31, 2022	3,221,677	0.81
Forfeitures	(118,912)	0.71
Balance, March 31, 2023	3,102,765	$0.81

Vested at March 31, 2023	260,269	$1.81

16. Commitments and Contingencies

Legal proceedings

Schneyer

On February 25, 2019, Dr. Mark Schneyer (“Schneyer”) filed a lawsuit in Minnesota District Court, Fourth District (the “Court”), on his own behalf and, derivatively, on behalf of Dorchester Capital, LLC, naming Vireo Health, Inc. (“Vireo U.S.”), Dorchester Management, LLC (“Dorchester Management”), and Dorchester Capital, LLC (“Capital”), as defendants. The essence of the claims made by Schneyer is Vireo U.S. paid an inadequate price for MaryMed, LLC (“MaryMed”), which it purchased it from Capital in 2018, and that the consideration given – shares of preferred stock in Vireo U.S. – was distributed inappropriately by Capital at the direction of Dorchester Management (the managing member of Capital). Schneyer, who is a Class B member of Capital, sought unspecified damages in excess of $50,000 and other relief. Dorchester Management, LLC is an affiliated entity to Vireo U.S. and was previously used as a management company over Dorchester Capital, LLC. It no longer has active operations following Vireo Health, Inc.’s acquisition of MaryMed, LLC in 2018. It is owned and controlled by Kyle E. Kingsley and Amber H. Shimpa, executive officers and directors of Vireo U.S. and the Company.

Simultaneously with the complaint, Schneyer filed a motion seeking a temporary restraining order (“TRO”) to prevent the “further transfer” of MaryMed which would, Schneyer claimed, occur if Vireo U.S.’s RTO transactions were allowed to occur. The Court held a hearing on the motion for TRO on March 5, 2019 and denied the motion on the same day.

Weeks prior to commencement of the litigation, Dorchester Management had appointed a special litigation committee (“SLC”) on behalf of Capital to investigate the consideration provided by Vireo U.S. for the purchase of MaryMed and assess any potential claims Capital may have as a result of the transaction. The SLC, a retired judge who engaged another retired judge as legal counsel to the SLC, was appointed in accordance with Minnesota law, issued a report on May 1, 2021, recommending, among other things, that certain claims be permitted to proceed (the “Remaining Derivative Claims”) and other claims not be permitted to proceed by the Court (the “Rejected Derivative Claims”).

On July 7, 2021, Schneyer filed a Second Amended Complaint asserting direct claims on behalf of himself and the Remaining Derivative Claims on behalf of Capital and some Rejected Derivative Claims on behalf of Capital. Under Delaware law, Capital has a right to control the litigation of the Remaining Derivative Claims, the Rejected Derivative Claims, and any other derivative allegations that may be asserted on behalf of Capital. On August 17, 2021, Management exercised this right for Capital and appointed a second independent special litigation committee (the “Second SLC”), a partner at an international law firm, to manage the litigation of the claims raised in Schneyer’s Second Amended Complaint. On August 31, 2021, Capital filed a complaint at the Second SLC’s direction alleging the Remaining Derivative Claims and the Rejected Derivative Claims. Schneyer opposed the appointment of the Second SLC.

On December 9, 2021, the Court dismissed Schneyer’s claim for rescissory damages and the Remaining Derivative Claim alleging fraud. The Court also ruled that the Remaining Derivative Claims should be pursued by the Second SLC. Finally, the Court also denied Schneyer’s request to seek punitive damages.

On February 22, 2022, the Minnesota Court of Appeals denied the immediate review of the December 9, 2021 order.

On June 20,2022 the Court issued an order amending and realigning the complaint brought by Capital for the Remaining Derivative Claims. The order also denied Vireo U.S.’s and Dorchester Management’s motion to dismiss the Remaining Derivative Claims brought by Capital.

Following this order, the litigation was permitted to proceed with Schneyer’s three direct contract claims against Vireo U.S and a direct fraud claim against Management and Vireo U.S. on an individual basis, as well as the Remaining Derivative Claims brought by Capital.

While Vireo U.S. continues to believe that Schneyer’s claims lack merit, it agreed to settle the litigation in April 2023 to avoid the expense, distraction and risk of the pre-trial and trial processes. Entering into this settlement in no way changes the defendants’ position that they did nothing wrong and that the claims were baseless.

Verano

On January 31, 2022, the Company entered into the Arrangement Agreement with Verano, pursuant to which Verano was to acquire all of the issued and outstanding shares of Goodness Growth pursuant to a Plan of Arrangement. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Goodness Growth Shares would receive 0.22652 of a Verano Subordinate Voting Share, subject to adjustment as described below, for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, Goodness Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of a $14,875,000 termination fee and its transaction expenses. Goodness Growth denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under US and Canadian law, in all material respects at all times. The Company believes that Verano has no factual or legal basis to justify or support its purported termination of the Arrangement Agreement, which the Company determined to treat as a repudiation of the Arrangement Agreement.

On October 21, 2022, Goodness Growth commenced an action in the Supreme Court of British Columbia against Verano after Verano wrongfully repudiated the Arrangement Agreement. The Company is seeking damages, costs and interest, based on Verano’s breach of contract and of its duty of good faith and honest performance. On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above. Due to uncertainties inherent in litigation, it is not possible for Goodness Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

Lease commitments

The Company leases various facilities, under non-cancelable finance and operating leases, which expire at various dates through September 2041.

17. Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of the following items:

	Three Months Ended March 31,
	2023	2022
Salaries and benefits	$3,797,410	$4,312,246
Professional fees	890,167	1,879,751
Insurance expenses	635,439	779,997
Marketing	225,113	358,760
Other expenses	1,608,706	1,947,215
Total	$7,156,835	$9,277,969

18. Supplemental Cash Flow Information(1)

	March 31,	March 31,
	2023	2022
Cash paid for interest	$5,731,120	$3,059,277
Cash paid for income taxes	—	—

(1)	For supplemental cash flow information related to leases, refer to Note 9.

19. Financial Instruments

Credit risk

Credit risk is the risk of loss associated with counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash, accounts receivable, and notes receivable. A small portion of cash is held on hand, from which management believes the risk of loss is remote. Receivables relate primarily to wholesale sales. The Company does not have significant credit risk with respect to customers. The Company’s maximum credit risk exposure is equivalent to the carrying value of these instruments. The Company has been granted licenses pursuant to the laws of the states of Arizona, Maryland, Massachusetts, Minnesota, Nevada, New Mexico, New York, and Puerto Rico with respect to cultivating, processing, and/or distributing marijuana. Presently, this industry is illegal under United States federal law. The Company has adhered, and intends to continue to adhere, strictly to the applicable state statutes in its operations.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As of March 31, 2023, the Company’s financial liabilities consist of accounts payable and accrued liabilities, and debt. The Company manages liquidity risk by reviewing its capital requirements on an ongoing basis. Historically, the Company’s main source of funding has been additional funding from shareholders and debt financing. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity or debt financing.

Legal Risk

Goodness Growth operates in the United States. The U.S. federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the U.S., and a lack of accepted safety for the use of the drug under medical supervision. The U.S. Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. In the U.S. marijuana is largely regulated at the state level. State laws regulating cannabis are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession federally illegal.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. Given the Company’s financial transactions are rarely denominated in a foreign currency, there is minimal foreign currency risk exposure.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company currently carries variable interest-bearing debt subject to fluctuations in the United States Prime rate. A change of 100 basis points in interest rates during the three months ended March 31, 2023, would have resulted in a corresponding change in the statement of loss and comprehensive loss of $137,825.

20. Related Party Transactions

As of March 31, 2023, and December 31, 2022, there were $0 and $1,613 due to related parties, respectively.

For the three months ended March 31, 2023, and 2022, the Company paid a related party (Bengal Impact Partners, of which Joshua Rosen, who is the Company’s interim Chief Executive Officer and a member of the Company’s Board of Directors, is a managing partner) $1,613 and $20,000, respectively, for corporate advisory services.

21. Subsequent Events

On April 18, 2023, the Schneyer litigation (Note 16) was settled.

On April 28, 2023 the Company closed on a $2.0 million tranche of a new convertible debt facility which enables the Company to access up to $10.0 million in aggregate principal amount of convertible notes (the “Convertible Notes”). The convertible facility has a term of three years, with an interest rate of 12.0 percent, including 6.0 percent cash and 6.0 percent paid-in-kind. The initial tranche’s principal amount of Convertible Notes outstanding, plus all paid-in-kind interest and all other accrued but unpaid interest thereunder, is convertible into Subordinate Voting Shares of the Company at the option of the holders at any time by written notice to the Company, at a conversion price equal to U.S. $0.145. For each future tranche advanced, the principal amount of Convertible Notes outstanding, plus all paid-in-kind interest and all other accrued but unpaid interest thereunder, is convertible into Subordinate Voting Shares of the Company at the option of the holders at any time by written notice to the Company, at a conversion price equal to the lesser of U.S. $0.145 or a 20.0 percent premium over the 30-day volume weighted average price of the Company’s Subordinate Voting Shares calculated on the day prior to the date on which each tranche is advanced, if permitted by the Canadian Securities Exchange. The lenders also have the right to advance any remaining undrawn funds on the convertible loan facility to the Company at any time. Finally, in connection with this financing, the Company issued 6,250,000 Warrants (the “Warrants”) to purchase Subordinate Voting Shares of the Company to the lenders. The Warrants have a term of five years with a strike price equal to U.S. $0.145. The Company does not expect to issue any additional warrants related to this convertible loan facility.

GOODNESS GROWTH HOLDINGS, INC.

15,000,000 Subordinate Voting Shares

Up to 80,670,773 Subordinate Voting Shares Underlying Notes

Up to 6,250,000 Subordinate Voting Shares Underlying Warrants

PROSPECTUS

August 10, 2023